Credit Agreement

Dated as of July 2, 2012,

among

GFA Brands, Inc.,
Glutino USA, Inc.,
UHF Acquisition Corp.,

and

Udi’s Healthy Foods, LLC,

as the Borrowers

Smart Balance, Inc.,

as the Parent and a Guarantor

The other Guarantors from time to time parties hereto,

the Lenders from time to time parties hereto,

and

Bank of Montreal,

as Administrative Agent

BMO Capital Markets, as Joint Lead Arranger and Joint Book Runner

Citigroup Global Markets Inc., as Joint Lead

Arranger, Joint Book Runner and Syndication Agent

-ii-

-iii-

-iv-

Exhibit A	—	Notice of Payment Request
Exhibit B	—	Notice of Borrowing
Exhibit C	—	Notice of Continuation/Conversion
Exhibit D-1	—	Term Note
Exhibit D-2	—	Revolving Note
Exhibit D-3	—	Swing Note
Exhibit E	—	Compliance Certificate
Exhibit F	—	Additional Guarantor Supplement
Exhibit G	—	Assignment and Acceptance
Exhibit H	—	Increase Request
Exhibit I	—	Form of Solvency Certificate
Exhibit J	—	Form of Trademark Collateral Agreement
Exhibit K	—	Form of Patent Collateral Agreement
Schedule 1	—	Commitments
Schedule 5.1	—	Material Contracts
Schedule 6.2	—	Subsidiaries
Schedule 6.12	—	Taxes
Schedule 8.7	—	Existing Indebtedness
Schedule 8.8	—	Existing Liens
Schedule 8.9	—	Existing Investments
Schedule 8.24	—	Intercompany Agreements

-v-

Credit Agreement

This Credit Agreement is entered into as of July 2, 2012, by and among GFA Brands, Inc., a Delaware corporation (“GFA”), Glutino USA, Inc., a Delaware corporation (“Glutino”) and UHF Acquisition Corp., a Delaware corporation (“UHF”), Udi’s Healthy Foods, LLC, a Colorado limited liability company (“Udi” or “Target”), Smart Balance, Inc., a Delaware corporation (the “Parent”), as a Guarantor, the direct and indirect Subsidiaries of the Borrowers from time to time party to this Agreement, as Guarantors, the several financial institutions from time to time party to this Agreement, as Lenders, and Bank of Montreal, a Canadian chartered bank acting through its Chicago branch, as Administrative Agent as provided herein. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in Section 5.1 hereof.

Preliminary Statement

Whereas, pursuant to the Closing Date Acquisition (as hereinafter defined) UHF will acquire all of the issued and outstanding membership interests of Target, in accordance with the terms of the Closing Date Acquisition Documents (as hereinafter defined);

Whereas, in connection with the foregoing, the Borrowers have requested that the Lenders extend credit to the Borrowers in the form of (i) Term Loans to be borrowed on the Closing Date in the aggregate principal amount of up to $240,000,000, and (ii) Revolving Credit Commitments in an aggregate amount of $40,000,000;

Whereas, immediately upon consummation of the Closing Date Acquisition, the Target shall automatically become a “Borrower” for all purposes of this Agreement and each other Loan Document;

Whereas, in connection with the foregoing and as an inducement for the Lenders to extend the credit contemplated hereunder, the Borrowers have agreed to secure all of the Obligations by granting to the Administrative Agent, for the benefit of the Lenders, a first priority lien on the assets of the Borrowers (except as otherwise set forth herein and subject to Liens permitted hereunder); and

Whereas, in connection with the foregoing and as an inducement for the Lenders to extend the credit contemplated hereunder, the Guarantors have agreed to guarantee the Obligations and to secure their respective guarantees by granting to the Administrative Agent, for the benefit of the Lenders, a first priority lien on their respective assets (except as otherwise set forth herein) and subject to Liens permitted hereunder.

Now, Therefore, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.          The Credit Facilities.

Section 1.1.       Term Loan Commitments. (a) Subject to the terms and conditions hereof, each Term Lender, by its acceptance hereof, including, without limitation, satisfaction of conditions precedent in Section 7 hereof, severally agrees to make a loan (individually a “Term Loan” and collectively for all the Term Lenders the “Term Loans”) in U.S. Dollars to the Borrowers, jointly and severally, in the amount of such Term Lender’s Term Loan Commitment. The Term Loans shall be advanced in a single Borrowing on the Closing Date and shall be made ratably by the Term Lenders in proportion to their respective Term Loan Percentages, at which time the Term Loan Commitments shall expire. As provided in Section 1.6(a) hereof, the Borrowers may elect that the Term Loans be outstanding as Base Rate Loans or Eurocurrency Loans. No amount repaid or prepaid on any Term Loan may be borrowed again.

Section 1.2.       Revolving Credit Commitments. Subject to the terms and conditions hereof, including, without limitation, satisfaction of conditions precedent in Section 7 hereof, each Revolving Credit Lender, by its acceptance hereof, severally agrees to make a loan or loans (individually a “Revolving Loan” and collectively for all the Revolving Credit Lenders the “Revolving Loans”) in U.S. Dollars and Alternative Currencies to the Borrowers, jointly and severally, from time to time on a revolving basis in an aggregate outstanding Original Dollar Amount up to the amount of such Revolving Credit Lender’s Revolving Credit Commitment, subject to any reductions or increases thereof pursuant to the terms hereof, before the Revolving Credit Termination Date. The sum of the (i) aggregate Original Dollar Amount of Revolving Loans, (ii) the aggregate Original Dollar Amount of Swing Loans, and (iii) the aggregate U.S. Dollar Equivalent of all L/C Obligations at any time outstanding shall not exceed the Revolving Credit Commitments in effect at such time. Each Borrowing of Revolving Loans shall be made ratably by the Revolving Credit Lenders in proportion to their respective Revolver Percentages. As provided in Section 1.6(a) hereof, the Borrowers may elect that each Borrowing of Revolving Loans denominated in U.S. Dollars be either Base Rate Loans or Eurocurrency Loans. All Loans denominated in an Alternative Currency shall be Eurocurrency Loans. Revolving Loans may be repaid and the principal amount thereof reborrowed before the Revolving Credit Termination Date, subject to the terms and conditions hereof.

Section 1.3.       Letters of Credit. (a) General Terms. Subject to the terms and conditions hereof, as part of the Revolving Credit, the L/C Issuer shall issue standby and commercial letters of credit (each a “Letter of Credit”) for the account of any Borrower or for the account of a Borrower and one or more of its Subsidiaries in U.S. Dollars or an Alternative Currency in the U.S. Dollar Equivalent of an aggregate undrawn face amount up to the L/C Sublimit. Each Letter of Credit shall be issued by the L/C Issuer, but each Revolving Credit Lender shall be obligated to reimburse the L/C Issuer for such Revolving Credit Lender’s Revolver Percentage of the amount of each drawing thereunder and, accordingly, each Letter of Credit shall constitute usage of the Revolving Credit Commitment of each Revolving Credit Lender pro rata in an amount equal to its Revolver Percentage of the L/C Obligations then outstanding.

(b)       Applications. At any time before the Revolving Credit Termination Date, the L/C Issuer shall, at the request of the Borrower Representative, issue one or more Letters of Credit in U.S. Dollars or any Alternative Currency, in a form satisfactory to the L/C Issuer, with expiration dates no later than 12 months from the date of issuance (or which are cancelable not later than 12 months from the date of issuance and each renewal), in an aggregate face amount as set forth above, upon the receipt of an application duly executed by the applicable Borrower and, if such Letter of Credit is for the account of one of its Subsidiaries, such Subsidiary for the relevant Letter of Credit in the form then customarily prescribed by the L/C Issuer for the Letter of Credit requested (each an “Application”). The Borrowers jointly and severally agree that if the expiration date of any Letter of Credit is later than thirty (30) days prior to the Revolving Credit Termination Date, the Borrowers shall, on or prior to the date thirty (30) days prior to the Revolving Credit Termination Date, deliver to the Administrative Agent, without notice or demand, Cash Collateral in an amount equal to 103% of the aggregate amount of any such Letter of Credit. Notwithstanding anything contained in any Application to the contrary: (i) the Borrowers shall pay fees in connection with each Letter of Credit as set forth in Section 2.1 hereof, (ii) except as otherwise provided in Section 1.9 or Section 1.15 hereof, unless an Event of Default exists, the L/C Issuer will not call for the funding by the Borrowers of any amount under a Letter of Credit before being presented with a drawing thereunder, and (iii) if the L/C Issuer is not timely reimbursed for the amount of any drawing under a Letter of Credit on the date such drawing is paid, the Borrowers’ joint and several obligation to reimburse the L/C Issuer for the amount of such drawing shall bear interest (which the Borrowers hereby promise to pay) from and after the date such drawing is paid at a rate per annum (x) if such Letter of Credit is denominated in U.S. Dollars, equal to the sum of the Applicable Margin for Base Rate Loans plus the Base Rate from time to time in effect and (y) if such Letter of Credit is denominated in an Alternative Currency, equal to the sum of the Applicable Margin for Eurocurrency Loans plus the Overnight Rate with respect to such unpaid amount. If the L/C Issuer issues any Letter of Credit with an expiration date that is automatically extended unless the L/C Issuer gives notice that the expiration date will not so extend beyond its then scheduled expiration date, unless the Administrative Agent or the Required Lenders instruct the L/C Issuer otherwise, the L/C Issuer will give such notice of non-renewal before the time necessary to prevent such automatic extension if before such required notice date: (i) the expiration date of such Letter of Credit if so extended would be after the Revolving Credit Termination Date, (ii) the Revolving Credit Commitments have been terminated, or (iii) a Default or an Event of Default exists and either the Administrative Agent or the Required Lenders (with notice to the Administrative Agent) have given the L/C Issuer instructions not to so permit the extension of the expiration date of such Letter of Credit. The L/C Issuer agrees to issue amendments to the Letter(s) of Credit increasing the amount, or extending the expiration date, thereof at the request of the Borrowers subject to the conditions of Section 7 hereof and the other terms of this Section 1.3. Notwithstanding anything contained herein to the contrary, the L/C Issuer shall be under no obligation to issue, extend or amend any Letter of Credit if a default of any Revolving Credit Lender’s obligations to fund under Section 1.3(c) exists or any Revolving Credit Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into arrangements with the Borrowers or such Revolving Credit Lender satisfactory to the L/C Issuer to eliminate the L/C Issuer’s risk with respect to such Revolving Credit Lender.

(c)       The Reimbursement Obligations. Subject to Section 1.3(b) hereof, the joint and several obligations of the Borrowers to reimburse the L/C Issuer for all drawings under a Letter of Credit (a “Reimbursement Obligation”) shall be governed by the Application related to such Letter of Credit, except that reimbursement shall be made in immediately available funds (i) if such Letter of Credit is issued in U.S. Dollars, by no later than 2:00 p.m. (Chicago time) on the date when each drawing is to be paid if the Borrower Representative has been informed of such drawing by the L/C Issuer on or before 11:00 a.m. (Chicago time) on the date when such drawing is to be paid or, if notice of such drawing is given to the Borrower Representative after 11:00 a.m. (Chicago time) on the date when such drawing is to be paid, by no later than 12:00 Noon (Chicago time) on the following Business Day, in immediately available funds at the Administrative Agent’s principal office in Chicago, Illinois, or such other office as the Administrative Agent may designate in writing to the Borrower Representative and (ii) if such Letter of Credit is denominated in an Alternative Currency, to such local office as the Administrative Agent has previously specified, by no later than 2:00 p.m. (local time) on the date when each drawing is to be paid if the Borrowers have been informed of such drawing by the L/C Issuer on or before 11:00 a.m. (local time) (including the day before such drawing is to be paid) on the date when such drawing is to be paid or, if notice of such drawing is given to the Borrower Representative after 11:00 a.m. (local time) on the date when such drawing is to be paid, by no later than 12:00 noon (local time) on the following Business Day (and the Borrowers shall thereafter cause to be distributed to the L/C Issuer such amount(s) in like funds). If the Borrowers do not make any such reimbursement payment on the date due and the Participating Lenders fund their participations therein in the manner set forth in Section 1.3(e) below, then all payments thereafter received by the Administrative Agent in discharge of any of the relevant Reimbursement Obligations shall be distributed in accordance with Section 1.3(e) below.

(d)       Obligations Absolute. The Borrowers’ joint and several obligation to reimburse L/C Obligations as provided in subsection (c) of this Section 1.3 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the relevant Application under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the L/C Issuer under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 1.3, constitute a legal or equitable discharge of, or provide a right of setoff against, any Borrower’s obligations hereunder. None of the Administrative Agent, the Revolving Credit Lenders, or the L/C Issuer shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the L/C Issuer; provided that the foregoing shall not be construed to excuse the L/C Issuer from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable law) suffered by the Borrowers that are caused by the L/C Issuer ’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of the L/C Issuer (as finally determined by a court of competent jurisdiction), the L/C Issuer shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the L/C Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(e)       The Participating Interests. Each Revolving Credit Lender (other than the Revolving Credit Lender acting as L/C Issuer in issuing the relevant Letter of Credit), by its acceptance hereof, severally agrees to purchase from the L/C Issuer, and the L/C Issuer hereby agrees to sell to each such Revolving Credit Lender (a “Participating Lender”), an undivided percentage participating interest (a “Participating Interest”), to the extent of its Revolver Percentage, in each Letter of Credit issued by, and each Reimbursement Obligation owed to, the L/C Issuer. Upon any failure by the Borrowers to pay any Reimbursement Obligation at the time required on the date the related drawing is to be paid, as set forth in Section 1.3(c) above, or if the L/C Issuer is required at any time to return to the Borrowers or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any Reimbursement Obligation, each Participating Lender shall, not later than the Business Day it receives a certificate in the form of Exhibit A hereto from the L/C Issuer (with a copy to the Administrative Agent) to such effect, if such certificate is received before 1:00 p.m. (Chicago time), or not later than 1:00 p.m. (Chicago time) the following Business Day, if such certificate is received after such time, pay to the Administrative Agent for the account of the L/C Issuer an amount equal to such Participating Lender’s Revolver Percentage of such unpaid or recaptured Reimbursement Obligation together with interest on such amount accrued from the date the related payment was made by the L/C Issuer to the date of such payment by such Participating Lender at a rate per annum equal to: (i) from the date the related payment was made by the L/C Issuer to the date two (2) Business Days after payment by such Participating Lender is due hereunder, (x) if such Letter of Credit is denominated in U.S. Dollars, the Federal Funds Rate for such day, and (y) if such Letter of Credit is denominated in an Alternative Currency, at the Overnight Rate with respect to such unpaid amount and (ii) from the date two (2) Business Days after the date such payment is due from such Participating Lender to the date such payment is made by such Participating Lender, (x) if such Letter of Credit is denominated in U.S. Dollars, the Base Rate in effect for each such day and (y) if such Letter of Credit is denominated in an Alternative Currency, the Overnight Rate with respect to such unpaid amount. Each such Participating Lender shall thereafter be entitled to receive its Revolver Percentage of each payment received in respect of the relevant Reimbursement Obligation and of interest paid thereon, with the L/C Issuer retaining its Revolver Percentage thereof as a Revolving Credit Lender hereunder. The several obligations of the Participating Lenders to the L/C Issuer under this Section 1.3 shall be absolute, irrevocable, and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Participating Lender may have or have had against any Borrower, the L/C Issuer, the Administrative Agent, any Revolving Credit Lender or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of any Commitment of any Revolving Credit Lender (other than by way of an assignment by any such Revolving Credit Lender in accordance with the terms hereof), and each payment by a Participating Lender under this Section 1.3 shall be made without any offset, abatement, withholding or reduction whatsoever.

(f)       Indemnification. The Participating Lenders shall, to the extent of their respective Revolver Percentages, indemnify the L/C Issuer (to the extent not reimbursed by the Borrowers) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such L/C Issuer’s gross negligence or willful misconduct) that the L/C Issuer may suffer or incur in connection with any Letter of Credit issued by it. The obligations of the Participating Lenders under this Section 1.3(f) and all other parts of this Section 1.3 shall survive termination of this Agreement and of all Applications, Letters of Credit, and all drafts and other documents presented in connection with drawings thereunder.

(g)       Manner of Requesting a Letter of Credit. The Borrower Representative shall provide at least two (2) Business Days’ advance written notice to the Administrative Agent of each request for the issuance of a Letter of Credit, such notice in each case to be accompanied by an Application for such Letter of Credit properly completed and executed by the applicable Borrower and, in the case of an extension or amendment or an increase in the amount of a Letter of Credit, a written request therefor, in a form reasonably acceptable to the Administrative Agent and the L/C Issuer, in each case, together with the fees called for by this Agreement. The Administrative Agent shall promptly notify the L/C Issuer of the Administrative Agent’s receipt of each such notice (and the L/C Issuer shall be entitled to assume that the conditions precedent to any such issuance, extension, amendment or increase have been satisfied unless notified to the contrary by the Administrative Agent or the Required Lenders) and the L/C Issuer shall promptly notify the Administrative Agent and the Revolving Credit Lenders of the issuance of the Letter of Credit so requested.

(h)       Replacement of the L/C Issuer. The L/C Issuer may be replaced at any time by written agreement among the Borrowers, the Administrative Agent, the replaced L/C Issuer and the successor L/C Issuer. The Administrative Agent shall notify the Revolving Credit Lenders of any such replacement of the L/C Issuer. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced L/C Issuer. From and after the effective date of any such replacement (i) the successor L/C Issuer shall have all the rights and obligations of the L/C Issuer under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “L/C Issuer ” shall be deemed to refer to such successor or to any previous L/C Issuer, or to such successor and all previous L/C Issuer s, as the context shall require. After the replacement of a L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

Section 1.4.          Applicable Interest Rates. (a) Base Rate Loans. Each Base Rate Loan made or maintained by a Lender shall bear interest (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, or created by conversion from a Eurocurrency Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin for Base Rate Loans plus the Base Rate from time to time in effect, payable by the Borrowers on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

“Base Rate” means, for any day, the rate per annum equal to the greatest of: (a) the rate of interest announced or otherwise established by the Administrative Agent from time to time as its prime commercial rate, or its equivalent, for U.S. Dollar loans to borrowers located in the United States as in effect on such day, with any change in the Base Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (it being acknowledged and agreed that such rate may not be the Administrative Agent’s best or lowest rate), (b) the sum of (i) the rate determined by the Administrative Agent to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Administrative Agent at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Administrative Agent for sale to the Administrative Agent at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount for which such rate is being determined, plus (ii) 1/2 of 1%, and (c) the LIBOR Quoted Rate for such day plus 1.00%; provided, however, that solely with respect to a Term Loan, the Base Rate shall equal the greater of (x) the rate determined pursuant to this sentence without giving effect to this proviso and (y) 2.25%. As used herein, the term “LIBOR Quoted Rate” means, for any day, the rate per annum equal to the quotient of (x) the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a one-month interest period which appears on the LIBOR01 Page as of 11:00 a.m. (London, England time) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) divided by (y) one (1) minus the Eurocurrency Reserve Percentage.

(b)          Eurocurrency Loans. Each Eurocurrency Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or continued, or created by conversion from a Base Rate Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin for Eurocurrency Loans plus the Adjusted LIBOR applicable for such Interest Period, payable by the Borrowers on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

“Adjusted LIBOR” means, for any Borrowing of Eurocurrency Loans, a rate per annum determined in accordance with the following formula:

Adjusted LIBOR	=	LIBOR
1 - Eurocurrency Reserve Percentage

“Eurocurrency Reserve Percentage” means the maximum reserve percentage, expressed as a decimal, at which reserves (including, without limitation, any emergency, marginal, special, and supplemental reserves) are imposed by the Board of Governors of the Federal Reserve System (or any successor) on “eurocurrency liabilities”, as defined in such Board’s Regulation D (or any successor thereto), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the relevant Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D. The Eurocurrency Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any such reserve percentage.

“LIBOR” means, for an Interest Period for a Borrowing of Eurocurrency Loans (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits in U.S. Dollars, or the relevant Alternative Currency in immediately available funds are offered to the Administrative Agent at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by three (3) or more major banks in the interbank eurocurrency market selected by the Administrative Agent for delivery on the first day of and for a period equal to such Interest Period and in an amount equal or comparable to the principal amount of the Eurocurrency Loan scheduled to be made as part of such Borrowing; provided, however, that solely with respect to a Term Loan, LIBOR shall equal the greater of (x) the rate determined pursuant to this sentence without giving effect to this proviso and (y) 1.25%.

“LIBOR Index Rate” means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars or the relevant Alternative Currency for a period equal to such Interest Period, which appears on the relevant LIBOR Page as of 11:00 a.m. (London, England time) on the day two (2) Business Days before the commencement of such Interest Period.

“LIBOR Page” means the display page on the Reuters Service for the purpose of displaying British Bankers’ Association Interest Settlement Rates for deposits in the relevant currency (or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for deposits in the relevant currency).

(c)          Rate Determinations. The Administrative Agent shall determine each interest rate applicable to the Loans and the Reimbursement Obligations hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error. The Original Dollar Amount of each Eurocurrency Loan denominated in an Alternative Currency shall be determined or redetermined, as applicable, effective as of the first day of each Interest Period applicable to such Loan.

Section 1.5.          Minimum Borrowing Amounts; Maximum Eurocurrency Loans. Each Borrowing of Base Rate Loans advanced under a Credit shall be in an amount not less than $1,000,000. Each Borrowing of Eurocurrency Loans shall be in an amount not less than an Original Dollar Amount of $1,000,000 or such greater amount in units of the relevant currency as would equal an Original Dollar Amount most closely approximating $100,000 or an integral multiple thereof. Without the Administrative Agent’s consent, there shall not be more than ten (10) Borrowings of Eurocurrency Loans outstanding hereunder.

Section 1.6.          Manner of Borrowing Loans and Designating Applicable Interest Rates. (a) Notice to the Administrative Agent. The Borrower Representative shall give notice to the Administrative Agent by no later than 11:00 a.m. (Chicago time), which notice may be by telephone (as more particularly described below): (i) at least four (4) Business Days before the date on which the Borrower Representative requests the Lenders to advance a Borrowing of Eurocurrency Loans denominated in an Alternative Currency, (ii) at least three (3) Business Days before the date on which the Borrower Representative requests the Lenders to advance a Borrowing of Eurocurrency Loans denominated in U.S. Dollars, and (iii) on the date the Borrower Representative requests the Lenders to advance a Borrowing of Base Rate Loans. The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice of a new Borrowing. Thereafter, subject to the terms and conditions hereof, the Borrower Representative may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to the minimum amount requirement for each outstanding Borrowing set forth in Section 1.5 hereof, a portion thereof, as follows: (i) if such Borrowing is of Eurocurrency Loans, on the last day of the Interest Period applicable thereto, the Borrower Representative may continue part or all of such Borrowing as Eurocurrency Loans or, if such Eurocurrency Loan is denominated in U.S. Dollars convert part or all of such Borrowing into Base Rate Loans or (ii) if such Borrowing is of Base Rate Loans, on any Business Day, the Borrower Representative may convert all or part of such Borrowing into Eurocurrency Loans denominated in U.S. Dollars for an Interest Period or Interest Periods specified by the Borrower Representative. The Borrower Representative shall give all such notices requesting the advance, continuation or conversion of a Borrowing to the Administrative Agent by telephone, telecopy or other telecommunication device acceptable to the Administrative Agent (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing), substantially in the form attached hereto as Exhibit B (Notice of Borrowing) or Exhibit C (Notice of Continuation/Conversion), as applicable, or in such other form reasonably acceptable to the Administrative Agent. Notice of the continuation of a Borrowing of Eurocurrency Loans denominated in U.S. Dollars for an additional Interest Period or of the conversion of part or all of a Borrowing of Base Rate Loans into Eurocurrency Loans must be given by no later than 10:00 a.m. (Chicago time) at least three (3) Business Days before the date of the requested continuation or conversion. Notices of the continuation of a Borrowing of Eurocurrency Loans denominated in an Alternative Currency must be given no later than 12:00 noon (Chicago time) at least four (4) Business Days before the requested continuation. All such notices concerning the advance, continuation or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurocurrency Loans, the currency and the Interest Period applicable thereto. Upon notice to the Borrower Representative by the Administrative Agent or the Required Lenders (or, in the case of an Event of Default under Section 9.1(j) or 9.1(k) hereof with respect to any Borrower, without notice), no Borrowing of Eurocurrency Loans shall be advanced, continued, or created by conversion if any Event of Default then exists. The Borrowers agree that the Administrative Agent may rely on any such telephonic, telecopy or other telecommunication notice given by any person the Administrative Agent in good faith believes is an Authorized Representative without the necessity of independent investigation, and in the event any such notice by telephone conflicts with any written confirmation such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon.

(b)          Notice to the Lenders. The Administrative Agent shall give prompt telephonic, telecopy or other telecommunication notice to each Lender of any notice from the Borrower Representative received pursuant to Section 1.6(a) above and, if such notice requests the Lenders to make Eurocurrency Loans, the Administrative Agent shall give notice to the Borrower Representative and each Lender by like means of the interest rate applicable thereto promptly after the Administrative Agent has made such determination and, if such Borrowing is denominated in an Alternative Currency, shall give notice by such means to the Borrower Representative and each Lender of the Original Dollar Amount thereof.

(c)          Borrowers’ Failure to Notify; Automatic Continuations and Conversions. If the Borrower Representative fails to give notice pursuant to Section 1.6(a) above of the continuation or conversion of any outstanding principal amount of a Borrowing of Eurocurrency Loans denominated in U.S. Dollars before the last day of its then current Interest Period within the period required by Section 1.6(a), and such Borrowing is not prepaid in accordance with Section 1.9(a), such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans. If the Borrower Representative fails to give notice pursuant to Section 1.6(a) above of the continuation of any outstanding principal amount of a Borrowing of Eurocurrency Loans denominated in an Alternative Currency before the last day of its then current Interest Period within the period required by Section 1.6(a) and has not notified the Administrative Agent within the period required by Section 1.9(a) that it intends to prepay such Borrowing, such Borrowing shall automatically be continued as a Borrowing of Eurocurrency Loans in the same Alternative Currency with an Interest Period of one month. In the event the Borrower Representative fails to give notice pursuant to Section 1.6(a) above of a Borrowing denominated in U.S. Dollars equal to the U.S. Dollar Equivalent of the amount of any Reimbursement Obligation and has not notified the Administrative Agent by 12:00 noon (Chicago time) on the day such Reimbursement Obligation becomes due that it intends to repay such Reimbursement Obligation through funds not borrowed under this Agreement, the Borrower Representative shall be deemed to have requested a Borrowing of Base Rate Loans under the Revolving Credit (or, at the option of the Swing Line Lender, under the Swing Line) on such day in the amount of the Reimbursement Obligation then due, which Borrowing shall be applied to pay the Reimbursement Obligation then due.

(d)          Disbursement of Loans. Not later than 1:00 p.m. (Chicago time) on the date of any requested advance of a new Borrowing, subject to Section 7 hereof, each Lender shall make available its Loan comprising part of such Borrowing in funds immediately available at the principal office of the Administrative Agent in Chicago, Illinois (or at such other location as the Administrative Agent shall designate), except that if such Borrowing is denominated in an Alternative Currency each Lender shall, subject to Section 7 hereof, make available its Loan comprising part of such Borrowing at such office as the Administrative Agent has previously specified in a notice to each Lender, in such funds as are then customary for the settlement of international transactions in such currency and no later than such local time as is necessary for such funds to be received and transferred to the Borrowers for same day value on the date of the Borrowing. The Administrative Agent shall make the proceeds of each new Borrowing denominated in U.S. Dollars available to the Borrowers at the Administrative Agent’s principal office in Chicago, Illinois (or at such other location as the Administrative Agent shall designate), by depositing or wire transferring such proceeds to the credit of the Borrowers’ Designated Disbursement Account or as the Borrowers and the Administrative Agent may otherwise agree, and the Administrative Agent shall make the proceeds of each new Borrowing denominated in an Alternative Currency available at such office as the Administrative Agent has previously agreed to with the Borrowers, in each case in the type of funds received by the Administrative Agent from the Lenders.

(e)          Administrative Agent Reliance on Lender Funding. Unless the Administrative Agent shall have been notified by a Lender prior to (or, in the case of a Borrowing of Base Rate Loans, by 1:00 p.m. (Chicago time) on) the date on which such Lender is scheduled to make payment to the Administrative Agent of the proceeds of a Loan (which notice shall be effective upon receipt) that such Lender does not intend to make such payment, the Administrative Agent may assume that such Lender has made such payment when due and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrowers the proceeds of the Loan to be made by such Lender and, if any Lender has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, pay to the Administrative Agent the amount made available to the Borrowers attributable to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Borrowers and ending on (but excluding) the date such Lender pays such amount to the Administrative Agent at a rate per annum equal to: (i) from the date the related advance was made by the Administrative Agent to the date two (2) Business Days after payment by such Lender is due hereunder, at a rate per annum equal to the Federal Funds Rate for each such day or, in the case of a Loan denominated in an Alternative Currency, the cost to the Administrative Agent of funding the amount it advanced to fund such Lender’s Loan for each such day, as determined by the Administrative Agent and (ii) from the date two (2) Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day or in the case of a Loan denominated in an Alternative Currency, the Overnight Rate with respect to such unpaid amount. If such amount is not received from such Lender by the Administrative Agent immediately upon demand, the Borrowers will, on demand, repay to the Administrative Agent the proceeds of the Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, but without such payment being considered a payment or prepayment of a Loan under Section 1.12 hereof so that the Borrowers will have no liability under such Section with respect to such payment.

Section 1.7.          Swing Loans. (a) Generally. Subject to the terms and conditions hereof, as part of the Revolving Credit, the Swing Line Lender may, in its discretion, make loans in U.S. Dollars to the Borrowers, jointly and severally, under the Swing Line (individually a “Swing Loan” and collectively the “Swing Loans”) which shall not in the aggregate at any time outstanding exceed the Swing Line Sublimit. Swing Loans may be availed of from time to time and borrowings thereunder may be repaid and used again during the period ending on the Revolving Credit Termination Date. Each Swing Loan shall be in a minimum amount of $100,000 or such greater amount which is an integral multiple of $100,000.

(b)          Interest on Swing Loans. Each Swing Loan shall bear interest until maturity (whether by acceleration or otherwise) at a rate per annum equal to, at the Borrowers’ option, either (i) the sum of the Base Rate plus the Applicable Margin for Base Rate Loans under the Revolving Credit as from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days elapsed) or (ii) the Swing Line Lender’s Quoted Rate (computed on the basis of a year of 360 days for the actual number of days elapsed). Interest on each Swing Loan shall be due and payable by the Borrowers on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

(c)          Requests for Swing Loans. The Borrower Representative shall give the Administrative Agent prior notice (which may be written or oral) no later than 1:00 p.m. (Chicago time) on the date upon which the Borrower Representative requests that any Swing Loan be made, of the amount and date of such Swing Loan, and, if applicable, the Interest Period requested therefor. The Administrative Agent shall promptly advise the Swing Line Lender of any such notice received from the Borrower Representative. After receiving such notice, the Swing Line Lender shall in its discretion quote an interest rate to the Borrower Representative at which the Swing Line Lender would be willing to make such Swing Loan available to the Borrowers for the Interest Period so requested (the rate so quoted for a given Interest Period being herein referred to as “Swing Line Lender’s Quoted Rate”). The Borrowers acknowledge and agree that the interest rate quote is given for immediate and irrevocable acceptance or rejection by the Borrower Representative in its sole discretion. If the Borrower Representative does not so immediately accept the Swing Line Lender’s Quoted Rate for the full amount requested by the Borrower Representative for such Swing Loan, the Swing Line Lender’s Quoted Rate shall be deemed immediately withdrawn and such Swing Loan shall bear interest at the rate per annum determined by adding the Applicable Margin for Base Rate Loans under the Revolving Credit to the Base Rate as from time to time in effect. Subject to the terms and conditions hereof, the proceeds of each Swing Loan extended to the Borrowers shall be deposited or otherwise wire transferred to the Borrowers’ Designated Disbursement Account or as the Borrower Representative, the Administrative Agent, and the Swing Line Lender may otherwise agree. Anything contained in the foregoing to the contrary notwithstanding, the undertaking of the Swing Line Lender to make Swing Loans shall be subject to all of the terms and conditions of this Agreement (provided that the Swing Line Lender shall be entitled to assume that the conditions precedent to an advance of any Swing Loan have been satisfied unless notified to the contrary by the Administrative Agent or the Required Lenders).

(d)          Refunding Loans. In its sole and absolute discretion, the Swing Line Lender may at any time, on behalf of the Borrowers (each of which hereby irrevocably authorizes the Swing Line Lender to act on its behalf for such purpose) and with notice to the Borrower Representative and the Administrative Agent, request each Revolving Credit Lender to make a Revolving Loan in the form of a Base Rate Loan in an amount equal to such Lender’s Revolver Percentage of the amount of the Swing Loans outstanding on the date such notice is given. Unless an Event of Default described in Section 9.1(j) or 9.1(k) exists with respect to a Borrower, regardless of the existence of any other Event of Default, each Revolving Credit Lender shall make the proceeds of its requested Revolving Loan available to the Administrative Agent for the account of the Swing Line Lender), in immediately available funds, at the Administrative Agent’s office in Chicago, Illinois (or such other location designated by the Administrative Agent), before 12:00 Noon (Chicago time) on the Business Day following the day such notice is given. The Administrative Agent shall promptly remit the proceeds of such Borrowing to the Swing Line Lender to repay the outstanding Swing Loans.

(e)          Participations. If any Revolving Credit Lender refuses or otherwise fails to make a Revolving Loan when requested by the Swing Line Lender pursuant to Section 1.7(d) above (because an Event of Default described in Section 9.1(j) or 9.1(k) exists with respect to a Borrower or otherwise), such Revolving Credit Lender will, by the time and in the manner such Revolving Loan was to have been funded to the Swing Line Lender, purchase from the Swing Line Lender an undivided participating interest in the outstanding Swing Loans in an amount equal to its Revolver Percentage of the aggregate principal amount of Swing Loans that were to have been repaid with such Revolving Loans. Each Revolving Credit Lender that so purchases a participation in a Swing Loan shall thereafter be entitled to receive its Revolver Percentage of each payment of principal received on the Swing Loan and of interest received thereon accruing from the date such Revolving Credit Lender funded to the Swing Line Lender its participation in such Loan. The several obligations of the Revolving Credit Lenders under this Section 1.7 shall be absolute, irrevocable, and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Revolving Credit Lender may have or have had against any Borrower, any other Revolving Credit Lender, or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of the Commitments of any Revolving Credit Lender (other than by way of an assignment by any such Revolving Credit Lender in accordance with the terms hereof), and each payment made by a Revolving Credit Lender under this Section 1.7 shall be made without any offset, abatement, withholding, or reduction whatsoever.

Section 1.8.          Maturity of Loans. (a) Scheduled Payments of Term Loans. The Borrowers shall make principal payments on the Term Loans in installments on the last day of each March, June, September, and December in each year, commencing with the calendar quarter ending September 30, 2012, with the amount of each such principal installment to equal the amount set forth in Column B below shown opposite of the relevant due date as set forth in Column A below:

Column A Payment Date	Column B Scheduled Principal Payment on Term Loans

09/30/12	$600,000
12/31/12	$600,000
03/31/13	$600,000

Column A Payment Date	Column B Scheduled Principal Payment on Term Loans

06/30/13	$600,000
09/30/13	$600,000
12/31/13	$600,000
03/31/14	$600,000
06/30/14	$600,000
09/30/14	$600,000
12/31/14	$600,000
03/31/15	$600,000
06/30/15	$600,000
09/30/15	$600,000
12/31/15	$600,000
03/31/16	$600,000
06/30/16	$600,000
09/30/16	$600,000
12/31/16	$600,000
03/31/17	$600,000
06/30/17	$600,000
09/30/17	$600,000
12/31/17	$600,000
03/31/18	$600,000
06/30/18	$600,000

; provided that a final payment comprised of all principal and interest not sooner paid on the Term Loans shall be due and payable on the Term Loan Maturity Date. Each such principal payment shall be applied to the Term Lenders pro rata based upon their Term Loan Percentages.

(b)          Revolving Loans. Each Revolving Loan, both for principal and interest not sooner paid, shall mature and be due and payable by the Borrowers on the Revolving Credit Termination Date.

(c)          Swing Loans. Each Swing Loan, both for principal and interest not sooner paid, shall mature and be due and payable by the Borrowers on the Revolving Credit Termination Date.

Section 1.9.          Prepayments. (a) Optional. The Borrowers may prepay in whole or in part (but, if in part, then: (i) if such Borrowing is of Base Rate Loans, in an amount not less than $500,000, (ii) if such Borrowing is of Eurocurrency Loans denominated in U.S. Dollars, in an amount not less than $1,000,000, (iii) if such Borrowing is of Eurocurrency Loans denominated in an Alternative Currency, an amount for which the U.S. Dollar Equivalent is not less than $1,000,000) and (iv) in each case, in an amount such that the minimum amount required for a Borrowing pursuant to Sections 1.5 and 1.7 hereof remains outstanding) any Borrowing of (x) Eurocurrency Loans at any time upon three (3) Business Days prior written notice by the Borrower Representative to the Administrative Agent (y) Eurocurrency Loans denominated in an Alternative Currency at any time upon four (4) Business Days prior written notice by the Borrower Representative to the Administrative Agent, or (z) Base Rate Loans, notice delivered by the Borrower Representative to the Administrative Agent no later than 10:00 a.m. (Chicago time) on the date of prepayment (or, in any case, such shorter period of time then agreed to by the Administrative Agent), such prepayment to be made by the payment of the principal amount to be prepaid and, in the case of any Term Loans or Eurocurrency Loans or Swing Loans, accrued interest thereon to the date fixed for prepayment plus any amounts due the Lenders under Section 1.12 hereof.

(b)          Mandatory. (i) If any Borrower or any Guarantor shall at any time or from time to time make or agree to make a Disposition or shall suffer an Event of Loss with respect to any Property, then the Borrower Representative shall promptly notify the Administrative Agent of such proposed Disposition or Event of Loss (including the amount of the estimated Net Cash Proceeds to be received by such Borrower or such Guarantor in respect thereof) and, promptly upon receipt by such Borrower or such Guarantor of the Net Cash Proceeds of such Disposition or Event of Loss, the Borrowers shall prepay the Obligations in an aggregate amount equal to 100% of the amount of all such Net Cash Proceeds; provided that (x) this subsection shall not require any such prepayment with respect to Net Cash Proceeds received on account of Dispositions or Events of Loss during any fiscal year of the Parent not exceeding $500,000 (the “Threshold Amount”) in the aggregate so long as no Default or Event of Default then exists, and (y) in the case of any Disposition or Event of Loss not covered by clause (x) above, so long as no Default or Event of Default then exists, if the Borrower Representative states in its notice of such event that the relevant Borrower or the relevant Guarantor intends to reinvest, within 180 days of the applicable Disposition or Event of Loss, the Net Cash Proceeds thereof in Property similar to the Property which were subject to such Disposition or other assets useful in such Borrower’s or such Guarantor’s business, then the Borrowers shall not be required to make a mandatory prepayment under this subsection in respect of such Net Cash Proceeds to the extent such Net Cash Proceeds are actually reinvested in such similar Property or such other Property useful in such Borrower’s or such Guarantor’s business within such 180-day period. Promptly after the end of such 180-day period, the Borrower Representative shall notify the Administrative Agent whether such Borrower or such Guarantor has reinvested such Net Cash Proceeds in such similar or other useful Property, and, to the extent such Net Cash Proceeds have not been so reinvested, the Borrowers shall promptly prepay the Obligations in the amount of such Net Cash Proceeds not so reinvested, provided, that if at the end of such 180-day period such Net Cash Proceeds are contractually committed to be reinvested, the Borrowers shall prepay any such Net Cash Proceeds in excess of the Threshold Amount upon the earlier of (i) termination of such commitment and (ii) if such amount is not so expended, the first day following the date such amount was contractually committed to be expended, but in any event not later than the date 360 days following the applicable Disposition. The amount of each such prepayment shall be applied, first to the outstanding Term Loans in the manner set forth in Section 1.9(c) hereof until paid in full and then to the Revolving Credit (but, for the avoidance of doubt, without any permanent reduction in the Revolving Credit Commitment). If the Administrative Agent or the Required Lenders so request, all proceeds of such Disposition or Event of Loss shall be deposited with the Administrative Agent (or its agent) and held by it in the Collateral Account. So long as no Default or Event of Default exists, the Administrative Agent is authorized to disburse amounts representing such proceeds from the Collateral Account to or at the Borrower Representative’s direction for application to or reimbursement for the costs of replacing, rebuilding or restoring such Property or in any permitted reinvestment.

(ii)         If after the Closing Date any Borrower or any Guarantor shall issue any Indebtedness, other than Indebtedness permitted by Section 8.7 hereof, the Borrower Representative shall promptly notify the Administrative Agent of the estimated Net Cash Proceeds of such issuance to be received by or for the account of such Borrower or such Guarantor in respect thereof. Promptly upon receipt by such Borrower or such Guarantor of Net Cash Proceeds of such issuance, the Borrowers shall prepay the Obligations in an aggregate amount equal to 100% of the amount of such Net Cash Proceeds. The amount of each such prepayment shall be applied first to the outstanding Term Loans in the manner set forth in Section 1.9(c) hereof until paid in full and then to the Revolving Credit. The Borrowers acknowledge that their performance hereunder shall not limit the rights and remedies of the Lenders for any breach of Section 8.7 hereof or any other terms of the Loan Documents.

(iii)        Within 100 days after the end of each fiscal year of the Parent (commencing with fiscal year ending December 31, 2013), the Borrowers shall prepay the Obligations by an amount equal to (x) the Excess Cash Flow Prepayment Percentage of Excess Cash Flow of the Parent, the Borrowers and their respective Subsidiaries for the most recently completed fiscal year of the Parent minus (y) (i) the aggregate principal amount of Term Loans voluntarily prepaid by the Borrowers pursuant to Section 1.9(a) during such fiscal year, and (ii) the aggregate principal amount of Revolving Loans voluntarily prepaid by the Borrowers (to the extent accompanied by an equivalent permanent reduction of the Revolving Credit Commitment pursuant to Section 1.13(a) hereof) during such fiscal year, in each case, excluding the aggregate principal amount of any such voluntary prepayments made with the proceeds of incurrences of Indebtedness. The amount of each such prepayment shall be applied first to the outstanding Term Loans in the manner set forth in Section 1.9(c) hereof until paid in full and then to the Revolving Credit (but, for the avoidance of doubt, without any permanent reduction in the Revolving Credit Commitment).

(iv)        The Borrowers shall, on each date the Revolving Credit Commitments are reduced pursuant to Section 1.13 hereof or otherwise, prepay the Revolving Loans, Swing Loans, and, if necessary, prefund the L/C Obligations by the amount, if any, necessary to reduce the sum of the aggregate principal amount of Revolving Loans, Swing Loans, and L/C Obligations then outstanding to the amount to which the Revolving Credit Commitments have been so reduced.

(v)         If at any time the sum of the (i) aggregate Original Dollar Amount of Revolving Loans, (ii) the aggregate Original Dollar Amount of Swing Loans and (iii) the aggregate U.S. Dollar Equivalent of all L/C Obligations then outstanding shall be in excess of the Revolving Credit Commitments in effect at such time, the Borrowers shall promptly (but in any event within one (1) Business Day) upon notice or demand pay over the amount of the excess to the Administrative Agent for the account of the Revolving Credit Lenders as a mandatory prepayment of the Obligations, with each such prepayment first to be applied to the Revolving Loans and Swing Loans until paid in full with any remaining balance to be held by the Administrative Agent in the Collateral Account as security for the Obligations owing with respect to the Letters of Credit.

(vi)        Unless the Borrower Representative otherwise directs, prepayments made under this Section 1.9(b) in U.S. Dollars shall be applied first to Borrowings of Base Rate Loans until payment in full thereof with any balance applied to Borrowings of Eurocurrency Loans denominated in U.S. Dollars in the order in which their Interest Periods expire and prepayments made in Alternative Currencies under this Section 1.9(b) shall be applied to Borrowings in such Alternative Currency in the order in which their Interest Periods expire. Each prepayment of Loans under this Section 1.9(b) shall be made by the payment of the principal amount to be prepaid and, in the case of any Term Loans or Eurocurrency Loans or Swing Loans, accrued interest thereon to the date of prepayment together with any amounts due the Lenders under Section 1.12 hereof. Each prefunding of L/C Obligations shall be made in accordance with Section  9.4 hereof.

(c)          Prepayments Generally; Application of Prepayments. Any amount of Revolving Loans and Swing Loans paid or prepaid before the Revolving Credit Termination Date may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again. No amount of the Term Loans paid or prepaid may be reborrowed, and, in the case of any partial prepayment, (i) any mandatory prepayment shall be applied first, to the next six (6) scheduled payments on the Term Loan in direct order, second, to the remaining scheduled payments on the Term Loan, including on the final maturity thereof, on a ratable basis among all such remaining amortization payments based on the principal amounts thereof, and third, to the Revolving Loans (without a corresponding permanent reduction of the Revolving Credit Commitment); and (ii) any voluntary prepayment shall be applied in the manner determined by the Borrower Representative in its sole discretion.

(d)          Prepayment Premium. Notwithstanding the foregoing, if the Borrowers prepay any principal amount of the Term Loans in connection with a Repricing Transaction, the Borrowers shall pay a prepayment premium equal to the applicable percentage of the amount prepaid set forth below:

If Prepayment Occurs During the Period		Prepayment Premium Shall Be the Following Percentage of the Amount Prepaid
From and Including	To But Excluding

Closing Date	July 2, 2013	1.0%

Section 1.10.         Default Rate. Notwithstanding anything to the contrary contained herein, while any Event of Default exists or after acceleration of the Obligations pursuant to Sections 9.2 or 9.3, the Borrowers shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans and Reimbursement Obligations, and fees at a rate per annum equal to:

(a)          for any Base Rate Loan or any Swing Loan bearing interest based on the Base Rate, the sum of 2.0% plus the Applicable Margin for Base Rate Loans plus the Base Rate from time to time in effect;

(b)          for any Eurocurrency Loan denominated in U.S. Dollars or any Swing Loan bearing interest at the Swing Line Lender’s Quoted Rate, the sum of 2.0% plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of 2.0% plus the Applicable Margin for Base Rate Loans plus the Base Rate from time to time in effect;

(c)          for any Eurocurrency Loan denominated in an Alternative Currency, the sum of 2.0% plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of (i) the Applicable Margin for Eurocurrency Loans plus (ii) two percent (2%) plus (iii) the Overnight Rate with respect to such unpaid amount; and

(d)          for any Reimbursement Obligation, the sum of 2.0% plus the amounts due under Section 1.3 with respect to such Reimbursement Obligation;

(e)          for any fees due owing and hereunder not covered by clauses (a) through (d) above, the sum of 2% plus the Applicable Margin plus the Base Rate from time to time in effect;

provided, however, that in the absence of acceleration of the Obligations pursuant to Section 9.2 or 9.3, any adjustments pursuant to this Section 1.10 shall be made at the election of the Administrative Agent, acting at the request or with the consent of the Required Lenders, with written notice to the Borrower Representative. While any Event of Default exists or after acceleration, interest shall be paid on demand of the Administrative Agent at the request or with the consent of the Required Lenders. For the avoidance of doubt, to the extent and for so long as the Borrowers are required to pay interest on the principal amount of all Loans and Reimbursement Obligations pursuant to this Section 1.10, no interest shall be due and payable pursuant to Section 1.4.

Section 1.11.         Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)          The Administrative Agent shall also maintain accounts in which it will record (i) the amount and currency of each Loan made hereunder, the type thereof and the Interest Period with respect thereto, (ii) the amount and currency of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount and currency of any sum received by the Administrative Agent hereunder from the Borrowers and each Lender’s share thereof.

(c)          The entries set forth in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded absent manifest error and in the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the joint and several obligations of the Borrowers to repay the Obligations in accordance with their terms.

(d)          Any Lender may request that its Loans be evidenced by a promissory note or notes in the forms of Exhibit D-1 (in the case of its Term Loan, if any, and referred to herein as a “Term Note”), D-2 (in the case of its Revolving Loans, if any, and referred to herein as a “Revolving Note”), or D-3 (in the case of its Swing Loans, if any, and referred to herein as a “Swing Note”), as applicable (the Term Notes, Revolving Notes, and Swing Note being hereinafter referred to collectively as the “Notes” and individually as a “Note”). In such event, the Borrowers shall prepare, execute and deliver to such Lender a Note payable to such Lender or its registered assigns in the amount of the relevant Term Loan, Revolving Credit Commitment, or Swing Line Sublimit, as applicable. Thereafter, the Loans evidenced by such Note or Notes and interest thereon shall at all times (including after any assignment pursuant to Section 13.13) be represented by one or more Notes payable to the payee named therein or any assignee pursuant to Section 13.13, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in subsections (a) and (b) above.

Section 1.12.         Funding Indemnity. If any Lender shall incur any loss, cost or expense (excluding any loss of anticipated profits, but including, without limitation, any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any Eurocurrency Loan or Swing Quoted Rate Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender) as a result of:

(a)          any payment, prepayment or conversion of a Eurocurrency Loan or Swing Quoted Rate Loan on a date other than the last day of its Interest Period,

(b)          any failure (because of a failure to meet the conditions of Section 7 or otherwise) by the Borrowers to borrow or continue a Eurocurrency Loan or Swing Quoted Rate Loan or, or to convert a Base Rate Loan into a Eurocurrency Loan or Swing Quoted Rate Loan on the date specified in a notice given pursuant to Section 1.6(a) hereof,

(c)          any failure by the Borrowers to make any payment of principal on any Eurocurrency Loan or Swing Quoted Rate Loan when due (whether by acceleration or otherwise), or

(d)          any acceleration of the maturity of a Eurocurrency Loan or Swing Quoted Rate Loan as a result of the occurrence of any Event of Default hereunder,

then, promptly upon the demand of such Lender, the Borrowers shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense. If any Lender makes such a claim for compensation, it shall provide to the Borrower Representative, with a copy to the Administrative Agent, a certificate setting forth the amount of such loss, cost or expense in reasonable detail and the amounts shown on such certificate shall be conclusive absent manifest error.

Section 1.13.         Commitment Terminations. (a) Optional Revolving Credit Terminations. The Borrowers shall have the right at any time and from time to time, upon five (5) Business Days prior written notice to the Administrative Agent (or such shorter period of time agreed to by the Administrative Agent), to terminate the Revolving Credit Commitments without premium or penalty and in whole or in part, any partial termination to be (i) in an amount not less than $1,000,000 or such greater amount which is an integral multiple of $500,000, and (ii) allocated ratably among the Revolving Credit Lenders in proportion to their respective Revolver Percentages, provided that the Revolving Credit Commitments may not be reduced to an amount less than the sum of the Original Dollar Amount of Revolving Loans and Swing Loans, and the U.S. Dollar Equivalent of all L/C Obligations then outstanding. Any termination of the Revolving Credit Commitments below the L/C Sublimit or Swing Line Sublimit then in effect shall reduce the L/C Sublimit and Swing Line Sublimit, as applicable, by a like amount. The Administrative Agent shall give prompt notice to each Revolving Credit Lender of any such termination of the Revolving Credit Commitments.

(b)          Any termination of the Commitments pursuant to this Section 1.13 may not be reinstated.

Section 1.14.         Substitution of Lenders. In the event (a) the Borrower Representative receives a claim from any Lender for compensation under Section 10.3 or 13.1 hereof, (b) the Borrower Representative receives notice from any Lender of any illegality pursuant to Section 10.1 hereof, (c) any Lender (x) is then a Defaulting Lender or (y) is a Subsidiary of a Person who has been deemed insolvent or becomes the subject of a public bankruptcy or insolvency proceeding or a receiver or conservator has been publicly appointed for any such Person or (z) has made a public statement to the effect that it does not intend to comply with its funding obligations or has defaulted in its funding obligations generally under other syndicated credit facilities and such defaults are continuing, or (d) a Lender fails to consent to an amendment or waiver requested under Section 13.14 hereof at a time when the Required Lenders have approved such amendment or waiver (any such Lender referred to in clause (a), (b), (c), or (d) above being hereinafter referred to as an “Affected Lender”), the Borrowers may, in addition to any other rights the Borrowers may have hereunder or under applicable law, require, at their sole expense, any such Affected Lender to assign, at par, without recourse, all of its interest, rights, and obligations hereunder (including all of its Commitments and the Loans and participation interests in Letters of Credit and other amounts at any time owing to it hereunder and the other Loan Documents) to an Eligible Assignee specified by the Borrower Representative, provided that (i) such assignment shall not conflict with or violate any law, rule or regulation or order of any court or other governmental authority, (ii) the Borrowers shall have paid to the Affected Lender all monies (together with amounts due such Affected Lender under Section 1.12 hereof as if the Loans owing to it were prepaid rather than assigned) other than such principal owing to it hereunder, and (iii) the assignment is entered into in accordance with, and subject to the consents required by, Section 13.13 hereof (provided any assignment fees and reimbursable expenses due thereunder shall be paid by the Borrowers).

Section 1.15.         Defaulting Lenders. (a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)          Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 13.14 hereof.

(ii)         Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 9 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 13.17 hereto shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer or the Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 9.4; fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower Representative, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 9.4; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 7.1 hereof were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Loans are held by the Lenders pro rata in accordance with their Percentages of the relevant Commitments without giving effect to Section 1.15(a)(iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 1.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)        Certain Fees.

(A)         No Defaulting Lender shall be entitled to receive any commitment fee for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)         Each Defaulting Lender shall be entitled to receive letter of credit fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 9.4 hereof.

(C)         With respect to any letter of credit fees not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrowers shall pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below.

(iv)        Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Percentages of the relevant Commitments (calculated without regard to such Defaulting Lender’s Commitments) but only to the extent that (x) the conditions set forth in Section 7.1 hereof are satisfied at the time of such reallocation) (and, unless the Borrower Representative shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate principal amount of Revolving Loans and interests in L/C Obligations and Swing Loans of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)         Cash Collateral; Repayment of Swing Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, or the Borrower Representative elects that such reallocation shall not occur, the Borrowers shall, without prejudice to any right or remedy available to them hereunder or under law, (x) first, prepay Swing Loans in an amount equal to the Swing Lender’s Fronting Exposure and (y) second, Cash Collateralize the L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 9.4.

(b)          Defaulting Lender Cure. If the Borrower Representative, the Administrative Agent, the Swing Line Lender and each L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held pro rata by the Lenders in accordance with their respective Percentages of the relevant Commitments (without giving effect to Section 1.15(a)(iv) hereof), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(c)          New Swing Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Loan and (ii) no L/C Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 1.16.         Increase in Revolving Credit Commitments and Incremental Term Loans. The Borrowers may, on any Business Day prior to the Revolving Credit Termination Date, with the written consent of the Administrative Agent (but without the consent of any Lender), which consent shall not be unreasonably withheld or delayed, increase the aggregate amount of the Revolving Credit Commitments and/or borrow one or more additional term loans (the “Incremental Term Loans”) by delivering an Increase Request substantially in the form attached hereto as Exhibit H or in such other form reasonably acceptable to the Administrative Agent at least five (5) Business Days prior to the desired effective date of such increase or the making of such term loan(s) (each, an “Increase”) identifying an additional Lender(s), which additional Lenders shall, in the case of an additional Lender providing a Revolving Credit Commitment, be reasonably acceptable to the Administrative Agent (or additional Revolving Credit Commitments or Incremental Term Loans, as applicable, to be provided by existing Lender(s)) and the amount of its Revolving Credit Commitment (or additional amount of its Revolving Credit Commitment(s)) or Incremental Term Loans commitment (or additional amount of its Incremental Term Loans commitment(s)), as applicable; provided, however, that (i) the aggregate amount of (x) all such Increases to the Revolving Credit Commitments shall in no event exceed $20,000,000, and (y) all such Increases (whether in the form of increases to the Revolving Credit Commitments or Incremental Term Loans) shall in no event exceed $50,000,000, in each case, without the written consent of the Required Lenders, (ii) any such Increase shall be in an amount not less than $5,000,000, (iii) no Default or Event of Default shall exist at the time of such request or as of the effective date of the Increase after giving effect to the Revolving Loans or Incremental Term Loans made pursuant to such Increase, (iv) the Borrowers shall be in compliance, on a Pro Forma Basis, with Section 8.23 hereof as of such date and as of the most recent determination date set forth in Section 8.23 hereof (provided, however, that the Total Funded Debt to EBITDA Ratio calculated on a Pro Forma Basis shall not exceed the lesser of (x) 4.25 to 1.0 and (y) the then prevailing Total Funded Debt to EBITDA Ratio compliance level set forth in Section 8.23(a) hereof) in each case (A) after giving effect to such Increase, and (B) giving effect to any Permitted Acquisition, Disposition or prepayment of Indebtedness effected in connection therewith, and (v) all representations and warranties contained in Section 6 hereof shall be true and correct in all material respects at the time of such request and on the effective date of such Increase. The effective date (the “Increase Date”) of the Increase shall be agreed upon by the Borrowers and the Administrative Agent (such agreement not to be unreasonably withheld or delayed). On the Increase Date, the additional Lender(s) (or, if applicable, existing Lender(s)) shall advance Revolving Loans and/or make Incremental Term Loans, as applicable, in an amount sufficient such that after giving effect to such advance(s) or loan(s) and the prepayment of Loans by any Lender(s) whose commitment is not increased, each Lender shall have outstanding its Revolver Percentage of Revolving Loans or Term Loan Percentage of Incremental Term Loans, as applicable. It shall be a condition to such effectiveness that if any Eurocurrency Loans are outstanding under the Revolving Credit on the date of such effectiveness, such Eurocurrency Loans shall be deemed to be prepaid on such date (to the extent necessary to allocate such outstanding Eurocurrency Loans in accordance with the Percentage of each Lender after giving effect to the related Increase) and the Borrowers shall pay any amounts owing to the Lenders pursuant to Section 1.12 hereof. The Borrowers agree to pay all reasonable costs and expenses of the Administrative Agent relating to any Increase. Notwithstanding anything herein to the contrary, no Lender shall have any obligation to increase its Revolving Credit Commitment or make Incremental Term Loans and no Lender’s Revolving Credit Commitment shall be increased without its consent thereto, and each Lender may at its option, unconditionally and without cause, decline to increase its Revolving Credit Commitment or make Incremental Term Loans.

For the avoidance of doubt, all Revolving Loans made pursuant to an Increase, and the Revolving Credit Commitments in connection therewith, shall be made on and subject to the terms and conditions applicable to all other Revolving Loans and Revolving Credit Commitments hereunder.

The Incremental Term Loans (a) shall rank pari passu in right of payment and of security with the Revolving Loans and the Term Loans, (b) Incremental Term Loans shall have an amortization schedule identical to or less than, on a percentage basis, the then remaining amortization schedule for the then outstanding Term Loans, (c) all Incremental Term Loans shall mature on or after the Term Loan Maturity Date, and (d) shall be treated substantially the same as the Term Loans (in each case, including with respect to mandatory and voluntary prepayments), provided that, except with respect to the interest rates and margins applicable thereto and as expressly set forth above, the terms and conditions applicable to Incremental Term Loans may be materially different from those of the Term Loans (provided that such terms shall be no more restrictive than those applicable to the Term Loans).

In the event that the All-in Yield with respect to the Incremental Term Loans is greater than the All-in Yield with respect to the existing Term Loans or any existing Incremental Term Loans (collectively, the “Existing Facilities”) by more than one quarter of one percent (0.25%), then the All-in Yield with respect to the Existing Facilities shall be increased (without any further action required to be taken by any party) by an amount so that the All-in Yield with respect to the Existing Facilities shall be equal to the All-in Yield with respect to the Incremental Term Loans, minus 0.25%.

Commitments in respect of Incremental Term Loans and increases in Revolving Credit Commitment shall become Commitments (or in the case of an increase in the Revolving Commitment to be provided by an existing Lender, and increase in such Lender’s applicable Revolving Credit Commitment) under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrowers, each Lender agreeing to provide such Commitment, if any, each additional Lender, if any, and the Administrative Agent. Notwithstanding Section 13.14, the Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 1.16.

Section 1.17.         Appointment and Authorization of Borrower Representative.  Each Borrower irrevocably appoints and authorizes GFA (the “Borrower Representative”) to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to GFA by the terms thereof, together with all such powers as are reasonably incidental thereto. Each Borrower irrevocably agrees that the Lenders and Administrative Agent may conclusively rely on the authority of GFA in exercising the powers granted to it by the terms of this Agreement.

Section 2.          Fees.

Section 2.1.          Fees. (a) Revolving Credit Commitment Fee. The Borrowers shall pay to the Administrative Agent for the ratable account of the Lenders in accordance with their Revolver Percentages a commitment fee at the rate per annum equal to the Applicable Margin for Commitment Fee (computed on the basis of a year of 360 days and the actual number of days elapsed) on the average daily Unused Revolving Credit Commitments. Such commitment fee shall be payable quarterly in arrears on the last day of each March, June, September, and December in each year (commencing on the first such date occurring after the date hereof) and on the Revolving Credit Termination Date, unless the Revolving Credit Commitments are terminated in whole on an earlier date, in which event the commitment fee for the period to the date of such termination in whole shall be paid on the date of such termination.

(b)          Letter of Credit Fees. On the date of issuance or extension, or increase in the amount, of any Letter of Credit pursuant to Section 1.3 hereof, the Borrowers shall pay to the L/C Issuer for its own account a fronting fee equal to 0.25% of the face amount of (or of the increase in the face amount of) such Letter of Credit. Quarterly in arrears, on the last day of each March, June, September, and December, commencing on the first such date occurring after the date hereof, the Borrowers shall pay to the Administrative Agent, for the ratable benefit of the Lenders in accordance with their Revolver Percentages, a letter of credit fee at a rate per annum equal to the Applicable Margin for Letter of Credit Fee (computed on the basis of a year of 360 days and the actual number of days elapsed) in effect during each day of such quarter applied to the daily average face (i.e., the undrawn) amount of Letters of Credit outstanding during such quarter. In addition, the Borrowers shall pay to the L/C Issuer for its own account the L/C Issuer’s standard issuance, drawing, negotiation, amendment, assignment, and other administrative fees for each Letter of Credit as established by the L/C Issuer from time to time.

(c)          Administrative Agent Fees. The Borrowers shall pay to the Administrative Agent, for its own use and benefit, the fees agreed to between the Administrative Agent and the Borrowers in the Fee Letter, or as otherwise agreed to in writing between them.

(d)          Arranger Fees. The Borrowers shall pay to each Lead Arranger the fees agreed to between the Lead Arrangers and the Borrowers in a fee letter dated May 31, 2012 (the “Fee Letter”).

(e)          Audit Fees. The Borrowers shall pay to the Administrative Agent for its own use and benefit charges for audits of the Collateral performed by the Administrative Agent or its agents or representatives in such amounts as the Administrative Agent may from time to time request (the Administrative Agent acknowledging and agreeing that such charges shall be computed in the same manner as it at the time customarily uses for the assessment of charges for similar collateral audits); provided, however, that in the absence of any Default and Event of Default, the Borrowers shall not be required to pay the Administrative Agent for more than one (1) such audit per calendar year.

Section 3.          Place and Application of Payments.

Section 3.1.          Place and Application of Payments. All payments of principal of and interest on the Loans and the Reimbursement Obligations, and of all other Obligations payable by the Borrowers under this Agreement and the other Loan Documents, shall be made by the Borrowers to the Administrative Agent by no later than 1:00 p.m. (Chicago time) on the due date thereof at the office of the Administrative Agent in Chicago, Illinois (or such other location as the Administrative Agent may designate to the Borrowers) or, if such payment is to be made in an Alternative Currency, no later than 1:00 p.m. local time at the place of payment to such office as the Administrative Agent has previously specified in a written notice to the Borrower Representative for the benefit of the Lender(s) or L/C Issuer entitled thereto. Any payments received after such time shall be deemed to have been received by the Administrative Agent on the next Business Day. All such payments shall be made (i) in U.S. Dollars, in immediately available funds at the place of payment, or (ii) in the case of amounts payable hereunder in an Alternative Currency, in such Alternative Currency in such funds then customary for the settlement of international transactions in such currency, in each case without set-off or counterclaim. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans and on Reimbursement Obligations in which the Lenders have purchased Participating Interests ratably to the Lenders and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement. If the Administrative Agent causes amounts to be distributed to the Lenders in reliance upon the assumption that the Borrowers will make a scheduled payment and such scheduled payment is not so made, each Lender shall, on demand, repay to the Administrative Agent the amount distributed to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was distributed to such Lender and ending on (but excluding) the date such Lender repays such amount to the Administrative Agent, at a rate per annum equal to: (i) from the date the distribution was made to the date two (2) Business Days after payment by such Lender is due hereunder, (x) if such scheduled payment was to be made in U.S. Dollars, the Federal Funds Rate for each such day and (y) if such scheduled payment was to be made in an Alternative Currency, the Overnight Rate with respect to such unpaid amount and (ii) from the date two (2) Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, (x) if such scheduled payment was to be made in U.S. Dollars, the Base Rate in effect for each such day and (y) if such scheduled payment was to be made in an Alternative Currency, the Overnight Rate with respect to such unpaid amount.

Anything contained herein to the contrary notwithstanding (including, without limitation, Section 1.9(b) hereof), all payments and collections received in respect of the Obligations and all proceeds of the Collateral and payments made under or in respect of the Guaranties received, in each instance, by the Administrative Agent or any of the Lenders after (x) acceleration or the final maturity of the Obligations or (y) termination of the Commitments as a result of an Event of Default shall be remitted to the Administrative Agent and distributed as follows:

(a)          first, to the payment of any outstanding costs and expenses incurred by the Administrative Agent, and any security trustee therefor, in monitoring, verifying, protecting, preserving or enforcing the Liens on the Collateral, in protecting, preserving or enforcing rights under the Loan Documents, and in any event including all costs and expenses of a character which the Borrowers have agreed to pay the Administrative Agent, the L/C Issuer and the Swing Line Lender under Section 13.16 hereof (such funds to be retained by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable);

(b)          second, to the payment of any outstanding costs and expenses incurred by the Lenders in protecting, performing or enforcing rights under the Loan Documents, and in any event including all costs and expenses of a character which the Borrowers have agreed to pay the Lenders under Section 13.16 hereof;

(c)          third, to the payment of the Swing Loans, both for principal and accrued but unpaid interest;

(d)          fourth, to the payment of any outstanding interest and fees due under the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(e)          fifth, to the payment of principal on the Loans (other than Swing Loans), unpaid Reimbursement Obligations, together with amounts to be held by the Administrative Agent as collateral security for any outstanding L/C Obligations pursuant to Section 9.4 hereof (until the Administrative Agent is holding an amount of cash equal to the then outstanding amount of all such L/C Obligations), and, to the extent such amount constitutes proceeds of Collateral, Hedging Liability, the aggregate amount paid to, or held as collateral security for, the Lenders and L/C Issuer and, in the case of Hedging Liability, their Affiliates to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(f)          sixth, to the payment of all other unpaid Obligations and all other indebtedness, obligations, and liabilities of the Borrowers and its Subsidiaries secured by the Loan Documents (including, without limitation, Bank Product Obligations) to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof; and

(g)          finally, to the Borrowers or whoever else may be lawfully entitled thereto.

Section 4.          Guaranties and Collateral.

Section 4.1.          Guaranties. The payment and performance of the Obligations, Hedging Liability, and Bank Product Obligations shall at all times be guaranteed by the Parent and each direct and indirect wholly-owned Domestic Subsidiary of the Borrowers pursuant to Section 12 hereof or pursuant to one or more guaranty agreements in form and substance reasonably acceptable to the Administrative Agent, as the same may be amended, modified or supplemented from time to time (individually a “Guaranty” and collectively the “Guaranties” and each of the Parent and each such wholly-owned Domestic Subsidiary executing and delivering this Agreement as a Guarantor (including any wholly-owned Domestic Subsidiary hereafter executing and delivering an Additional Guarantor Supplement in the form called for by Section 12 hereof) or a separate Guaranty being referred to herein as a “Guarantor” and collectively the “Guarantors”); provided that (a) except as set forth in Section 8.27 hereof, an Immaterial Subsidiary shall not be required to become a party to the Loan Documents as a Subsidiary Guarantor, (b) any Subsidiary (as identified in a written notice to the Administrative Agent on or prior to the date hereof) that is prohibited by any contractual obligation existing on the Closing Date from guaranteeing the Obligations, Hedging Liability and Bank Product Obligations or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee unless such consent, approval, license or authorization has been received (provided that the Borrowers and the applicable Subsidiaries shall only be required to expend commercially reasonable efforts to get any such consent, approval, license or authorization but in any event shall not be required to expend any funds in relation to obtaining any of the foregoing) or which would result in a material adverse tax consequence to the Borrowers or one of their respective Subsidiaries, as reasonably determined by the Borrowers, shall not be required to be a Subsidiary Guarantor hereunder and (c) any Subsidiary where the burden or cost of obtaining a guarantee from such Subsidiary outweighs the benefit to the Lenders, as determined in the reasonable discretion of the Administrative Agent shall not be required to be a Subsidiary Guarantor hereunder, and (d) no Excluded Subsidiary shall be required to be a Subsidiary Guarantor hereunder. Any Domestic Subsidiary becoming a Subsidiary Guarantor shall at all times thereafter remain a Guarantor except as otherwise set forth in Section 12.3(b). Any Domestic Subsidiary that ceases to be an Immaterial Subsidiary shall be required to become a Subsidiary Guarantor within ten (10) Business Days of the occurrence thereof.

Section 4.2.          Collateral. The Obligations, Hedging Liability, and Bank Product Obligations shall be secured by (a) valid, perfected, and enforceable Liens on all issued and outstanding equity interests of the Borrowers and each Guarantor (other than the Parent) and (b) valid, perfected, and enforceable Liens on all right, title, and interest of each Borrower and each Guarantor in all of their accounts, chattel paper, instruments, documents, general intangibles, letter-of-credit rights, supporting obligations, deposit accounts, securities accounts, investment property, inventory equipment, fixtures, commercial tort claims, real estate and certain other Property, whether now owned or hereafter acquired or arising, and all proceeds thereof; provided, however, that the Collateral shall not include any Excluded Property. Notwithstanding anything to the contrary in this Agreement or any of the other Loan Documents, the Borrowers and the Guarantors will not be required to take any action in any non-U.S. jurisdiction to create any security interest in assets located or titled outside of any jurisdiction other than the United States of America or to perfect any security interests in such assets (and there shall be no security agreements or pledge agreements governed by the laws of any jurisdiction other than the United States of America).

Section 4.3.          Depository Banks. Subject to the requirements to deliver account control agreements set forth in Section 8.29 hereof, not later than the nine month anniversary (as such date may be extended by the Administrative Agent in its sole discretion) of the Closing Date, each of the Parent, the Borrowers, and the Guarantors shall maintain with the Administrative Agent (or one of its Affiliates), another Lender (or one of its Affiliates) or such other bank(s) or financial institution(s) reasonably acceptable to the Administrative Agent as its primary depository bank, including for its principal operating, administrative, cash management, lockbox arrangements, collection activity, and other deposit accounts and securities accounts for the conduct of its business. Subject to Section 8.29 hereof, all deposit accounts and securities accounts other than Exempted Accounts shall be maintained with the Administrative Agent, another Lender, or such other bank(s) or financial institution(s) reasonably acceptable to the Administrative Agent subject to deposit account control agreements or securities account control agreements, as applicable, in favor of Administrative Agent on terms reasonably satisfactory to Administrative Agent (all such deposit accounts and securities accounts maintained with the Administrative Agent or with such other bank(s) subject to a deposit account control agreement or securities accounts control agreement, as applicable, being hereinafter collectively referred to as the “Assigned Accounts”). For the avoidance of doubt, nothing contained in this Section 4.3 shall prohibit the Borrowers or the Guarantors from maintaining any securities account with FC Stone, LLC, so long as such account remains subject to an account control agreement in favor of the Administrative Agent on terms reasonably satisfactory to the Administrative Agent.

Section 4.4.          Liens on Real Property. In the event that (i) any Borrower or any Guarantor owns or hereafter acquires any fee owned real property with a fair market value in excess of $500,000, or (ii) the aggregate fair market value of which when aggregated with the fair market value of all other fee owned real property owned by the Borrowers and the Guarantors not subject to a mortgage or deed of trust as described in this Section 4.4, at any time exceeds $1,000,000, the Borrowers shall, or shall cause such Guarantor to, execute and deliver to the Administrative Agent a mortgage or deed of trust reasonably acceptable in form and substance to the Administrative Agent for the purpose of granting to the Administrative Agent (or a security trustee therefor) a Lien on such real property to secure the Obligations, Hedging Liability, and Bank Product Obligations, shall pay all mortgage recording taxes, costs, and expenses incurred by the Administrative Agent in recording such mortgage or deed of trust, and shall supply to the Administrative Agent at the Borrowers’ cost and expense a survey, “Phase I” environmental report (at the reasonable request of the Administrative Agent with respect to such newly acquired real property), hazard insurance policy, appraisal report, and a mortgagee’s policy of title insurance from a title insurer reasonably acceptable to the Administrative Agent insuring the validity of such mortgage or deed of trust and its status as a first Lien (subject to Liens permitted by this Agreement and the other Loan Documents) on the real property encumbered thereby and such other instrument, documents, certificates, and opinions reasonably required by the Administrative Agent in connection therewith.

Section 4.5.          Further Assurances. The Borrowers agree to, and to cause each Guarantor to, from time to time at the request of the Administrative Agent or the Required Lenders, execute and deliver such documents and do such acts and things as the Administrative Agent or the Required Lenders may reasonably request in order to provide for or perfect or protect such Liens on the Collateral. In the event any Borrower or any Guarantor forms or acquires any other wholly-owned Domestic Subsidiary after the date hereof, except as otherwise provided in Sections 4.1 and 4.2 above, the Borrowers shall promptly upon such formation or acquisition cause such newly formed or acquired Subsidiary to execute a Guaranty and such Collateral Documents as the Administrative Agent may then reasonably require, and the Borrowers shall also deliver to the Administrative Agent, or cause such Subsidiary to deliver to the Administrative Agent, at the Borrowers’ cost and expense, such other instruments, documents, certificates, and opinions reasonably required by the Administrative Agent in connection therewith.

Section 5.          Definitions; Interpretation.

Section 5.1.          Definitions. The following terms when used herein shall have the following meanings:

“Acquired Business” means the entity or assets acquired by any Borrower or a Subsidiary in an Acquisition, whether before or after the date hereof.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person (other than a Person that is a Subsidiary), or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that any Borrower or such Subsidiary is the surviving entity.

“Act” is defined in Section 13.25 hereof.

“Adjusted LIBOR” is defined in Section 1.4(b) hereof.

“Administrative Agent” means Bank of Montreal, in is capacity as Administrative Agent hereunder, and any successor in such capacity pursuant to Section 11.7 hereof.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Lender” is defined in Section 1.14 hereof.

“Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 15% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 15% or more of the partnership or other ownership interest of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

“Agreement” means this Credit Agreement, as the same may be amended, modified, restated or supplemented from time to time pursuant to the terms hereof.

“All-In Yield” means, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, LIBOR or Base Rate floors or otherwise; provided that original issue discount and upfront fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of its incurrence of the applicable Indebtedness); and provided, further, that “All-In Yield” shall not include arrangement fees, structuring fees or underwriting or similar fees paid to arrangers for such Indebtedness.

“Alternative Currency” means Canadian dollars, and any other currency approved by all Revolving Lenders, in each case for so long as such currency is readily available to all Revolving Lenders and is freely transferable and freely convertible to U.S. Dollars and the Reuters Monitor Money Rates Service (or any successor thereto) reports a LIBOR for such currency for interest periods of one, two, three and six or, if available to all Revolving Credit Lenders, nine or twelve calendar months; provided that if any Lender provides written notice to the Borrower Representative (with a copy to the Administrative Agent) that any currency control or other exchange regulations are imposed in the country in which any such Alternative Currency is issued and that in the reasonable opinion of such Lender funding a Loan in such currency is impractical, then such currency shall cease to be an Alternative Currency hereunder until such time as all the Lenders reinstate such country’s currency as an Alternative Currency.

“Applicable Margin” means, (a) with respect to Term Loans, 5.75% per annum for Eurocurrency Loans and 4.75% for Base Rate Loans, and (b) with respect to Revolving Loans, Reimbursement Obligations, and the commitment fees and letter of credit fees payable under Section 2.1 hereof, until the first Pricing Date, the rates per annum shown opposite Level III below, and thereafter from one Pricing Date to the next the Applicable Margin means the rates per annum determined in accordance with the following schedule:

Level	Total Funded Debt to EBITDA Ratio for Such Pricing Date	Applicable Margin for Base Rate Loans under Revolving Credit and Reimbursement Obligations shall be:	Applicable Margin for Eurocurrency Loans under Revolving Credit and Letter of credit Fee Shall Be:	Applicable Margin for Commitment Fee Shall Be:

IV	Greater than or equal to 4.50 to 1.0	4.50%	5.50%	0.50%
III	Less than 4.50 to 1.0, but greater than or equal to 4.0 to 1.0	4.25%	5.25%	0.50%

Level	Total Funded Debt to EBITDA Ratio for Such Pricing Date	Applicable Margin for Base Rate Loans under Revolving Credit and Reimbursement Obligations shall be:	Applicable Margin for Eurocurrency Loans under Revolving Credit and Letter of credit Fee Shall Be:	Applicable Margin for Commitment Fee Shall Be:

II	Less than 4.0 to 1.0, but greater than or equal to 3.50 to 1.0	4.00%	5.00%	0.50%
I	Less than 3.50 to 1.0	3.75%	4.75%	0.375%

For purposes hereof, the term “Pricing Date” means, for any fiscal quarter of the Parent ending on or after September 30, 2012, the date on which the Administrative Agent is in receipt of the Parent’s most recent financial statements (and, in the case of the year-end financial statements, audit report) for the fiscal quarter then ended, pursuant to Section 8.5 hereof. The Applicable Margin shall be established based on the Total Funded Debt to EBITDA Ratio for the most recently completed fiscal quarter and the Applicable Margin established on a Pricing Date shall remain in effect until the next Pricing Date. If the Administrative Agent has not received the Parent’s financial statements by the date such financial statements (and, in the case of the year-end financial statements, audit report) are required to be delivered under Section 8.5 hereof, until such financial statements and audit report are delivered, the Applicable Margin shall be the highest Applicable Margin (i.e., Level IV shall apply). If the Borrowers subsequently deliver such financial statements before the next Pricing Date, the Applicable Margin established by such late delivered financial statements shall take effect from the date of delivery until the next Pricing Date. In all other circumstances, the Applicable Margin established by such financial statements shall be in effect from the Pricing Date that occurs immediately after the end of the fiscal quarter covered by such financial statements until the next Pricing Date. Each determination of the Applicable Margin made by the Administrative Agent in accordance with the foregoing shall be conclusive and binding on the Borrowers and the Lenders if reasonably determined, absent manifest error. In the event that any financial statement or Compliance Certificate delivered pursuant hereto is inaccurate, and such inaccuracy, if corrected, would have led to the imposition of a higher or lower Applicable Margin for any period than the Applicable Margin applied for that period, then (i) the Borrowers shall immediately deliver to the Administrative Agent a corrected financial statement and a corrected Compliance Certificate for that period, (ii) the Applicable Margin shall be determined based on the corrected Compliance Certificate for that period, and (iii) the Borrowers shall immediately pay to the Administrative Agent (for the account of the Lenders during that period or their successors and assigns) the accrued additional interest owing as a result of such increased Applicable Margin for that period. This paragraph shall not limit any other rights of the Administrative Agent or the Lenders (including, without limitation, rights under Section 9 hereof), and shall survive until the payment in full in cash of the aggregate outstanding principal balance of the Loans.

“Application” is defined in Section 1.3(b) hereof.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assigned Accounts” is defined in Section 4.3 hereof.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.13 hereof), and accepted by the Administrative Agent, in substantially the form of Exhibit G or any other form approved by the Administrative Agent.

“Authorized Representative” means, with respect to any Borrower or Guarantor, the chief executive officer, president, general counsel, chief financial officer, treasurer or assistant treasurer or other similar officer of such Borrower or Guarantor and, as to any organizational documents required to be delivered under any Loan Document, any secretary or assistant secretary of such Borrower or Guarantor, together with any other persons shown on the list of officers provided by each Borrower pursuant to Section 7.2(h) hereof or on any update of any such list provided by any Borrower to the Administrative Agent, or any further or different officers of any Borrower or Guarantor so named by any Authorized Representative of such Borrower in a written notice to the Administrative Agent.

“Available Basket Amount” means, at any time (the “Reference Date”), the sum of:

(a)          an amount (which shall not be less than zero) equal to the cumulative amount of Excess Cash Flow of the Borrowers for the Available Basket Amount Reference Period not required to be applied as a prepayment of Term Loans pursuant to Section 1.9(b)(iii); plus

(b)          the fair market value of any capital contributions to the Parent and/or the Borrowers (in each case, without duplication) consisting of property or assets (including cash) or Net Cash Proceeds from the sale or issuance of equity interests issued by the Parent and/or the Borrowers (other than any Disqualified Capital Stock) received or made by the Borrowers (or the Parent and contributed by the Parent to one or more of the Borrowers) during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date and not previously applied for a purpose other than use in the Available Basket Amount (including for purposes of Section 8.7); minus

(c)          the aggregate amount of any Investments made pursuant to Section 8.9(q), any Restricted Payments made pursuant to Section 8.12(v) or Capital Expenditures made pursuant to Section 8.23(c)(ii) during the period commencing on the Closing Date and ending on the Reference Date.

Notwithstanding the foregoing, the “Available Basket Amount” shall never be less than zero.

“Available Basket Amount Reference Period” means, as of any date of determination, the period from and including January 1, 2013 through and including the last day of the most recently completed fiscal year of the Parent with respect to which the Administrative Agent and the Lenders have received the financial statements and audit report, together with the related Compliance Certificate, pursuant to Section 8.5(b) and (j) hereof.

“Available Cash” means, at any time the same is to be determined, the lesser of (x) $10,000,000 or (y) the available amount of unrestricted cash maintained by the Borrowers and the Guarantors on deposit with any Lender (or Affiliates of a Lender) or such other bank(s) or financial institution(s) reasonably acceptable to the Administrative Agent; provided that in order for the unrestricted cash amounts described in clause (y) of this definition to continue to be “Available Cash” for purposes of this Agreement, such unrestricted cash amounts must be on deposit in accounts subject to a deposit account control agreement or a securities account control agreement, in each case, in form and substance reasonably satisfactory to the Administrative Agent within 90 days of the Closing Date (or such later date as may be agreed to by the Administrative Agent).

“Bank Products” means each and any of the following bank products and services provided to any Borrower or any Guarantor by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards, and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Bank Product Obligations” of the Borrowers and the Guarantors means any and all of their obligations, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Bank Products.

“Base Rate” is defined in Section 1.4(a) hereof.

“Base Rate Loan” means a Loan bearing interest at a rate specified in Section 1.4(a) hereof.

“Best Life Purchase Obligation” means the unpaid balance, including principal and interest, of the remaining purchase price for the assets purchased by the Borrowers pursuant to the Asset Purchase and Sale Agreement dated as of December 6, 2010, among Best Life Corporation, Bob Greene, and the Borrower.

“Borrower Representative” is defined in Section 1.17 hereof.

“Borrowers” means, immediately prior to the Closing Date Acquisition, GFA, Glutino and UHF, and immediately after the consummation of the Closing Date Acquisition, means GFA, Glutino, UHF and Target for all purposes of this Agreement and each other Loan Document.

“Borrowing” means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Lenders under a Credit on a single date and, in the case of Eurocurrency Loans, for a single Interest Period. Borrowings of Loans are made and maintained ratably from each of the Lenders under a Credit according to their Percentages of such Credit. A Borrowing is “advanced” on the day Lenders advance funds comprising such Borrowing to the Borrowers, is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one type of Loans to the other, all as determined pursuant to Section 1.6 hereof. Borrowings of Swing Loans are made by the Swing Line Lender in accordance with the procedures set forth in Section 1.7 hereof.

“Brandeis License” is defined in Schedule 5.1 hereof.

“Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in Chicago, Illinois and, if the applicable Business Day relates to the advance or continuation of, or conversion into, or payment of a Eurocurrency Loan in U.S. Dollars, on which banks are dealing in U.S. Dollar deposits in the interbank Eurocurrency market in London, England and Nassau, Bahamas and, if the applicable Business Day relates to the borrowing or payment of a Eurocurrency Loan denominated in an Alternative Currency, on which banks and foreign exchange markets are open for business in the city where disbursements of or payments on such Loan are to be made and, if such Alternative Currency is the euro or any national currency of a nation that is a member of the European Economic and Monetary Union, which is a TARGET Settlement Day.

“Capital Expenditures” means, with respect to any person for any period, the aggregate amount of all expenditures (whether paid in cash or accrued as a liability) by such Person during that period for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets or additions to property, plant, or equipment (including replacements, capitalized repairs, and improvements) which should be capitalized on the balance sheet of such person in accordance with GAAP (excluding (i) normal replacements and maintenance which are properly charged to current operations, (ii) any expenditures made with the proceeds of any Disposition permitted under Section 8.10 hereof, to the extent that the proceeds therefrom are permitted to be reinvested pursuant to Section 1.9(b) hereof, (iii) expenditures which are contractually required to be, and are, reimbursed in cash by a unrelated third party to the Parent, the Borrowers or any of their respective Subsidiaries during such period of calculation, (iv) that portion, if any, of any Permitted Acquisition effected pursuant to Section 8.9(h) hereof which would be required to be accounted for as a capital expenditure in accordance with GAAP, and (v) capitalized interest). For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such insurance proceeds, as the case may be.

“Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

“Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

“Carry Forward Amount” is defined in Section 8.23(c) hereof.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuer or Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances subject to a first priority perfected security interest in favor of the Administrative Agent or, if the Administrative Agent and each applicable L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and each applicable L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Change of Control” means any of (a) the Parent ceases to own legally and beneficially 100%, of the issued and outstanding equity interests of each Borrower, (b) the acquisition by any “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) at any time of beneficial ownership of 35% or more of the outstanding capital stock or other equity interests of the Parent on a fully-diluted basis, (c) the failure of individuals who are members of the board of directors (or similar governing body) of the Parent on the Closing Date (together with any new or replacement directors whose nomination for election was approved by a majority of the directors who were either directors on the Closing Date or previously so approved) to constitute a majority of the board of directors (or similar governing body) of the Parent, or (d) any “Change of Control” (or words of like import), as defined in any agreement or indenture relating to any issue of Indebtedness of the Parent or any Guarantor aggregating in excess of $10,000,000 shall occur.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 7.2 shall be satisfied or waived in a manner reasonably acceptable to the Administrative Agent in its discretion.

“Closing Date Acquisition” means the acquisition by UHF of 100% of the issued and outstanding membership interests of the Target.

“Closing Date Acquisition Agreement” means the Membership Interest Purchase Agreement, dated as of May 31, 2012, by and among Hubson Acquisition, LLC, an Indiana limited liability company, Ehud Baron, Etai Baron, Rivka Grinberg, Yosef Lutwak, Chadwick White, the Parent, UHF and, solely for purposes of Sections 5.3, 5.7, 5.13, 5.18 and 6.1(b) and Article 9 thereof, Allan B. Hubbard, in his personal capacity and in his capacity as Trustee of the Allan B. Hubbard Revocable Trust, and Devin Anderson, together with all schedules and exhibits thereto.

“Closing Date Acquisition Documents” means the Closing Date Acquisition Agreement, and each other document executed in connection with the Closing Date Acquisition.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

“Collateral” means all properties, rights, interests, and privileges from time to time subject to the Liens granted to the Administrative Agent, or any security trustee therefor, under or pursuant to the Collateral Documents.

“Collateral Account” is defined in Section 9.4(b) hereof.

“Collateral Documents” means the Security Agreements and all other mortgages, deeds of trust, security agreements, pledge agreements, assignments, financing statements, deposit account control agreements, securities account control agreements and other documents as shall from time to time secure or relate to the Obligations, the Hedging Liability, and the Bank Product Obligations or any part thereof.

“Commitments” means the Revolving Credit Commitments and the Term Loan Commitments.

“Compliance Certificate” has the meaning set forth in Section 8.5(j) hereof.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

“Credit” means any of the Revolving Credit or the Term Credit.

“Credit Event” means the advancing of any Loan, or the issuance of, or extension of the expiration date or increase in the amount of, any Letter of Credit.

“De-Ro-Ma” means Importations DE-RO-MA (1983) Ltée, a corporation established pursuant to the laws of the Province of Québec.

“De-Ro-Ma Payments” means payments actually received from De-Ro-Ma by any Borrower or any Guarantor pursuant to the GFA Note or any Intercompany Agreement, in each case to the extent made, directly or indirectly, from proceeds of investments, loans or advances from a Borrower or Guarantor to De-Ro-Ma pursuant to Sections 8.7(e), 8.9(f) or 8.9(g) hereof.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Defaulting Lender” means, subject to Section 1.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower Representative in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Loans) within two Business Days of the date when due, (b) has notified the Borrower Representative, the Administrative Agent or any L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower Representative, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower Representative), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had publicly appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 1.15(b)) upon delivery of written notice of such determination to the Borrowers, the L/C Issuer, the Swing Line Lender and each Lender.

“Designated Disbursement Account” means the account maintained with the Administrative Agent or its Affiliate and designated in writing to the Administrative Agent as the Borrowers’ Designated Disbursement Account (or such other account as the Borrowers and the Administrative Agent may otherwise agree).

“Disposition” means the sale, lease, conveyance or other disposition of Property, other than sales or other dispositions expressly permitted under Section 8.10(a), (b), (c), (d), (h), (j) and (l) hereof.

“Disqualified Capital Stock” means any capital stock or other equity interests of any class or classes that, by its terms (or by the terms of any security or other capital stock into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), in whole or in part, (c) provides for the scheduled payment of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other capital stock or other equity interests that would constitute Disqualified Capital Stock, in each case for clauses (a) through (d) above, prior to the date that is 91 days after the Term Loan Maturity Date.

“Domestic Subsidiary” means a Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means, with reference to any period, Net Income for such period plus the sum, without duplication, of (i) all amounts deducted in arriving at such Net Income amount in respect of (a) Interest Expense for such period, (b) Taxes for such period, (c) depreciation of fixed assets and amortization of intangible assets for such period, (d) non-cash equity compensation (including, without limitation, dividend equivalent rights with respect to stock options, restricted stock units, phantom stock or similar compensation-based plans or arrangements), (e) non-cash warrant expenses, (f) any write off or amortization of deferred financing costs, (g) any net after tax extraordinary gains or losses or income or expense or charge reducing (or increasing) Net Income with respect to such period or any other non-recurring expenses, losses and charges reducing Net Income with respect to such period which (in the case of such non-recurring expenses, losses and charges) do not represent a cash item in such period or any future period, (h) fees and expenses incurred in respect of the execution and delivery of this Agreement, the Closing Date Acquisition and the related transactions, (i) in connection with the Closing Date Acquisition and any future Permitted Acquisitions any net after tax extraordinary, nonrecurring or unusual gains or losses or income or expense or charge (less all fees and expenses relating thereto), whether cash or non-cash, including, bonuses payable, any “change of control” payments, and expenses in connection with the exercise of stock options by certain holders of options in the Target and/or the Acquired Business that is the subject of such Permitted Acquisition, (j) all costs incurred in connection with implementing synergies as part of the Closing Date Acquisition for such period, provided that no more than $3,000,000 in the aggregate may be added back pursuant to this clause (j) during the term of this Agreement and all such costs and expenses shall have been incurred on or prior to the last day of the Parent’s fiscal quarter ending December 31, 2014, (k) non-cash purchase accounting charges incurred during such period, (l) non-cash losses arising from mark-to-market adjustments of hedging transactions permitted hereunder, (m) integration or reorganization expenses (including, without limitation, severance, relocation, plant consolidation and related items) arising directly or indirectly from the Glutino Acquisition or the Closing Date Acquisition in an aggregate amount not to exceed $6,000,000; provided, however, such integration or reorganization expenses must be incurred and paid on or prior to December 31, 2015, (n) any fees and expenses related to the Glutino Acquisition to the extent not directly or indirectly paid by the Borrowers or any Guarantor after the date of the Glutino Acquisition, provided that (A) no amounts shall be added back pursuant to this clause (n) in any fiscal quarter of the Parent after its fiscal quarter ending on or about September 30, 2012, and (B) it being understood and agreed that the aggregate amount added back pursuant to this clause shall be without duplication of the specified EBITDA amounts referenced below, (o) settlements or damage awards with respect to any class-action lawsuit in an amount not to exceed $500,000 during any period and $2,000,000 in the aggregate during the term of this Agreement, (p) any write-off of any capitalized fees and expenses with respect to enforcing the rights of the Parent or its Subsidiaries under any patent or patent application, (q) the cumulative effect of changes in accounting principles as required by GAAP, (r) long-term incentive compensation for employees of the Target or any of its Subsidiaries (to the extent not paid by any Borrower or Guarantor after the Closing Date), and (s) to the extent incurred during such period, all costs and expenses in connection with the entering into of the hedging arrangements required by Section 8.22 hereof, plus (ii) cost savings and synergies projected by the Parent in good faith to be realized as part of the Closing Date Acquisition, provided that (A) such projected cost savings and synergies are reflected in the Initial Projections, (B) no amounts shall be added back pursuant to this clause in any fiscal quarter of the Parent after its fiscal quarter ending on or about December 31, 2014, and (C) it being understood and agreed that the aggregate amount added back pursuant to this clause shall be equal to $3,000,000 net of the amount of actual salary and benefits cost savings realized from head count reductions from and after the Closing Date, minus (iii) all non-cash gains arising from mark-to-market adjustments of hedging transactions permitted hereunder; provided that for the purposes of calculating the financial maintenance covenants set forth in Section 8.23 hereof as of the end of each fiscal quarter of the Parent for the four fiscal quarter period then ended, (A) the “EBITDA” for the Parent and its Subsidiaries for the fiscal quarters ending September 30, 2011, December 31, 2011 and March 31, 2012 shall for all purposes of this Agreement be deemed to be $12,681,000, $13,571,000 and $14,564,000, respectively and (B) the “EBITDA” for the Target and its Subsidiaries for (x) the calendar months ending April 30, 2012 and May 31, 2012 shall for all purposes of this Agreement be deemed to be $1,419,000 and $1,143,000, respectively and (y) the calendar month ending June 30, 2012 (and any stub period thereafter through and including the Closing Date) shall for all purposes of this Agreement be calculated based on the actual reported numbers for the Target and its Subsidiaries for such calendar month with adjustments consistent with the adjustments to the Target’s and its Subsidiaries “EBITDA” results for the previous 11-month period prior to such calendar month that have already been included in this Agreement for purposes of compliance with the applicable financial covenants and financial tests (which adjustments shall include, but not be limited to, management fees, “change of control” bonuses and expenses incurred in respect of the execution and delivery of this Agreement, the Closing Date Acquisition and the related transactions).

“Effective Date” is defined in Exhibit G hereof.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Credit Commitment, the L/C Issuer, and (iii) unless an Event of Default has occurred and is continuing, the Borrower Representative (each such approval not to be unreasonably withheld or delayed, it being understood that an assignment to a competitor of the Borrowers or their respective Subsidiaries is grounds upon which the Borrower Representative may reasonably withhold its approval of such assignment); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include any Borrower or any Guarantor or any of either Borrower’s or such Guarantor’s Subsidiaries.

“Eligible Line of Business” means any business engaged in as of the date of this Agreement by the Borrowers or any of their respective Subsidiaries and any other business relating to any food, beverage or health related product or service in the functional, healthy, natural, or specialty foods segments, in any channel of distribution.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

“Eurocurrency Loan” means a Loan bearing interest at the rate specified in Section 1.4(b) hereof.

“Eurocurrency Reserve Percentage” is defined in Section 1.4(b) hereof.

“Event of Default” means any event or condition identified as such in Section 9.1 hereof.

“Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property or (b) any condemnation, seizure, or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

“Excess Cash Flow” means, with respect to any period (without duplication), the amount (if any) by which (a) EBITDA (but determined for such purposes without giving effect to any extraordinary gains or losses or pro forma results from Acquisitions for the period prior to the consummation thereof) during such period exceeds (b) the sum of (i) Interest Expense payable in cash during such period, plus (ii) Taxes payable in cash during such period, plus (iii) the aggregate amount of payments required to be made, and actually made, by the Parent, the Borrowers and their respective Subsidiaries during such period in respect of all principal on all Indebtedness (whether at maturity, as a result of mandatory sinking fund redemption, mandatory prepayment, acceleration or otherwise, but excluding payments made under the Revolving Credit which do not result in a permanent reduction of the Revolving Credit and excluding prepayments of the Term Loans made under Section 1.9 hereof), plus (iv) the aggregate amount of Capital Expenditures made by the Parent, the Borrowers and their respective Subsidiaries during such period to the extent permitted by this Agreement and not financed with proceeds of Indebtedness (but excluding credit extended under the Revolving Credit), plus (v) the total consideration paid by the Parent, the Borrowers and their respective Subsidiaries with respect to any Permitted Acquisition during such period to the extent not financed with proceeds of Indebtedness (but excluding credit extended under the Revolving Credit), plus (vi) any increases in non-debt, non-cash working capital of the Parent, the Borrowers and their respective Subsidiaries for such period, plus (vii) other amounts paid in cash during such period, in each case to the extent included as an “add-back” in the calculation of EBITDA (whether added back in such period or a prior period), plus (viii) all non-cash amounts incurred during such period to the extent included as an “add-back” in the calculation of EBITDA pursuant to clause (ii) set forth in such definition, plus (ix) to the extent not included in clauses (vii) or (viii) of this definition, all amounts included as an “add-back” in the calculation of EBITDA for such period pursuant to clause (p) set forth in such definition, plus (x) without duplication, any Taxes paid by the Parent, the Borrowers and their respective Subsidiaries in cash, or amounts deemed to be received by the Parent, the Borrowers and their respective Subsidiaries, during such period, in each case, as a result of the exercise of any option or the vesting of any restricted stock or restricted stock units, minus (xi) any decreases in non-debt, non-cash working capital of the Parent, the Borrowers and their respective Subsidiaries for such period.

“Excess Cash Flow Prepayment Percentage” means 50%; provided that the Excess Cash Flow Prepayment Percentage shall reduce to 25% with respect to any fiscal year for which (i) the Total Funded Debt/EBITDA Ratio calculated on a Pro Forma Basis for the most recently completed two consecutive fiscal quarters is less than 3.25 to 1.0 as evidenced by the most recent fiscal year-end Compliance Certificate furnished to the Administrative Agent pursuant to Section 8.5(b) and (j) hereof, and (ii) no Default or Event of Default has occurred and is continuing at such time, and shall further reduce to 0% with respect to any fiscal year for which (i) the Total Funded Debt/EBITDA Ratio calculated on a Pro Forma Basis for the most recently completed two consecutive fiscal quarters is less than 2.75 to 1.0 as evidenced by the most recent fiscal year-end Compliance Certificate furnished to the Administrative Agent pursuant to Section 8.5(b) and (j) hereof, and (ii) no Default or Event of Default has occurred and is continuing at such time.

“Excess Interest” is defined in Section 13.20 hereof.

“Excluded Property” means (i) any motor vehicles and other assets subject to certificates of title, letter of credit rights and commercial tort claims with a value not in excess of $250,000 in the aggregate; (ii) pledges and security interests prohibited by law, rule or regulation (in each case for so long as such prohibition remains in effect); (iii) equity interests of any Foreign Subsidiary (other than 65% of the outstanding voting equity interests (and 100% of the non-voting equity interests) of any first-tier Foreign Subsidiary); (iv) foreign assets (including, without limitation, assets held by any Foreign Subsidiary); (v) any lease, license or other agreement or any Property acquired, constructed, fixed or improved and financed with indebtedness permitted under Section 8.7(b) to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or terms of any such indebtedness or create a right of termination in favor of, or require the consent of, any other party thereto (other than a Borrower or a Guarantor) after giving effect to applicable anti-assignment provisions under the Uniform Commercial Code and only so long as such prohibition remains in effect, other than receivables and proceeds thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition; (vi) interests in partnerships, joint ventures and non-Wholly-Owned Subsidiaries which cannot be pledged without the consent of one or more third parties (provided that the Borrowers and the applicable Subsidiaries shall only be required to expend commercially reasonable efforts to get any such consent, approval, license or authorization but in any event shall not be required to expend any funds in relation to obtaining any of the foregoing); (vii) Liens on equipment located at facilities owned or maintained by any Borrower’s co-packers shall not be perfected to the extent that the book value of any such individual item of equipment does not exceed $100,000 and the book value of all such equipment does not exceed $3,000,000 in the aggregate; (viii) any leasehold rights and interests in real property (including landlord waivers, estoppels and collateral access letters) and, except as set forth in Section 4.4 hereof, any fee owned real property; (ix) any Exempted Account; and (x) those assets as to which the Administrative Agent and the Borrowers reasonably determine that the burden or cost of obtaining such a security interest or perfection thereof outweighs the benefit to the Lenders of the security to be afforded thereby.

“Excluded Subsidiary” means (i) each Foreign Subsidiary, (iii) each joint venture of the Parent or any of its direct or indirect Subsidiaries, (iii) each Domestic Subsidiary that has no material assets other than equity interests of one or more Foreign Subsidiaries that are “controlled foreign corporations” within the meaning of Section 957 of the Code, (iv) each Domestic Subsidiary whose Voting Equity or other equity interests are owned directly or indirectly by a Foreign Subsidiary and (v) any other Subsidiary whereby obtaining a guarantee from such Subsidiary would violate any applicable law, rule or regulation.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 1.14 hereof) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 13.1 amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 13.1(b) or Section 13.1(d), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Exempted Account” means (i) a deposit account or securities account the balance of which consists exclusively of (and is identified when established as an account established solely for the purposes of) (a) withheld income Taxes and federal, state, local or foreign employment Taxes in such amounts as are required in the reasonable judgment of any Borrower to be paid to the Internal Revenue Service or any other U.S., federal, state or local or foreign government agencies within the following month with respect to employees of any of the Loan Parties, (b) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3-102 on behalf of or for the benefit of employees of any Borrower or one or more Guarantors, (c) amounts which are required to be pledged or otherwise provided as security pursuant to any requirement of any Governmental Authority or foreign pension requirement, (d) any accounts opened and amounts or deposits relating to liens permitted by Section 8.8(a) which are permitted hereunder, (e) amounts to be used to fund payroll obligations (including, but not limited to, amounts payable to any employment contracts between any Borrower and any of its Subsidiaries and their respective employees) and (f) cash accounts maintained by the Borrowers and the Guarantors in proximity to their operations provided that the total amount on deposit in all such accounts at any one time shall not exceed $100,000 in the aggregate, (ii) any accounts containing solely treasury stock and (iii) any account maintained at Book&Claim for the sole purpose of trading GreenPalm certificates provided that such accounts do not at any one time contain cash balances in excess $50,000 in the aggregate.

“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of March 31, 2011, among the Borrowers, the Parent, the guarantors party thereto, the Lenders party thereto and the Administrative Agent, as the same may have been amended, restated or otherwise modified from time to time.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means the fluctuating interest rate per annum described in part (i) of clause (b) of the definition of Base Rate appearing in Section 1.4(a) hereof.

“Fee Letter” has the meaning set forth in Section 2.1(d) hereof.

“Foreign Subsidiary” means each Subsidiary which is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia, and any Subsidiary thereof.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any L/C Issuer, such Defaulting Lender’s Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Percentage of outstanding Swing Loans made by the Swing Line Lender other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or agencies with similar functions of comparable stature and authority with respect to any Domestic Subsidiary (or, with respect to any Foreign Subsidiary, generally accepted accounting principles in the opinions and pronouncements of equivalent organizations in such Foreign Subsidiary’s jurisdiction of organization), which are applicable to the circumstances as of the date of determination, consistently applied.

“GFA” is defined in the introductory paragraph hereof.

“GFA Note” means that certain unsecured promissory note dated as of August 3, 2011 issued by 9249-2180 Québec Inc. to GFA.

“Glutino” is defined in the introductory paragraph hereof.

“Glutino Acquisition” means the acquisition by GFA, directly or indirectly, of all of the issued and outstanding capital stock of De-Ro-Ma, the registered and beneficial owner of all of the issued and outstanding capital stock of Glutino USA, Inc., under and pursuant to that certain Stock Purchase Agreement dated as of August 3, 2011 between 9249-2180 Québec Inc., a corporation established pursuant to the laws of Canada, and Stepworth Holdings Inc., a corporation established pursuant to the laws of Canada.

“Glutino Subsidiaries” means Glutino USA, Inc., SB Glutino, L.P., 9249-2180 Québec Inc. and 9249-2123 Québec Inc.

“Guarantor” and “Guarantors” each is defined in Section 4.1 hereof.

“Guaranty” and “Guaranties” each is defined in Section 4.1 hereof.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Borrower or their respective Subsidiaries shall be a Hedging Agreement.

“Hedging Liability” means the liability of any Borrower or any Guarantor to any of the Lenders, or any Affiliates of such Lenders in respect of any Hedging Agreement of the type permitted under Section 8.7(c) hereof as the Borrowers or such Guarantor, as the case may be, may from time to time enter into with any one or more of the Lenders party to this Agreement or their Affiliates, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor).

“Holder” is defined in Section 13.16(a) hereof.

“Hostile Acquisition” means the acquisition of the capital stock or other equity interests of a Person through a tender offer or similar solicitation of the owners of such capital stock or other equity interests which has not been approved (prior to such acquisition) by resolutions of the Board of Directors of such Person or by similar action if such Person is not a corporation, or as to which such approval has been withdrawn.

“Immaterial Subsidiary” means any Domestic Subsidiary so long as such Domestic Subsidiary, (x) on an individual basis has neither (A) assets with a book value at or in excess of 1.0% of the consolidated total assets of the Borrowers and the Guarantors at any time nor (B) EBITDA attributable to such Domestic Subsidiary for the most recently completed fiscal quarter for the four fiscal quarters then ended at or in excess of 1.0% of EBITDA of the Borrowers and the Guarantors on a consolidated basis for such period; or (y) when taken together with all other Domestic Subsidiaries that are not parties to the Loan Documents as Guarantors, have neither (A) assets with a book value at or in excess of 2.5% of the consolidated total assets of the Borrowers and the Guarantors at any time nor (B) EBITDA attributable to such Domestic Subsidiaries for the most recently completed fiscal quarter for the four fiscal quarters then ended at or in excess of 2.5% of EBITDA of the Borrowers and the Guarantors on a consolidated basis for such period. For the avoidance of doubt, in no event shall any Borrower be an Immaterial Subsidiary at any time.

“Increase Date” is defined in Section 1.16 hereof.

“Incremental Amendment” is defined in Section 1.16 hereof.

“Incremental Term Loans” is defined in Section 1.16 hereof, and as so defined includes a Base Rate Loan or a Eurocurrency Loan, each of which is a “type” of Term Loan hereunder.

“Indebtedness” means for any Person (without duplication) (a) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (b) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business which are not more than ninety (90) days past due), (c) all indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (d) all Capitalized Lease Obligations of such Person, and (e) all obligations of such Person on or with respect to letters of credit, bankers’ acceptances and other extensions of credit whether or not representing obligations for borrowed money, in each case to the extent drawn or otherwise utilized.

“Indemnified Taxes” means (a) all Taxes other than Excluded Taxes and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” is defined in Section 13.16(a) hereof.

“Information” is defined in Section 13.26 hereof.

“Initial Projections” means forecasts prepared by management of balance sheets, income statements and cash flow statements of the Parent and its Subsidiaries on a consolidated basis, which will be quarterly through (and including) December 31, 2013 and annually thereafter for the term of the Commitments.

“Intercompany Agreements” means and includes the Management and Administrative Services Agreement, the Tax Sharing Agreement and all other agreements, instruments and other documents described in Schedule 8.24 hereto or directly related thereto.

“Interest Coverage Ratio” means ratio of (i) EBITDA for the four fiscal quarters of the Parent then ended, to (ii) cash Interest Expense for the same four fiscal quarters then ended. For purposes hereof, Interest Expense for the first four fiscal quarters ending after the Closing Date, shall be deemed to equal the product of (x) the respective amounts described therein for the period from and including the Closing Date and (y) a fraction, the numerator of which is 365 and the denominator of which is the number of calendar days elapsed from and including the Closing Date to and including the last day of such fiscal quarter.

“Interest Expense” means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense) of the Parent, the Borrowers and their respective Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Interest Payment Date” means (a) with respect to any Eurocurrency Loan, the last day of each Interest Period with respect to such Eurocurrency Loan and on the maturity date and, if the applicable Interest Period is longer than (3) three months, on each day occurring every three (3) months after the commencement of such Interest Period, (b) with respect to any Base Rate Loan (other than Swing Loans), the last day of every calendar quarter and on the maturity date, and (c) as to any Swing Loan, (i) bearing interest by reference to the Base Rate, the last day of every calendar month, and on the maturity date and (ii) bearing interest by reference to the Swing Line Lender’s Quoted Rate, the last day of the Interest Period with respect to such Swing Loan, and on the maturity date.

“Interest Period” means the period commencing on the date a Borrowing of Eurocurrency Loans or Swing Loans (bearing interest at the Swing Line Lender’s Quoted Rate) is advanced, continued, or created by conversion and ending (a) in the case of Eurocurrency Loans, 1, 2, 3, 6 or, if available to all Lenders, 9 or 12 months thereafter and (b) in the case of Swing Loans bearing interest at the Swing Line Lender’s Quoted Rate, on the date one (1) to five (5) Business Days thereafter as mutually agreed by the Borrower Representative and the Swing Line Lender, provided, however, that:

(i)          no Interest Period with respect to any portion of Loans of any type shall extend beyond the final maturity date of such Loans;

(ii)         no Interest Period with respect to any portion of the Term Loans shall extend beyond a date on which the Borrowers are required to make a scheduled payment of principal on the Term Loans, unless the sum of (a) the aggregate principal amount of Term Loans that are Base Rate Loans plus (b) the aggregate principal amount of Term Loans that are Eurocurrency Loans with Interest Periods expiring on or before such date equals or exceeds the principal amount to be paid on the Term Loans on such payment date;

(iii)        whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of Eurocurrency Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

(iv)        for purposes of determining an Interest Period for a Borrowing of Eurocurrency Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

“L/C Issuer” means Bank of Montreal (and one or more of its Affiliates) or any other Lender selected by the Borrowers and reasonably satisfactory to the Administrative Agent, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 1.3(h) hereof.

“L/C Obligations” means the U.S. Dollar Equivalent of the aggregate undrawn face amounts of all outstanding Letters of Credit and all unpaid Reimbursement Obligations.

“L/C Sublimit” means $7,500,000, as reduced pursuant to the terms hereof.

“Lead Arrangers” means and includes Bank of Montreal, acting under its trade name BMO Capital Markets, and Citigroup Global Markets Inc., each in their respective capacities as Lead Arrangers under the Commitment Letter dated as of May 31, 2012, among the Borrowers, Bank of Montreal and Citigroup Global Markets Inc.

“Legal Requirement” means any treaty, convention, statute, law, regulation, ordinance, license, permit, governmental approval, injunction, judgment, order, consent decree or other requirement of any governmental authority, whether federal, state, or local.

“Lenders” means and includes Bank of Montreal, Citibank, N.A. and the other financial institutions from time to time party to this Agreement, including each assignee Lender pursuant to Section 13.13 hereof and, unless the context otherwise requires, the Swing Line Lender.

“Lending Office” is defined in Section 10.4 hereof.

“Letter of Credit” is defined in Section 1.3(a) hereof.

“LIBOR” is defined in Section 1.4(b) hereof.

“Lien” means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement. For avoidance of doubt, “Lien” shall not include any license of intellectual property.

“Loan” means any Revolving Loan, Swing Loan, Term Loan or Incremental Term Loan, whether outstanding as a Base Rate Loan or Eurocurrency Loan or otherwise, each of which is a “type” of Loan hereunder.

“Loan Documents” means this Agreement, the Notes (if any), the Applications, the Collateral Documents, the Guaranties, and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith.

“Management and Administrative Services Agreement” means that certain Management and Administrative Services Agreement dated as of May 21, 2007, by and between the Parent and GFA.

“Management Fees” means all fees, charges and other amounts (including without limitation salaries and any other compensation such as bonuses, pensions and profit sharing payments) due and to become due to the Parent in consideration for, directly or indirectly, management, consulting or similar services.

“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, business, Property, condition (financial or otherwise) or prospects of the Borrowers or of the Borrowers and their respective Subsidiaries taken as a whole, (b) a material impairment of the ability of any Borrower or any Guarantor to perform its obligations under any Loan Document or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrowers or any Guarantor of any Loan Document or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Material Contract” means, with respect to any Person, each contract to which such Person is a party the termination of which could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person and includes, in any event, the contracts listed on Schedule 5.1.

“Material Plan” is defined in Section 9.1(h) hereof.

“Material Subsidiary” means each Domestic Subsidiary that is not an Immaterial Subsidiary.

“Maximum Cap Ex Amount” is defined in Section 8.23(c) hereof.

“Maximum Rate” is defined in Section 13.20 hereof.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of all L/C Issuers with respect to Letters of Credit issued and outstanding at such time.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Net Cash Proceeds” means, as applicable, (a) with respect to any Disposition by a Person, cash and cash equivalent proceeds received by or for such Person’s account, net of (i) reasonable direct costs relating to such Disposition and (ii) Taxes (including income, franchise and branch profits taxes) paid or payable by such Person as a direct result of such Disposition, (b) with respect to any Event of Loss of a Person, cash and cash equivalent proceeds received by or for such Person’s account (whether as a result of payments made under any applicable insurance policy therefor or in connection with condemnation proceedings or otherwise), net of reasonable direct costs incurred in connection with the collection of such proceeds, awards or other payments, and (c) with respect to the issuance of any Indebtedness by a Person, cash and cash equivalent proceeds received by or for such Person’s account, net of withholding, FICA and medicare taxes and reasonable transaction fees, including, without limitation, legal, underwriting, brokerage or other customary selling discounts and commissions, and other fees and expenses incurred as a direct result thereof.

“Net Income” means, with reference to any period, the net income (or net loss) of the Parent, the Borrowers and their respective Subsidiaries for such period computed on a consolidated basis in accordance with GAAP; provided that there shall be excluded from Net Income (a) the net income (or net loss) of any Person accrued prior to the date it becomes a Subsidiary of, or has merged into or consolidated with, the Parent, the Borrowers or any of their respective Subsidiaries, and (b) the net income (or net loss) of any person (other than a Subsidiary) in which the Parent, the Borrowers or any of their respective Subsidiaries has a equity interest in, except to the extent of the amount of dividends or other distributions actually paid to the Parent, the Borrowers or any of their respective Subsidiaries during such period.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Guarantor Advance Cap” means, at any the same is to be determined, an amount equal to the sum of (i) the amounts set forth as Items 1 and 6 on Schedule 8.7 hereof and Items 4 and 5 on Schedule 8.9 hereof, in each case as of the Closing Date (and, for the avoidance of doubt, without giving effect to any repayment, dividend or other return of capital with respect to the intercompany advances, loans, guaranties or investments set forth on the foregoing schedules) and (ii) $15,000,000, at any time outstanding; provided, however, that for purposes of calculating usage of the Non-Guarantor Advance Cap, the total amount of all De-Ro-Ma Payments actually received by any Borrower or any Guarantor shall be deemed to off-set any intercompany advances, loans, guaranties or investments to De-Ro-Ma that are then outstanding.

“Note” and “Notes” each is defined in Section 1.11(d) hereof.

“Obligations” means all obligations of the Borrowers, or any of them individually, to pay principal and interest on the Loans, all Reimbursement Obligations owing under the Applications, all fees and charges payable hereunder, and all other payment obligations of the Borrowers, or any of them individually, or any Guarantor arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

“OFAC” means the United States Department of Treasury Office of Foreign Assets Control.

“OFAC Event” means the event specified in Section 8.15(c) hereof.

“OFAC Sanctions Programs” means all laws, regulations, and Executive Orders administered by OFAC, including without limitation, the Bank Secrecy Act, anti-money laundering laws (including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56 (a/k/a the USA Patriot Act)), and all economic and trade sanction programs administered by OFAC, any and all similar United States federal laws, regulations or Executive Orders, and any similar laws, regulators or orders adopted by any State within the United States.

“OFAC SDN List” means the list of the Specially Designated Nationals and Blocked Persons maintained by OFAC.

“Omnibus Agreement” means that certain Omnibus Amendment and Domain Name Transfer dated as of May 31, 2012, among Udi, Udi Café, Inc., Udi the Sandwich Man, Inc., and Ehud Baron, as the same may be amended, supplemented or otherwise modified from time to time.

“Original Dollar Amount” means the amount of any Obligation denominated in U.S. Dollars and, in relation to any Revolving Loan denominated in an Alternative Currency, the U.S. Dollar Equivalent of such Revolving Loan on the day it is advanced or continued for an Interest Period.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 1.14 hereof).

“Overnight Rate” means, for any amount due and unpaid with respect to any Eurocurrency Loan denominated in any Alternative Currency, the rate of interest per annum as determined in good faith by the Administrative Agent (rounded upwards, if necessary, to the next higher 1/100,000 of 1%) at which overnight or weekend deposits (or, if such amount due remains unpaid more than three Business Days, then for such other period of time not longer than one month as the Administrative Agent may elect in good faith) of such Alternative Currency for delivery in immediately available and freely transferable funds would be offered by the Administrative Agent to major banks in the interbank market upon request of such major banks for the applicable period and in an amount comparable to such unpaid amount (or, if the Administrative Agent is not placing deposits in such currency in the interbank market, then the Administrative Agent’s cost of funds in such currency for such period).

“Parent” is defined in the introductory paragraph of this Agreement.

“Participating Interest” is defined in Section 1.3(e) hereof.

“Participating Lender” is defined in Section 1.3(e) hereof.

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Percentage” means for any Lender its Revolver Percentage or Term Loan Percentage, as applicable; and where the term “Percentage” is applied on an aggregate basis (including, without limitation, Section 11.6 hereof), such aggregate percentage shall be calculated by aggregating the separate components of the Revolver Percentage and Term Loan Percentage, and expressing such components on a single percentage basis.

“Perfection Certificate” means that certain Perfection Certificate dated as of the Closing Date from the Borrowers to the Administrative Agent.

“Permitted Acquisition” means any Acquisition after the Closing Date with respect to which all of the following conditions shall have been satisfied:

(a)          the Acquired Business is engaged primarily in an Eligible Line of Business and has its primary operations within the United States of America;

(b)          the Acquisition shall not be a Hostile Acquisition;

(c)          with respect to any Acquisition for which the amount of Total Consideration exceeds $25,000,000, the financial statements of the Acquired Business shall have been audited for the most recently-ended fiscal year of the Acquired Business by a nationally or regionally recognized accounting firm or such financial statements, if not so audited, shall have undergone review of a scope reasonably satisfactory to the Administrative Agent;

(d)          if after giving effect to such Acquisition and any Credit Event in connection therewith, the Total Funded Debt to EBITDA Ratio calculated on a Pro Forma Basis is greater than 3.50 to 1.0, the Total Consideration for any individual Acquisition shall not exceed $75,000,000, but, there shall be no aggregate cap for Permitted Acquisitions; provided, however, that with respect to any Acquisition, the Total Consideration for which is payable solely in the form of capital stock of the Parent, the Total Consideration for any such Acquisition shall not exceed $100,000,000;

(e)          the Borrower Representative shall have notified the Administrative Agent not less than 30 days prior to any such Acquisition and furnished to the Administrative Agent at such time reasonable details as to such Acquisition (including sources and uses of funds therefor) and covenant compliance calculations reasonably satisfactory to the Administrative Agent demonstrating satisfaction of the condition described in clause (g) below, and, if available, with respect to any Acquisition for which the amount of Total Consideration exceeds $25,000,000, 3-year historical financial information of the Acquired Business on a stand alone basis and 3-year pro forma financial forecasts of the Acquired Business and the Parent and its Subsidiaries on a consolidated basis after giving effect to the Acquisition (which shall include detail as to revenues, capital expenditures and operating expenses of, and synergies attributable to, the Acquired Business, and such other information as the Administrative Agent may reasonably request, each in form reasonably acceptable to the Administrative Agent);

(f)          substantially all of the assets acquired in such Acquisition shall be owned by a Borrower or Guarantor after giving effect to such Acquisition if a new Subsidiary is formed or acquired as a result of or in connection with the Acquisition, the Borrowers shall have complied with the requirements of Section 4 hereof in connection therewith;

(g)          after giving effect to the Acquisition and any Credit Event in connection therewith, no Default or Event of Default shall exist, including with respect to the financial covenants contained in Section 8.23 hereof on a Pro Forma Basis (including in each case the financial results and projections of the Acquired Business) for the four most recently completed fiscal quarters and for next succeeding four fiscal quarters based on the financial forecasts prepared pursuant to clause (e) above; provided; however, that the applicable Total Funded Debt to EBITDA Ratio calculated on a Pro Forma Basis shall not be greater than the lesser of (x) 4.00 to 1.0, or (y) 0.25 to 1.0 less than the requirement set forth in Section 8.23(a) hereof for the most recently completed fiscal quarter; and

(h)          after giving effect to the Acquisition and any Credit Event in connection therewith, the Borrowers shall have Unused Revolving Credit Commitments of not less than $15,000,000.

“Permitted Liens” has the meaning set forth in Section 8.8 hereof.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

“Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Pro Forma Adjusted Transaction” means (i) the Closing Date Acquisition, (ii) any acquisition (whether by means of a merger, consolidation or otherwise) of Equity Interests or assets (or any division or business line) outside the ordinary course of business, (iii) any sale, transfer or other disposition of Equity Interests or assets (or any division or business line) outside the ordinary course of business and (iv) any Indebtedness incurred in connection with any acquisition described in the foregoing clause (ii) or any sale, transfer or other disposition described in the foregoing clause (iii).

“Pro Forma Basis” means, for any period of four consecutive fiscal quarters (each, a “Reference Period”), with respect to compliance with any test or covenant hereunder, compliance with such test or covenant after giving pro forma effect to any Pro Forma Adjusted Transaction that has occurred during such Reference Period or on or prior to the applicable date of determination, in each case, as if it occurred on the first day of such Reference Period (or, if such calculation is being made for the purpose of determining whether any proposed Acquisition will constitute a Permitted Acquisition, as if such Acquisition had occurred since the beginning of such Reference Period), including (i) pro forma adjustments to the historical financial results of an Acquired Business as substantiated by a quality of earnings report prepared by a third party accounting firm and which are otherwise reasonably acceptable to the Administrative Agent, (ii) other adjustments in respect of cost savings and synergies as are reasonably acceptable to the Administrative Agent in an aggregate amount not to exceed $5,000,000 (or such greater amount as may be deemed approved by the Required Lenders) and (iii) such other adjustments and add-backs permitted by the definition of EBITDA with respect to the Acquired Business and reasonably acceptable to the Administrative Agent. For purposes of this definition, (i) if any Indebtedness to be so incurred bears interest at a floating rate and is being given pro forma effect, the interest on such Indebtedness will be calculated as if the rate in effect on the date of incurrence had been the applicable rate for the entire period (taking into account any applicable interest rate Hedging Agreements) and (ii) the Required Lenders shall be deemed to have approved any increase of the cap amount set forth in clause (ii) of the immediately preceding sentence to the extent that Lenders constituting Required Lenders have not objected to the proposed increased amount within 10 Business Days following the date upon which the relevant financial statements and Compliance Certificate evidencing such adjustments have been distributed to the Lenders in accordance with the terms of this Agreement.

“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its Subsidiaries under GAAP.

“Recipient” means (a) the Administrative Agent, (b) any Lender, and (c) any L/C Issuer, as applicable.

“Register” is defined in Section 13.13(b) hereof.

“Reimbursement Obligation” is defined in Section 1.3(c) hereof.

“Repricing Transaction” means (a) any prepayment or repayment of all or any portion of the Term Loans with the proceeds of, or any conversion of, the Term Loans into other Loans for the primary purpose of prepaying, repaying or replacing such Term Loans and having or resulting in an All-In Yield less than the All-In Yield of the Term Loans being prepaid or repaid or (b) any amendment to all or any portion of the Term Loans that, directly or indirectly, reduces the All-In Yield of such Term Loans; provided that a Repricing Transaction shall not include any such prepayment, repayment, replacement, conversion or amendment made in connection with a Change of Control.

“Required Lenders” means, as of the date of determination thereof, Lenders whose outstanding Loans and interests in Letters of Credit and Unused Revolving Credit Commitments constitute more than 50% of the sum of the total outstanding Loans, interests in Letters of Credit, and Unused Revolving Credit Commitments of the Lenders.

“Revaluation Date” means, with respect to any Letter of Credit denominated in an Alternative Currency, (a) the date of issuance thereof, (b) the date of each amendment thereto having the effect of increasing the amount thereof, (c) the last day of each calendar month, and (d) each additional date as the Administrative Agent or the Required Lenders shall specify.

“Revolver Percentage” means, for each Lender, the percentage of the Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment or, if the Revolving Credit Commitments have been terminated, the percentage held by such Lender (including through participation interests in Reimbursement Obligations) of the aggregate principal amount of all Revolving Loans and L/C Obligations then outstanding.

“Revolving Credit” means the credit facility for making Revolving Loans and Swing Loans and issuing Letters of Credit described in Sections 1.2, 1.3 and 1.7 hereof.

“Revolving Credit Commitment” means, as to any Lender, the obligation of such Lender to make Revolving Loans and to participate in Swing Loans and Letters of Credit issued for the account of the Borrowers hereunder in an aggregate principal or face amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1 attached hereto and made a part hereof, as the same may be reduced, increased or modified at any time or from time to time pursuant to the terms hereof. The Borrowers and the Lenders acknowledge and agree that the Revolving Credit Commitments of the Lenders aggregate $40,000,000 on the date hereof.

“Revolving Credit Lender” means, at any time, any Lender with a Revolving Credit Commitment or an outstanding Revolving Loan at such time.

“Revolving Credit Termination Date” means June 30, 2017 or such earlier date on which the Revolving Credit Commitments are terminated in whole pursuant to Section 9.2 or 9.3 hereof.

“Revolving Loan” is defined in Section 1.2 hereof and, as so defined, includes a Base Rate Loan or a Eurocurrency Loan, each of which is a “type” of Revolving Loan hereunder.

“Revolving Note” is defined in Section 1.11(d) hereof.

“S&P” means Standard & Poor’s Ratings Services Group, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sarbanes—Oxley” means the Sarbanes-Oxley Act of 2002, as amended, or any successor statute thereto.

“Security Agreements” means, collectively, that certain Security Agreement and that certain Security Agreement Re: Intellectual Property, each dated the date of this Agreement and each among the Borrowers, the Guarantors and the Administrative Agent, as the same may be amended, modified, supplemented or restated from time to time.

“Specified Representations and Warranties” means the representations and warranties set forth in Section 6.1 (organization and qualification), Sections 6.3(a), 6.3(b)(i), 6.3(b)(iii) (authority and validity), Section 6.4 (margin stock), Section 6.15 (Investment Company Act), Section 6.18 (OFAC), Section 6.20 (solvency) and Section 6.23 (perfection).

“Stock Plan” means that certain Second Amended and Restated Smart Balance, Inc. Stock and Awards plan, effective as of May 21, 2007, established by the Parent, as amended by that certain Amendment 1 to the Second Amended and Restated Smart Balance, Inc. Stock and Awards Plan, effective as of February 15, 2011.

“Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Equity of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization. Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of the Parent or of any of its direct or indirect Subsidiaries.

“Subsidiary Guarantor” means any Subsidiary which is a Guarantor pursuant to Section 4.1 hereof.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligation or liabilities under any Master Agreement.

“Swing Line” means the credit facility for making one or more Swing Loans described in Section 1.7 hereof.

“Swing Line Lender” means Bank of Montreal, acting in its capacity as the Lender of Swing Loans hereunder, or any successor Lender acting in such capacity appointed pursuant to Section 13.13 hereof.

“Swing Line Lender’s Quoted Rate” is defined in Section 1.7(c) hereof.

“Swing Line Sublimit” means $5,000,000, as reduced pursuant to the terms hereof.

“Swing Loan” and “Swing Loans” each is defined in Section 1.7(a) hereof.

“Swing Quoted Rate Loan” means any Swing Loan bearing interest at the Swing Line Lender’s Quoted Rate.

“Swing Note” is defined in Section 1.11(d) hereof.

“Target” has the meaning set forth in the recitals hereto.

“TARGET Settlement Day” means any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open.

“Tax Sharing Agreement” means that certain Tax Sharing Agreement dated as of August 3, 2011, by and among the Parent, GFA and Glutino.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including back up withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Credit” means the credit facility for the Term Loans described in Section 1.1(a) hereof.

“Term Lender” means (a) at any time on or prior to the Closing Date, any Lender with a Term Loan Commitment at such time and (b) at any time after the Closing Date, any Lender with an outstanding Term Loan at such time.

“Term Loan” is defined in Section 1.1(a) hereof and, as so defined, includes a Base Rate Loan or a Eurocurrency Loan, each of which is a “type” of Term Loan hereunder.

“Term Loan Commitment” means, as to any Lender, the obligation of such Lender to make its Term Loan on the Closing Date in the principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1 attached hereto and made a part hereof. The Borrowers and the Lenders acknowledge and agree that the Term Loan Commitments of the Lenders aggregate $240,000,000 on the date hereof.

“Term Loan Maturity Date” means July 2, 2018.

“Term Loan Percentage” means, for each Lender, the percentage of the Term Loan Commitments represented by such Lender’s Term Loan Commitment or, if the Term Loan Commitments have been terminated or have expired, the percentage held by such Lender of the aggregate principal amount of all Term Loans then outstanding.

“Term Loans” means and includes the Term Loans.

“Term Note” is defined in Section 1.11(d) hereof.

“Total Consideration” means, with respect to an Acquisition, the sum (but without duplication) of (a) cash paid in connection with any Acquisition, (b) indebtedness payable to the seller in connection with such Acquisition, (c) the fair market value of any equity securities, including any warrants or options therefor, delivered in connection with any Acquisition, (d) the present value of all scheduled payments related to covenants not to compete entered into in connection with such Acquisition or other future payments which are required to be made over a period of time and are not contingent upon the Borrowers or their respective Subsidiaries meeting financial performance objectives (exclusive of salaries and other service and consulting fees paid in the ordinary course of business) (discounted at the Base Rate), but only to the extent not included in clause (a), (b) or (c) above, and (e) the amount of Indebtedness assumed in connection with such Acquisition.

“Total Funded Debt” means, at any time the same is to be determined, the sum (but without duplication) of (a) all Indebtedness of the Parent and its Subsidiaries at such time, and (b) all Indebtedness of any other Person which is directly or indirectly guaranteed by the Parent or any of its Subsidiaries or which the Parent or any of its Subsidiaries has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which the Parent or any of its Subsidiaries has otherwise assured a creditor against loss; provided, however, that Total Funded Debt shall not include the mark-to-market value of any Swap Contract on any date prior to the termination of such Swap Contract.

“Total Funded Debt/EBITDA Ratio” means, as of the last day of any fiscal quarter of the Parent, the ratio of (x) Total Funded Debt of the Parent and its Subsidiaries as of the last day of such fiscal quarter minus Available Cash as of such date to (y) EBITDA of the Parent, and its Subsidiaries for the period of four fiscal quarters then ended.

“UCC” means the Uniform Commercial Code, as amended and as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code, as amended and as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or nonperfection or priority.

“Udi” is defined in the introductory paragraph hereof.

“Udi’s License Agreement” means that certain Udi’s Mark License Agreement, dated as of April 9, 2010, by and between Udi and Ehud Baron, as amended by the Omnibus Agreement and as further amended, supplemented or otherwise modified from time to time.

“UHF” is defined in the introductory paragraph hereof.

“Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

“Unused Revolving Credit Commitments” means, at any time, the difference between the Revolving Credit Commitments then in effect and the then outstanding aggregate principal amount of Revolving Loans and L/C Obligations.

“U.S. Dollar Equivalent” means (a) the amount of any Obligation or Letter of Credit denominated in U.S. Dollars, and (b) in relation to any Obligation or Letter of Credit denominated in an Alternative Currency, the amount of U.S. Dollars which would be realized by converting such Alternative Currency into U.S. Dollars at the exchange rate quoted to the Administrative Agent, at approximately 11:00 a.m. (London time) three Business Days prior (i) to the date on which a computation thereof is required to be made, and (ii) in the case of L/C Obligations, on any Revaluation Date, in each case, by major banks in the interbank foreign exchange market for the purchase of U.S. Dollars for such Alternative Currency.

“U.S. Dollars” and “$” each means the lawful currency of the United States of America.

“Voting Equity” of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.

“Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.

“wholly-owned Domestic Subsidiary” means any wholly-owned Subsidiary that is a Domestic Subsidiary.

“Wholly-owned Subsidiary” or “wholly-owned Subsidiary” means a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors’ qualifying shares as required by law) or other equity interests are owned by the Borrowers and/or one or more Wholly-owned Subsidiaries within the meaning of this definition.

Section 5.2.          Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to time of day herein are references to Chicago, Illinois, time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement. The Borrowers covenant and agree with the Lenders that whether or not the Borrowers may at any time adopt Accounting Standards Codification 825 or account for assets and liabilities acquired in an acquisition on a fair value basis pursuant to Accounting Standards Codification 805, all determinations of compliance with the financial covenants of this Agreement (and the defined terms used therein) shall be made on the basis that the Borrowers have not adopted Accounting Standards Codification 825 or Accounting Standards Codification 805 with respect to any Indebtedness or other liabilities of any Borrower or Guarantor or their respective Subsidiaries.

Section 5.3.          Change in Accounting Principles. If, after the date of this Agreement, there shall occur any significant change in GAAP from those used in the preparation of the financial statements referred to in Section 6.5 hereof and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Borrowers or the Required Lenders may by notice to the Lenders and the Borrowers, respectively, require that the Lenders and the Borrowers negotiate in good faith to amend such covenants, standards, and terms so as equitably to reflect such change in accounting principles, with the desired result being to preserve the original intent in light of the change such that the criteria for evaluating the financial condition of the Borrowers and their respective Subsidiaries shall be the same as if such change had not been made. No delay by the Borrowers or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with this Section 5.3, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles. Without limiting the generality of the foregoing, the Borrowers shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder, such that no Event of Default could be declared by the Administrative Agent or the Required Lenders based on such noncompliance, if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof. Notwithstanding anything to the contrary in this Agreement or any of the other Loan Documents, any lease that would be treated as an operating lease under GAAP as in effect on the Closing Date shall be treated as an operating lease for all purposes of this Agreement and the other Loan Documents notwithstanding any change in GAAP after the Closing Date providing that such lease should be treated as a Capital Lease.

Section 6.          Representations and Warranties.

Each of the Parent and each Borrower represents and warrants to the Administrative Agent, the Lenders, and the L/C Issuer as follows:

Section 6.1.          Organization and Qualification. Each Borrower is duly organized, validly existing, and in good standing as a corporation or limited liability company, as applicable under the laws of its state of incorporation or organization, as applicable, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so would not have a Material Adverse Effect.

Section 6.2.          Parent and Subsidiaries. The Parent and each Subsidiary (other than the Borrowers) are duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized or incorporated, as applicable, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so would not have a Material Adverse Effect. Except as disclosed to the Administrative Agent by the Borrower Representative from time to time after the Closing Date, Schedule 6.2 hereto identifies each Subsidiary, the jurisdiction of its organization, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Parent, the Borrowers and the other Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding. Except as disclosed to the Administrative Agent by the Borrower Representative from time to time after the Closing Date, all of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 6.2 as owned by the Parent, any Borrower or another Subsidiary are owned, beneficially and of record, by the Parent, any Borrower or such Subsidiary free and clear of all Liens other than the Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents. Except as disclosed to the Administrative Agent by the Borrower Representative from time to time after the Closing Date, except as set forth on Schedule 6.2, there are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary.

Section 6.3.          Authority and Validity of Obligations. (a) Each Borrower has full right and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for, to grant to the Administrative Agent the Liens described in the Collateral Documents executed by such Borrower, and to perform all of its obligations hereunder and under the other Loan Documents executed by it. Each Guarantor has full right and authority to enter into the Loan Documents executed by it, to guarantee the Obligations, Hedging Liability, and Bank Product Obligations, to grant to the Administrative Agent the Liens described in the Collateral Documents executed by such Person, and to perform all of its obligations under the Loan Documents executed by it. The Loan Documents delivered by each Borrower and each Guarantor have been duly authorized, executed, and delivered by such Persons and constitute valid and binding obligations of each Borrower and each Guarantor enforceable against them in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

(b)          This Agreement and the other Loan Documents do not, nor does the performance or observance by any Borrower or any Guarantor of any of the matters and things herein or therein provided for, (i) contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon any Borrower or any Guarantor or any provision of the organizational documents (e.g., charter, certificate or articles of incorporation and by-laws, certificate or articles of association and operating agreement, partnership agreement, or other similar organizational documents) of any Borrower or any Guarantor, (ii) contravene or constitute a default under any covenant, indenture or agreement of or affecting any Borrower or any Guarantor or any of their Property, in each case where such contravention or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien on any Property of any Borrower or any Guarantor other than the Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents and Liens permitted by this Agreement and the other Loan Documents.

Section 6.4.          Use of Proceeds; Margin Stock. The Borrowers shall use the proceeds of the Loans to refinance all indebtedness outstanding under the Existing Credit Agreement, to finance the Closing Date Acquisition, to finance capital expenditures, to finance Permitted Acquisitions, for its general working capital purposes, to fund certain fees and expenses associated with the execution and delivery of this Agreement, the Closing Date Acquisition and the related transactions, and for such other legal and proper general corporate purposes as are consistent with all applicable laws and this Agreement. Neither the Borrowers nor any Guarantor is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock. Margin stock (as hereinabove defined) constitutes less than 25% of the assets of the Borrowers and their respective Subsidiaries which are subject to any limitation on sale, pledge or other restriction hereunder.

Section 6.5.          Financial Reports. (a) The consolidated balance sheet of the Parent, the Borrowers and their respective Subsidiaries as at December 31, 2011, and the related consolidated statements of income, retained earnings and cash flows of the Parent, the Borrowers and their respective Subsidiaries for the fiscal year then ended, and accompanying notes thereto, which consolidated financial statements are accompanied by the audit report of Ehrhardt Keefe Steiner & Hottman PC, independent public accountants, heretofore furnished to the Administrative Agent and the Lenders and the unaudited consolidated balance sheet as at March 31, 2012 and the related consolidated statements of income, retained earnings and cash flows of the Parent, the Borrowers and their respective Subsidiaries for the three (3) month period then ended, (i) fairly present in all material respects the consolidated financial condition of the Parent, the Borrowers and their respective Subsidiaries as of said date and the consolidated results of their operations and cash flows for the period then ended and (ii) were prepared in conformity with GAAP applied on a consistent basis for the period covered thereby, subject to normal year-end audit adjustments and the absence of required footnote disclosures. None of the Borrowers, the Parent or any Subsidiary has contingent liabilities which are material to it other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 8.5 hereof.

(b)          The consolidated balance sheet of the Target and its Subsidiaries as at December 31, 2011, and the related consolidated statements of income, retained earnings and cash flows of the Target and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, which consolidated financial statements are accompanied by the audit report of Katz, Sapper & Miller, LLP, independent public accountants, heretofore furnished to the Administrative Agent and the Lenders and the unaudited consolidated balance sheet as at April 30, 2012 and the related consolidated statements of income, retained earnings and cash flows of the Target and its Subsidiaries for the four (4) month period then ended, (i) fairly present in all material respects the consolidated financial condition of the Target and its Subsidiaries as of said date and the consolidated results of their operations and cash flows for the period then ended and (ii) were prepared in conformity with GAAP applied on a consistent basis for the period covered thereby, subject to normal year-end audit adjustments and the absence of required footnote disclosures. Neither of the Target or any Subsidiary has contingent liabilities which are material to it other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 8.5 hereof.

(c)          The Initial Projections have been prepared by the management of each Borrower in light of the past operations of the business of the Borrowers and their respective Subsidiaries and reflect projections for the quarterly periods through and including December 31, 2013 and annually thereafter. As of the Closing Date, the Initial Projections are based upon estimates and assumptions stated therein, all of which the Borrowers believe to be reasonable and fair in light of conditions and facts known to the Borrowers as of the Closing Date; it being understood, however, that the Initial Projections are as to future events and are not to be viewed as facts, that the Initial Projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrowers’ control, that no assurance can be given that any particular Initial Projections will be realized and that actual results during the period or periods covered by any such Initial Projections may differ significantly from the projected results and such differences may be material.

Section 6.6.          No Material Adverse Change. Since December 31, 2011, there has been no change in the condition (financial or otherwise) or business prospects of the Borrowers and the Guarantors, taken as a whole, except those occurring in the ordinary course of business, none of which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

Section 6.7.          Full Disclosure. The written information (other than financial projections and other forward looking information and information of a general economic or industry-specific nature) concerning the Parent and the Borrowers furnished on or prior to the Closing Date to the Administrative Agent and the Lenders by the Parent and the Borrowers (or on their behalf) in connection with the negotiation of this Agreement and the other Loan Documents and the commitments by the Lenders to provide all or part of the financing contemplated hereby, when taken as a whole, as of the time it was furnished, do not contain any untrue statements of a material fact or omit to state a material fact necessary in order to make the material statements contained herein or therein not materially misleading in light of the circumstances under which such statements were made (after giving effect to all supplements and updates thereto.)

Section 6.8.          Trademarks, Franchises, and Licenses. The Parent, the Borrowers and their respective Subsidiaries own, possess, or have the right to use all necessary patents, licenses, franchises, trademarks, trade names, trade styles, copyrights, trade secrets, know how, and confidential commercial and proprietary information to conduct their businesses as now conducted, without known conflict with any patent, license, franchise, trademark, trade name, trade style, copyright or other proprietary right of any other Person, in each case where the failure to own, possess or use the same could reasonably be expected to have a Material Adverse Effect.

Section 6.9.          Governmental Authority and Licensing. The Parent, the Borrowers and their respective Subsidiaries have received all licenses, permits, and approvals of all federal, state, and local governmental authorities, if any, necessary to conduct their businesses, in each case where the failure to obtain or maintain the same could reasonably be expected to have a Material Adverse Effect. No investigation or proceeding which, if adversely determined, could reasonably be expected to result in revocation or denial of any material license, permit or approval is pending or, to the knowledge of the Parent or the Borrowers, threatened in writing, in each case where such revocation or denial could reasonably be expected to have a Material Adverse Effect.

Section 6.10.         Good Title. The Parent, the Borrowers and their respective Subsidiaries have good and defensible title (or valid leasehold interests) to their assets as reflected on the most recent consolidated balance sheet of the Parent, the Borrowers and their respective Subsidiaries furnished to the Administrative Agent and the Lenders (except for sales of assets in the ordinary course of business), subject to no Liens other than such thereof as are permitted by Section 8.8 hereof and further subject only to defects of title as could not, individually, or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.11.         Litigation and Other Controversies. There is no litigation or governmental or arbitration proceeding or labor controversy pending, nor to the knowledge of the Parent or any Borrower threatened, against the Parent, any Borrower or any Subsidiary or any of their Property which, individually or in the aggregate have a reasonable likelihood of an adverse determination and, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

Section 6.12.         Taxes. All tax returns required to be filed by the Parent, any Borrower or any Subsidiary in any jurisdiction have, in fact, been filed, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and all taxes, assessments, fees, and other governmental charges upon the Parent, any Borrower or any Subsidiary or upon any of its Property, income or franchises, which are shown to be due and payable in such returns, have been paid, except those of which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. Neither the Parent nor any Borrower knows of any proposed (in writing), additional, material tax assessment against it or its Subsidiaries for which adequate provisions in accordance with GAAP have not been made on their accounts, except as otherwise disclosed in Schedule 6.12 hereof. Adequate provisions in accordance with GAAP for taxes on the books of the Parent, the Borrowers and each Subsidiary have been made for all open years, and for its current fiscal period.

Section 6.13.         Approvals. No authorization, consent, license or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by any Borrower or any Guarantor of any Loan Document, except for such approvals which have been obtained prior to the date of this Agreement and remain in full force and effect and except for filings or registrations reasonably necessary to release or perfect Liens granted pursuant to the Collateral Documents.

Section 6.14.         Affiliate Transactions. None of the Parent, any Borrower nor any Subsidiary is a party to any contracts or agreements with any of its Affiliates with less favorable material terms and conditions to the Parent, such Borrower or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

Section 6.15.         Investment Company. None of the Parent, any Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 6.16.         ERISA. Except as could not be reasonably be expected to have a Material Adverse Effect, the Parent and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with ERISA and the Code to the extent applicable to it and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. None of the Parent, any Borrower nor any Subsidiary has any contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in article 6 of Title I of ERISA.

Section 6.17.         Compliance with Laws. Each of the Parent, each Borrower and each Subsidiary is in compliance in all material respects with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to their Property or business operations (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), except in instances in which (a) a requirement of any such law, rule or regulation is being contested in good faith by appropriate proceedings diligently conducted, or (b) the failure to comply with any such laws rule or regulation, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. None of the Parent, any Borrower nor any Subsidiary has actual knowledge that its operations are not in compliance with any of the requirements of applicable federal, state or local environmental, health, and safety statutes and regulations or is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, where any such non-compliance or remedial action, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 6.18.         OFAC. (a) Each of the Parent and each Borrower is in compliance with the requirements of all OFAC Sanctions Programs applicable to it, (b) each Subsidiary of the Borrowers are in compliance with the requirements of all OFAC Sanctions Programs applicable to such Subsidiary, (c) each of the Parent and the Borrowers have provided to the Administrative Agent, the L/C Issuer, and the Lenders all information regarding the Parent, the Borrowers and their Affiliates and Subsidiaries necessary for the Administrative Agent, the L/C Issuer, and the Lenders to comply with all applicable OFAC Sanctions Programs, and (d) to the best of the Parent’s and the Borrowers’ knowledge, none of the Parent, any Borrower nor any of their Affiliates or Subsidiaries is, as of the date hereof, named on the current OFAC SDN List.

Section 6.19.         Other Agreements. None of the Parent, any Borrower nor any Subsidiary is in default under the terms of any covenant, indenture or agreement (including any Material Contract) of or affecting such Person or any of its Property, which default if uncured could reasonably be expected to have a Material Adverse Effect.

Section 6.20.         Solvency. The Parent, the Borrowers and their respective Subsidiaries, in each case, taken as a whole, are solvent, able to pay their debts as they become due, and have sufficient capital to carry on their business and all businesses in which they are about to engage.

Section 6.21.         No Default. No Default or Event of Default has occurred and is continuing.

Section 6.22.         No Broker Fees. Except for consulting fees or success fees payable to a consultant and advisory fees payable in connection with the Closing Date Acquisition, no broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated thereby; and the Borrowers hereby agree to indemnify the Administrative Agent and the Lenders against, and agree that they will hold the Administrative Agent and the Lenders harmless from, any claim, demand, or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable attorneys’ fees) arising in connection with any such claim, demand, or liability.

Section 6.23.         Perfection of Security Interests in Article 9 UCC Collateral and Intellectual Property; Status of Liens. (a) The Security Agreement and the Collateral Documents are effective to create in favor of the Administrative Agent, on behalf of the Lenders, for the ratable benefit of the holders of the Obligations, a valid and enforceable security interest in the Collateral described therein and, upon the filing of the UCC financing statements naming each Guarantor or each Borrower, as applicable, as “debtor” and the Administrative Agent, on behalf of the Lenders, a “secured party” and describing the collateral on or about the Closing Date in the appropriate offices specified in the Security Agreement and assuming that the Administrative Agent, on behalf of the Lenders, has taken and is retaining possession in the State of New York of the Collateral that was required to be delivered to the Administrative Agent pursuant to Section 7.2(c) hereof, the Security Agreement constitutes a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such of the Collateral in which a security interest can be perfected to the extent such security interests can be perfected by the filing of any UCC financing statements in any jurisdiction or the delivery and possession of such Collateral, as applicable, in each case subject to no Liens other than Permitted Liens.

(b)          When financing statements in appropriate form are filed in accordance with Section 6.23(a) hereof, and the Patent Collateral Agreement and the Trademark Collateral Agreements are filed and recorded in the United States Patent and Trademark Office, the Security Agreements shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in the United States trademarks, copyrights and patents covered in such documents in which a security interest can be perfected to the extent such security interests can be perfected by the filing and recordation of any agreements with the United States Patent and Trademark Office, the filing of any UCC financing statements in any jurisdiction or the delivery and possession of such Collateral, as applicable, under United States law (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a lien on issued patents, patent applications, registered trademarks, trademark applications, registered copyrights and copyright applications acquired by any Borrower or any Guarantor after the Closing Date), in each case subject to no Liens other than Permitted Liens.

Section 7.          Conditions Precedent.

The obligation of each Lender to advance any Loan or of the L/C Issuer to issue, extend the expiration date (including by not giving notice of non-renewal) of or increase the amount of any Letter of Credit under this Agreement, shall be subject to the following conditions precedent:

Section 7.1.          All Credit Events. At the time of each Credit Event hereunder:

(a)          subject, in the case of the initial Credit Events on the Closing Date, to the last paragraph of Section 7.2 hereof, each of the representations and warranties set forth herein and in the other Loan Documents shall be true and correct in all material respects as of said time, except to the extent the same expressly relate to an earlier date in which case they shall be true and correct as of such earlier date;

(b)          no Default or Event of Default shall exist or would occur as a result of such Credit Event; and

(c)          in the case of a Borrowing the Administrative Agent shall have received the notice required by Section 1.6 hereof, in the case of the issuance of any Letter of Credit the L/C Issuer shall have received a duly completed Application for such Letter of Credit together with any fees called for by Section 2.1 hereof, and, in the case of an extension or increase in the amount of a Letter of Credit, a written request therefor in a form acceptable to the L/C Issuer together with fees called for by Section 2.1 hereof.

Each request for a Borrowing hereunder and each request for the issuance of, increase in the amount of, or extension of the expiration date of, a Letter of Credit shall be deemed to be a representation and warranty by the Borrowers on the date of such Credit Event as to the facts specified in subsections (a) through (c), both inclusive, of this Section 7.1; provided, however, that any of the Lenders with Revolving Credit Commitments may, in their sole discretion, continue to make advances under the Revolving Credit, notwithstanding the failure of the Borrowers to satisfy one or more of the conditions set forth above and any such advances so made shall not be deemed a waiver of any Default or Event of Default or other condition set forth above that may then exist.

Section 7.2.          Initial Credit Event. Before or concurrently with the initial Credit Event:

(a)          the Administrative Agent shall have received this Agreement duly executed by each Borrower, each Guarantor, the Lenders, the L/C Issuer and the Swing Line Lender;

(b)          if requested by any Lender, the Administrative Agent shall have received for such Lender such Lender’s duly executed Notes of the Borrowers dated the date hereof and otherwise in compliance with the provisions of Section 1.11 hereof;

(c)          except as otherwise provided herein (including, without limitation, Section 8.29 hereof), the Administrative Agent shall have received the Collateral Documents duly executed by the Parent, the Borrowers and the Guarantors, together with, (i) original stock certificates or other similar instruments or securities representing all of the issued and outstanding shares of capital stock or other equity interests in each Subsidiary (66% of such capital stock in the case of any first-tier Foreign Subsidiary as provided in Section 4.2 hereof) as of the Closing Date, (ii) stock powers for the Collateral consisting of the stock or other equity interest in each Subsidiary executed in blank and undated, (iii) UCC financing statements to be filed against the Parent, the Borrowers and each Guarantor, as debtor, in favor of the Administrative Agent, as secured party, (iv) trademark collateral agreements substantially in the form attached hereto as Exhibit J, to the extent requested by the Administrative Agent, (v) patent collateral agreements substantially in the form attached hereto as Exhibit K, to the extent requested by the Administrative Agent and (vi) a duly completed and executed Perfection Certificate;

(d)          the Administrative Agent shall have received evidence of insurance required to be maintained under the Loan Documents, naming the Administrative Agent as lender’s loss payee and additional insured;

(e)          the Administrative Agent shall have received copies of (i) the Parent’s, each Borrower’s and each Subsidiary’s articles of incorporation and bylaws (or comparable organizational documents) and any amendments thereto, (ii) each Material Contract and any amendments thereto and (iii) the Intercompany Agreements, certified in each instance by the Secretary or Assistant Secretary of each Borrower;

(f)          the Administrative Agent shall have received copies of resolutions of the Parent’s, each Borrower’s and each Guarantor’s Board of Directors (or similar governing body) and, if required by its organizational documents, each Borrower’s stockholders, authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on each Borrower’s and each Guarantor’s behalf, all certified in each instance by its Secretary or Assistant Secretary;

(g)          the Administrative Agent shall have received copies of the certificates of good standing for the Parent, each Borrower and each Guarantor (dated no earlier than 30 days prior to the date hereof) from the office of the secretary of the state of its incorporation or organization and of each state in which it is qualified to do business as a foreign corporation or organization;

(h)          the Administrative Agent shall have received a list of each Borrower’s Authorized Representatives;

(i)          the Administrative Agent shall have received all fees and expenses set forth in the Fee Letter due and payable on or prior to the Closing Date;

(j)          the Administrative Agent shall have received financing statement, tax, and judgment lien search results against the Property of each Borrower and each Guarantor evidencing the absence of Liens on its Property except as permitted by Section 8.8 hereof;

(k)          the Administrative Agent shall have received (i) pay-off and lien release letters from secured creditors of each Borrower and each Subsidiary setting forth, among other things, the total amount of indebtedness outstanding and owing to them (or outstanding letters of credit issued for the account of any Borrower or any Subsidiary) and containing an undertaking to cause to be delivered to the Administrative Agent UCC termination statements and any other lien release instruments necessary to release their Liens on the assets of each Borrower and each Subsidiary, which pay-off and lien release letters shall be in form and substance acceptable to the Administrative Agent, and (ii) satisfactory evidence that all Loans and obligations under the Existing Credit Agreement have been paid in full and all commitments thereunder have been terminated;

(l)          the Administrative Agent shall have received the favorable written opinion of counsel to the Parent, each Borrower and each Guarantor, in form and substance reasonably satisfactory to the Administrative Agent;

(m)          each of the Lenders shall have received, at least five (5) Business Days prior to the Closing Date, all documentation and other information requested by any such Lender (not less than ten (10) Business Days prior to the Closing Date) required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the United States Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) including, without limitation, the information described in Section 13.25 hereof;

(n)          the Administrative Agent shall have received a fully executed Internal Revenue Service Form W-9 for each Borrower and each Guarantor;

(o)          the Administrative Agent shall be satisfied that, after giving effect to the consummation of the initial borrowings hereunder, the aggregate principal amount of Revolving Loans then outstanding (after giving effect to any drawings thereunder on the Closing Date) shall be equal to or less than $5,000,000, plus any amounts consisting of any fees or original discount due on the Closing Date as a result of the implementation of the flex pricing provisions in the Fee Letter;

(p)          the Administrative Agent shall have received a solvency certificate in the form of Exhibit I, dated the Closing Date and signed by a Financial Officer of GFA, as to the solvency of the Parent and its Subsidiaries, taken as a whole, after giving effect to the Closing Date Acquisition;

(q)          since May 31, 2012 there has not been any effect, action, development or change that, together with all other effects, events, developments or changes, has had, or would reasonably be expected to have, a Material Adverse Effect (as defined in, and interpreted in accordance with, the Closing Date Acquisition Agreement); and

(r)          the Closing Date Acquisition shall have been consummated, or substantially simultaneously with the initial borrowings under this Agreement, shall be consummated, in all material respects in accordance with the terms of the Closing Date Acquisition Agreement and all other material agreements, instruments and documents related thereto, after giving effect to any modifications, amendments, consents or waivers by the Parent thereto, other than those that are materially adverse to the interests of the Lenders (it being understood that any modification, amendment, consent or waiver to the definition of Material Adverse Effect (as defined in, and interpreted in accordance with, the Closing Date Acquisition Agreement) shall be deemed to be materially adverse to the interests of the Lenders), including, without limitation, any such modifications effected through disclosure schedules, in each case without the prior written consent of the Administrative Agent (not to be unreasonably withheld or delayed).

Notwithstanding anything contained herein or in the other Loan Documents or any other letter agreement or other undertaking concerning the Loan Documents to the contrary:

(i)          the only representations and warranties relating to the Target the making of which shall be a condition to the availability of the initial Credit Event hereunder on the Closing Date shall be (A) the representations and warranties made by Target in the Closing Date Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Borrowers have the right to terminate their obligations (other than indemnity and other obligations expressed to survive any termination of the Closing Date Acquisition Agreement) under the Closing Date Acquisition Agreement as a result of a breach of such representations and warranties in the Closing Date Acquisition Agreement and (B) the Specified Representations and Warranties, and

(ii)         To the extent any security interest in the Collateral (other than any Collateral the security interest in which may be perfected by the filing of a UCC financing statement, the delivery of certificates evidencing equity interests in the Borrowers and the Guarantors (other than the Parent) or the filing of short form intellectual property security agreements with the United States Patent and Trademark Office or the United States Copyright Office) is not provided on the Closing Date after each Borrower’s use of commercially reasonably efforts to do so, the provision of such perfected security interests shall not constitute a condition precedent to the availability of the initial Credit Event on the Closing Date but shall be required to be delivered after the Closing Date pursuant to arrangements to be mutually agreed but in any event not more than 90 days after Closing Date, or such later date as may be agreed by the Administrative Agent in its sole discretion).

Section 8.          Covenants.

Each of the Parent and each Borrower agrees that, so long as any credit is available to or in use by the Borrowers hereunder, except to the extent compliance in any case or cases is waived in writing pursuant to the terms of Section 13.14 hereof:

Section 8.1.          Maintenance of Business. Each of the Parent and each Borrower shall, and shall cause each Subsidiary to, preserve and maintain its existence, except as otherwise provided in Sections 6.24 or 8.10(c) hereof. Each of the Parent and each Borrower shall, and shall cause each Subsidiary to, preserve and keep in force and effect all licenses, permits, franchises, approvals, patents, trademarks, trade names, trade styles, copyrights, and other proprietary rights necessary to the proper conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing, following the sale, transfer, lease or other disposition of all of the Property of (x) any Guarantor to any Borrower or any other Guarantor or (y) any Borrower to any other Borrower, such Guarantor or Borrower may dissolve in accordance with the terms of its organizational documents.

Section 8.2.          Maintenance of Properties. Each of the Parent and each Borrower shall, and shall cause each Subsidiary to, maintain, preserve, and keep its property, plant, and equipment in good repair, working order and condition (ordinary wear and tear excepted), and shall from time to time make all needful and proper repairs, renewals, replacements, additions, and betterments thereto so that at all times the efficiency thereof shall be fully preserved and maintained, except to the extent that, in the reasonable business judgment of such Person, any such Property is no longer necessary for the proper conduct of the business of such Person or except where failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 8.3.          Taxes and Assessments. Except where failure to do so could not reasonably be expected to have a Material Adverse Effect, each of the Parent and each Borrower shall duly pay and discharge, and shall cause each Subsidiary to duly pay and discharge, all taxes, rates, assessments, fees, and governmental charges upon or against it or its Property, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor.

Section 8.4.          Insurance. Each of the Parent and each Borrower shall insure and keep insured, and shall cause each Subsidiary to insure and keep insured, with good and responsible insurance companies, all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and operating like Properties; and each of the Parent and each Borrower shall insure, and shall cause each Subsidiary to insure, such other hazards and risks (including, without limitation, business interruption, employers’ and public liability risks) with good and responsible insurance companies as and to the extent usually insured by Persons similarly situated and conducting similar businesses. Each of the Parent and each Borrower shall in any event maintain, and cause each Guarantor to maintain, insurance on the Collateral to the extent required by the Collateral Documents. Each of the Parent and each Borrower shall, upon the request of the Administrative Agent, furnish to the Administrative Agent and the Lenders a certificate and endorsement setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section 8.4 for the protection of the Administrative Agent’s and the Lenders’ Collateral interest as they may appear.

Section 8.5.          Financial Reports. Each of the Parent and each Borrower shall, and shall cause each Subsidiary to, maintain a standard system of accounting in accordance with GAAP and shall furnish to the Administrative Agent, for further distribution to each Lender, the L/C Issuer and each of their duly authorized representatives such information respecting the business and financial condition of the Parent, each Borrower and each Subsidiary as the Administrative Agent (on behalf of itself or any Lender) may reasonably request; and without any request, shall furnish to the Administrative Agent (for distribution by the Administrative Agent to each Lender and the L/C Issuer):

(a)          as soon as available, and in any event no later than 45 days after the last day of each fiscal quarter of each fiscal year of the Parent, a copy of the consolidated balance sheet of the Parent and its Subsidiaries as of the last day of such fiscal quarter and the consolidated statements of income, retained earnings, and cash flows of the Parent and its Subsidiaries for the fiscal quarter and for the fiscal year-to-date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by the Borrowers in accordance with GAAP (subject to the absence of footnote disclosures and year-end audit adjustments) and certified to by their chief financial officer or another officer of the Borrowers acceptable to the Administrative Agent;

(b)          as soon as available, and in any event no later than 90 days after the last day of each fiscal year of the Parent, a copy of the consolidated balance sheet of the Parent and its Subsidiaries as of the last day of the fiscal year then ended and the consolidated statements of income, retained earnings, and cash flows of the Parent and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied in the case of the consolidated financial statements by an unqualified opinion of Ehrhardt Keefe Steiner & Hottman PC or another firm of independent public accountants of recognized national standing, selected by the Parent and reasonably satisfactory to the Administrative Agent, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of the Parent and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances and which opinion shall not be subject to a going concern or like qualification or exception;

(c)          within the period provided in subsection (b) above, to the extent reasonably available at no incremental cost to the Parent or the Borrowers, the written statement of the accountants who certified the audit report thereby required that in the course of their audit they have obtained no knowledge of any Default or Event of Default, or, if such accountants have obtained knowledge of any such Default or Event of Default, they shall disclose in such statement the nature and period of the existence thereof;

(d)          promptly after receipt thereof, any additional written reports, management letters or other detailed information contained in writing concerning significant aspects of the Parent’s, any Borrower’s or any Subsidiary’s operations and financial affairs given to it by its independent public accountants;

(e)          promptly after the sending or filing thereof, copies of each financial statement, and any material report, notice or proxy statement sent by the Parent, any Borrower or any Subsidiary to its stockholders or other equity holders, and copies of each regular, periodic or special report, registration statement or prospectus (including all Form 10-K, Form 10-Q and Form 8-K reports) filed by the Parent, each Borrower or any Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency;

(f)          promptly after receipt thereof, a copy of each audit made by any regulatory agency of the books and records of any Borrower or any Subsidiary or of written notice of any noncompliance with any applicable law, regulation or guideline relating to any Borrower or any Subsidiary, or its business, except for any such noncompliance that would not reasonably be expected to have a Material Adverse Effect;

(g)          as soon as available, and in any event no later than 90 days after the end of each fiscal year of the Parent, a copy of the Parent’s consolidated business plan for the following fiscal year, such business plan to show the Parent’s and its Subsidiaries projected consolidated revenues, expenses, balance sheet and cash flow statement on a quarterly basis, such business plan to be in reasonable detail prepared by the Parent and in form satisfactory to the Administrative Agent and the Required Lenders (which shall include a summary of all assumptions made in preparing such business plan);

(h)          notice of any Change of Control;

(i)          promptly after knowledge thereof shall have come to the attention of any Authorized Representative of the Parent or any Borrower, written notice of (i) any threatened or pending litigation or governmental or arbitration proceeding or labor controversy against any Borrower or any Subsidiary or any of their Property which, if adversely determined, could reasonably be expected to have a Material Adverse Effect, (ii) the occurrence of any Default or Event of Default hereunder, (iii) any material breach or material default by any party to any Material Contract, or (iv) the termination of any Material Contract;

(j)          with each of the financial statements delivered pursuant to subsections (a) and (b) above, a written certificate in the form attached hereto as Exhibit E (each a “Compliance Certificate”) signed by the chief financial officer of the Borrower Representative or any Authorized Representative of the Borrower Representative reasonably acceptable to the Administrative Agent to the effect that to the best of such officer’s knowledge and belief no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Parent, any Borrower or any Subsidiary to remedy the same. Such certificate shall also set forth the calculations supporting such statements in respect of Section 8.23 hereof.

Section 8.6.          Inspection. Each of the Parent and each Borrower shall, and shall cause each Subsidiary to, permit the Administrative Agent, each Lender, the L/C Issuer, and each of their duly authorized representatives and agents to visit and inspect any of its Property, corporate books, and financial records, to examine and make copies of its books of accounts and other financial records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its Authorized Representatives and independent public accountants (and by this provision each Borrower hereby authorizes such accountants to discuss with the Administrative Agent, such Lenders, and L/C Issuer the finances and affairs of the Parent, each Borrower and their Subsidiaries) at such reasonable times and intervals as the Administrative Agent or any such Lender or L/C Issuer may designate and, with reasonable prior notice to each Borrower; provided, however, that in the absence of an Event of Default, such visits shall be limited to once per fiscal year in the aggregate for the Administrative Agent and the Lenders coordinated through the Administrative Agent.

Section 8.7.          Borrowings and Guaranties. None of the Parent, or any Borrower shall, nor shall it permit any Subsidiary to, issue, incur, assume, create or have outstanding any Indebtedness or other indebtedness, or incur liabilities for interest rate, currency, or commodity cap, collar, swap, or similar hedging arrangements, or be or become liable as endorser, guarantor, surety or otherwise for any debt, obligation or undertaking of any other Person, or otherwise agree to provide funds for payment of the obligations of another, or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another; provided, however, that the foregoing shall not restrict nor operate to prevent:

(a)          the Obligations, Hedging Liability, and Bank Product Obligations of the Parent, the Borrowers and the Guarantors owing to the Administrative Agent and the Lenders (and their Affiliates);

(b)          (i) indebtedness incurred to finance the acquisition, construction, improvement or repair of any fixed or capital assets and (ii) Capitalized Lease Obligations, in each case of the Parent, the Borrowers and their respective Subsidiaries in an amount not to exceed $13,000,000 in the aggregate at any one time outstanding;

(c)          obligations of any Borrower or any Subsidiary arising out of interest rate, foreign currency, and commodity Hedging Agreements entered into with institutions in connection with bona fide hedging activities in the ordinary course of business and not for speculative purposes;

(d)          endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;

(e)          intercompany advances from time to time owing by any Subsidiary to the Parent or another Subsidiary or by the Parent to a Subsidiary in the ordinary course of business; provided, however, that the aggregate amount of all intercompany advances made from any Borrower or any Guarantor to any Subsidiary that is not a Guarantor (other than any payments made, or amounts due and outstanding, under the Intercompany Agreements and any advance to any Subsidiary for the purpose of making Capital Expenditures pursuant to Section 8.23(c)) when aggregated with all investments and intercompany loans and advances made by any Borrower or Guarantor in or to Subsidiaries that are not Guarantors then outstanding under Sections 8.9(f) and 8.9(g) hereof and guaranties then outstanding under Section 8.7(i)(iii) below shall not exceed the Non-Guarantor Advance Cap;

(f)          unsecured indebtedness of the Parent, the Borrowers and their respective Subsidiaries not otherwise permitted by this Section 8.7 in an amount not to exceed $15,000,000 in the aggregate at any one time outstanding;

(g)          indebtedness relating to letters of credit or bankers’ acceptances obtained in the ordinary course of business having an aggregate face amount of not more than $5,000,000 at any time; and

(h)          indebtedness arising from agreement of any Borrower or any of its Guarantors providing for indemnification, “earn-out” obligations, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any Subsidiary or assets permitted under Section 8.10 or any investment permitted under Section 8.9 (in each case, to the extent that such Indebtedness was included in determining the amount of such Disposition or Investment for purposes of such Section).

(i)          (i) guaranties of any Borrower or any Guarantor in respect of indebtedness or other obligations otherwise permitted hereunder of any Borrower or any other Guarantor, (ii) guaranties by Subsidiaries that are not Guarantors of obligations of the Parent, the Borrowers or their respective Subsidiaries, and (iii) guaranties of any Borrower or any Guarantor in respect of indebtedness or other obligations otherwise permitted hereunder of any Subsidiary of the Parent that is not a Guarantor in an amount when aggregated with all investments and intercompany loans and advances made by any Borrower or Guarantor in or to Subsidiaries that are not Guarantors then outstanding under Sections 8.9(f) and 8.9(g) hereof and intercompany advances made by any Borrower or Guarantor to Subsidiaries that are not Guarantors then outstanding under Section 8.7(e) above shall not exceed the Non-Guarantor Advance Cap;

(j)          indebtedness in respect of (i) bid, performance, appeal or surety bonds issued for the account of the Parent, the Borrowers or any of their respective Subsidiaries in the ordinary course of business, and (ii) surety and other obligations incurred in the ordinary course of business in connection with workers’ compensation, social security, unemployment insurance and other social security legislation;

(k)          indebtedness in respect of netting services or overdraft protection or in connection with deposit accounts or securities accounts maintained with financial institutions or from any arrangement relating to the provision of treasury, depositary or cash management services or automated clearinghouse transfer of funds, in each case incurred in the ordinary course of business;

(l)          Indebtedness of any Person that becomes a Subsidiary after the Closing Date in a transaction permitted under this Agreement; provided that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary; provided further, that the aggregate principal amount of Indebtedness permitted by this clause (l) shall not exceed $7,500,000 at any time outstanding, together with any refinancings, refundings, extensions or renewals thereof allowed pursuant to clause (m) of this Section 8.7;

(m)          indebtedness which represents a refinancing, replacement, refunding, extension or renewal of any of the indebtedness described in clauses (b), (l), (o), (p) or (q) of this Section 8.7; provided that (A) any such refinancing, replacement, refunding, extension or renewal indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of indebtedness being renewed, replaced, refunded, extended or refinanced, plus the amount of any premiums required to be paid thereon and reasonable fees and expenses associated therewith and (B) except with respect to indebtedness described in clauses (b), (o), (p) and (q) of this Section 8.7, such refinancing, replacement, refunding, extension or renewal indebtedness has a maturity date that is after the maturity of the Loans, and a weighted average life to maturity longer than or equal to that of the indebtedness being renewed, replaced or refinanced;

(n)          indebtedness not in excess of $5,000,000 at any time outstanding at any time consisting of trade payables overdue for more than 90 days but which are being contested in good faith in the ordinary course of businesses and as to which adequate reserves are being maintained in accordance with GAAP;

(o)          indebtedness evidenced by the Best Life Purchase Obligation as in effect on the date hereof in an aggregate amount not in excess of $4,125,000;

(p)          indebtedness evidenced by the GFA Note to the extent collaterally assigned to the Administrative Agent in a manner satisfactory to the Administrative Agent, provided the maturity date thereof shall not be extended beyond that in effect on the Closing Date;

(q)          indebtedness existing on the date hereof and set forth in Schedule 8.7, together with any refinancings, refundings, extensions or renewals thereof allowed pursuant to clause (m) of this Section 8.7;

(r)          indebtedness owed to any Person (including obligations in respect of letters of credit for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business; and

(s)          indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business.

For purposes of compliance with this Section 8.7, if any item of indebtedness at any time meets the criteria of more than one of the categories described in the foregoing clauses, the Borrowers may, in their sole discretion, divide, classify or reclassify such item of indebtedness and shall only be required to include such item of indebtedness in one (or, at its option, more) of the foregoing clauses.

Section 8.8.          Liens. None of the Parent or any Borrower shall, nor shall it permit any Subsidiary to, create, incur or permit to exist any Lien of any kind on any Property owned by any such Person; provided, however, that the foregoing shall not apply to nor operate to prevent:

(a)          Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges (other than Liens arising under ERISA), good faith cash deposits in connection with tenders, contracts or leases to which the Parent, any Borrower or any Subsidiary is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;

(b)          mechanics’, workmen’s, materialmen’s, landlords’, carriers’ or other similar Liens arising in the ordinary course of business with respect to obligations which are not overdue for a period of more than sixty (60) days or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves with respect thereto are maintained on the books of such Person;

(c)          judgment liens and judicial attachment liens not constituting an Event of Default under Section 9.1(g) hereof and the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding related to such judgments, provided that the aggregate amount of such judgment liens and attachments and liabilities of the Parent, the Borrowers and their respective Subsidiaries secured by a pledge of assets permitted under this subsection (c), including interest and penalties thereon, if any, shall not be in excess of $2,000,000 at any one time outstanding;

(d)          liens on fixed or capital assets acquired, constructed, repaired or improved (including any such assets made the subject of Capital Lease Obligations) by the Parent or any of its Subsidiaries, provided that (i) such Liens secured indebtedness incurred to finance such acquisition, construction, repair or improvement as permitted by Section 8.7(b) or to extend, renew or replace such indebtedness as permitted by Section 8.7(m), (ii) the indebtedness secured thereby does not exceed the lesser of the cost of acquiring, constructing, repairing or improving such fixed or capital assets or, in the case of indebtedness permitted by Section 8.7(m), its fair market value at the time such Lien attaches and (iii) such Liens shall not apply to any other Property of the Parent or its Subsidiaries;

(e)          any interest or title of a lessor under any operating lease;

(f)          easements, covenants, rights-of-way, restrictions (including without limitation, zoning restrictions), licenses, encroachments, building codes, land use laws, and other similar encumbrances against real property incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of Parent, any Borrower or any Subsidiary;

(g)          Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents;

(h)          leases or subleases granted to other Persons in the ordinary course of business of the Borrowers and the Guarantors;

(i)          licenses or sublicenses of intellectual property (including, without limitation, pursuant to the Udi’s License Agreement) in the ordinary course of business;

(j)          any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license or lease agreement entered into in the ordinary course of business of any Borrower or any Subsidiary;

(k)          Liens securing reimbursement obligations in respect of letters of credit or bankers’ acceptances permitted under Section 8.7(g) provided that such Liens attach only to the documents and goods covered thereby and proceeds thereof;

(l)          bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to such assets on deposit in one or more accounts maintained by the Borrowers or any Subsidiary, in each case arising in the ordinary course of business in favor of the depository institutions with which such accounts are maintained, securing amounts owing to such depository institutions with respect to such account arrangements;

(m)          Liens arising from precautionary UCC filings (or similar registrations in foreign jurisdictions) regarding “true” operating leases or the consignment of goods to any Borrower or any Subsidiary;

(n)          pledges or deposits to secure the performance of bid, trade contracts and leases, statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of like nature incurred in the ordinary course of business;

(o)          Liens existing on the date hereof and set forth in Schedule 8.8; provided that such Liens shall secure only those obligations which they secured on the date hereof and extensions, renewals and replacements thereof permitted by Section 8.7(m);

(p)          any Lien existing on any property or asset prior to the acquisition thereof by the Parent, any Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary, provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or asset of the Parent, such Borrower or such Subsidiary and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and any refinancings, refundings, extensions or renewals thereof allowed pursuant to Section 8.7(m);

(q)          Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business in accordance with past practice;

(r)          Liens securing obligations arising under Hedging Agreements permitted under Section 8.7(c); and

(s)          other Liens securing indebtedness permitted under Section 8.7 to the extent that the fair market value of Property subject to such Liens, does not exceed $1,000,000 in the aggregate at any time outstanding.

Section 8.9.          Investments, Acquisitions, Loans and Advances. None of the Parent nor any Borrower shall, nor shall it permit any Subsidiary to, directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances to (other than for travel advances, entertainment, relocation and other similar cash advances made to employees in the ordinary course of business), any other Person, or acquire all or any substantial part of the assets or business of any other Person or division thereof; provided, however, that the foregoing shall not apply to nor operate to prevent:

(a)          investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one year of the date of issuance thereof;

(b)          investments in commercial paper rated at least P-1 (or its equivalent) by Moody’s or at least A-1 (or its equivalent) by S&P, in each case, maturing within one year of the date of issuance thereof;

(c)          investments in time deposits, certificates of deposit or bankers acceptances issued by any Lender or by any United States commercial bank having capital and surplus of not less than $100,000,000 which have a maturity of one year or less;

(d)          investments in repurchase obligations with a term of not more than 180 days for underlying securities of the types described in subsection (a) above entered into with any bank meeting the qualifications specified in subsection (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System;

(e)          investments in money market funds that invest, and which are restricted by their respective charters to invest in investments, not less than 95% of which are of the type described in the immediately preceding subsections (a), (b), (c), and (d) above;

(f)          the Borrowers’ investments from time to time in its Subsidiaries, the Parent’s investments from time to time in any Borrower or any Guarantor, and investments made from time to time by a Subsidiary in one or more of its Subsidiaries; provided, however, that the aggregate amount of such investments made from any Borrower or any Guarantor to any Subsidiary that is not a Guarantor (other than any payments made, or amounts due and outstanding, under the Intercompany Agreements) when aggregated with all intercompany loans and advances made by any Borrower or Guarantor in or to Subsidiaries that are not Guarantors then outstanding under Section 8.9(g) hereof and intercompany advances or guaranties from any Borrower or Guarantor to Subsidiaries that are not Guarantors (or in respect of indebtedness of Subsidiaries that are not Guarantors, as applicable) then outstanding under Section 8.7(e) or Section 8.7 (i) shall not exceed the Non-Guarantor Advance Cap;

(g)          intercompany advances made from time to time by the Parent or a Subsidiary to another Subsidiary or by a Subsidiary to the Parent or a Subsidiary in the ordinary course of business; provided, however, that the aggregate amount of intercompany advances made from any Borrower or any Guarantor to any Subsidiary that is not a Guarantor (other than any payments made, or amounts due and outstanding, under the Intercompany Agreements and any advance to any Subsidiary for the purpose of making Capital Expenditures pursuant to Section 8.23(c)) when aggregated with all investments made by any Borrower or Guarantor in Subsidiaries that are not Guarantors then outstanding under Section 8.9(f) hereof and intercompany advances or guaranties from any Borrower or Guarantor to Subsidiaries that are not Guarantors (or in respect of indebtedness of Subsidiaries that are not Guarantors, as applicable) then outstanding under Section 8.7(e) or Section 8.7 (i) shall not exceed the Non-Guarantor Advance Cap;

(h)          Permitted Acquisitions;

(i)          investments consisting of extensions of credit in the nature of account receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(j)          guaranties and indebtedness permitted by Section 8.7 hereof;

(k)          investments by any Borrower or any Subsidiary in interest rate, foreign currency and commodity hedging agreements permitted by Section 8.7(c) hereof;

(l)          investments made as a result of consideration received in connection with a disposition of assets permitted by Section 8.10 hereof;

(m)          investments of any Person that becomes a Subsidiary after the date hereof; provided that (i) such investments exist at the time such person is acquired; (ii) such investments are not made in anticipation or contemplation of such person becoming a Subsidiary and (iii) such investments are not directly or indirectly recourse to any of the Parent, any Borrower or any of its Subsidiaries or any of their respective assets, other than the Person that becomes the Subsidiary;

(n)          prepaid expenses or lease, utility and other similar deposits, in each case in the ordinary course of business;

(o)          other investments, loans, and advances in addition to those otherwise permitted by this Section 8.9 in an amount not to exceed $20,000,000 in the aggregate at any one time outstanding; provided, however, that no portion of such amount may be outstanding at any time in the form of investments, loans and advances in or to any Foreign Subsidiary or joint ventures organized under the laws of a jurisdiction outside the United States of America;

(p)          any other investment and/or advance made for the purpose of making a Capital Expenditure or that otherwise constitutes a Capital Expenditure, in each case that is otherwise permitted under Section 8.23(c);

(q)          investments in an aggregate amount not to exceed the portion, if any, of the Available Basket Amount on the date of such election that the Borrowers elect to apply to this Section 8.9(q); provided, however, that the Borrowers may elect to apply this Section 8.9(q) only if (i) no Event of Default shall have occurred and be continuing and (ii) the Borrowers are in compliance on a Pro Forma Basis with the covenants set forth in Section 8.23, in each case for the most recent period of four consecutive fiscal quarters prior to the date of such investment for which financial statements are required to be delivered pursuant to Section 8.5; and provided, further, that in no event shall this Section 8.9(q) permit investments in Subsidiaries that are not Guarantors in excess of the amount set forth in Section 8.9(f) hereof;

(r)          investments existing on the date hereof and set forth in Schedule 8.9, together with any modifications, extensions or renewals thereof (provided that the amount of any original investment under this clause (r) is not increased except by the terms of such investment as of the date hereof or as otherwise permitted by this Section 8.9);

(s)          investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(t)          investments resulting from pledges or deposits described in Section 8.8(a) and (n);

(u)          investments received in connection with the disposition of any asset permitted by Section 8.10; and

(v)         the conversion of all or any portion of the GFA Note into an equity investment in De-Ro-Ma.

In determining the amount of investments, acquisitions, loans, and advances permitted under this Section 8.9, investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), and loans and advances shall be taken at the principal amount thereof then remaining unpaid.

Section 8.10.         Mergers, Consolidations and Sales. None of the Parent nor any Borrower shall, nor shall it permit any Subsidiary to, be a party to any merger or consolidation, or sell, transfer, lease or otherwise dispose of all or any part of its Property, including any disposition of Property as part of a sale and leaseback transaction, or in any event sell or discount (with or without recourse) any of its notes or accounts receivable; provided, however, that this Section 8.10 shall not apply to nor operate to prevent:

(a)          the sale, lease or other disposition of inventory in the ordinary course of business;

(b)          the sale, transfer, lease or other disposition of Property of any Borrower or any Guarantor to one another;

(c)          (i) the merger of any Borrower, Guarantor or Subsidiary with and into any other Borrower or Guarantor, provided that, in the case of any merger involving any Borrower, a Borrower is the corporation surviving the merger; or (ii) the merger of any Subsidiary that is not a Guarantor with and into any other Subsidiary that is not a Guarantor;

(d)          the sale of delinquent notes or accounts receivable in the ordinary course of business for purposes of collection only (and not for the purpose of any bulk sale or securitization transaction);

(e)          the sale, transfer or other disposition of any tangible personal property that, in the reasonable business judgment of ay Borrower or any Subsidiary, has become obsolete, worn out or unusable, and which is disposed of in the ordinary course of business;

(f)          any license or sublicense of any of its Property permitted under Section 8.8(i) hereof;

(g)          dispositions of equipment (including any lease thereof) or real property to the extent the Borrowers complies with Section 1.9(b)(i) hereof;

(h)          dispositions of property by any Subsidiary to any Borrower or any other Subsidiary (provided that if the transferor of such property is a Subsidiary Guarantor, the transferee thereof must either be a Borrower or a Subsidiary Guarantor);

(i)          abandonment or termination in the ordinary course of business of items of intellectual property and licenses of intellectual property (excluding any Material Contracts) not otherwise permitted by this Section 8.10 that are not individually or in the aggregate material to the business of any Borrower and its Subsidiaries;

(j)          Restricted Payments in compliance with Section 8.12 hereof;

(k)          any sale, transfer, assignment or other disposition resulting from any condemnation of, or other Event of Loss with respect to, any Property of the Parent, any Borrower or any Subsidiary;

(l)          dispositions or use of cash and investments permitted under Section 8.9(a) through (e), in each case, in the ordinary course of business;

(m)          dispositions, discounts or forgiveness of accounts receivable of financially troubled debtors in connection with the collection or compromise thereof in the ordinary course of business;

(n)          sales of non-core assets acquired in connection with an acquisition permitted under Section 8.9 hereof;

(o)          the sale, transfer, lease or other disposition of Property of any Borrower or any Subsidiary (including any disposition of Property as part of a sale and leaseback transaction) aggregating for the Borrowers and their respective Subsidiaries not more than $2,000,000 during any fiscal year of the Borrower;

(p)          disposition of Property that does not use (i) the “Earth Balance,” “Smart Balance,” “Best Life,” “Glutino” or “Udi’s” trademark or (ii) technology that is subject to any license agreement existing on the date hereof;

(q)          the expiration of the Brandeis License in accordance with its terms (which license, by its terms, expires with respect to the United States in April, 2015) or the termination of the Brandeis License;

(r)          Permitted Acquisitions; and

(s)          any investments, loans, and advances permitted under Section 8.9.

Section 8.11.         Maintenance of Subsidiaries. None of the Parent or any Borrower shall assign, sell or transfer, nor shall it permit any Subsidiary to issue, assign, sell or transfer, any shares of capital stock or other equity interests of a Subsidiary; provided, however, that the foregoing shall not operate to prevent (a) Liens on the capital stock or other equity interests of Subsidiaries granted to the Administrative Agent pursuant to the Collateral Documents, (b) the issuance, sale, and transfer to any person of any shares of capital stock of a Subsidiary solely for the purpose of qualifying, and to the extent legally necessary to qualify, such person as a director of such Subsidiary, and (c) any transaction permitted by Section 8.10(b), (c), (h), (n) or (o) above.

Section 8.12.         Dividends and Certain Other Restricted Payments. None of the Parent or any Borrower shall, nor shall it permit any Subsidiary to, (a) declare or pay any dividends on or make any other distributions in respect of any class or series of its capital stock or other equity interests (other than dividends or distributions payable solely in its capital stock or other equity interests), (b) directly or indirectly purchase, redeem, or otherwise acquire or retire any of its capital stock or other equity interests or any warrants, options, or similar instruments to acquire the same, or (c) directly or indirectly pay Management Fees (collectively referred to herein as “Restricted Payments”); provided, however, that the foregoing shall not operate to prevent:

(i)          the making of dividends or distributions by any Subsidiary to any Borrower;

(ii)         cash dividends and distributions to the Parent for the purpose of permitting the Parent to pay federal and state income taxes, franchise taxes and other taxes, fees and assessments to the extent attributable to the business of the Borrowers or any Subsidiary;

(iii)        dividends and distributions from the Borrowers to the Parent (or payments on behalf of the Parent) to permit the Parent to (A) make payments consisting of salary, benefits and other compensation to its employees, directors and officers, (B) pay audit fees, legal fees, financing fees, costs of obtaining directors’ and officers’ liability insurance, and costs directly associated with Sarbanes-Oxley compliance, (C) pay other public company costs and overhead fees and expenses that are incurred in the ordinary course of business, and (D) repurchase or redeem equity interests of the Parent held by officers, directors or employees or former officers, directors or employees or their transferees, estates or beneficiaries under their estates) of any Borrower, upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate amount of such payments to the Parent shall not exceed $1,000,000 in the aggregate in any fiscal year;

(iv)        payments required to be made under the Intercompany Agreements, without giving effect to any material amendment thereto unless consented to in writing by the Administrative Agent;

(v)         other Restricted Payments in an aggregate amount not to exceed the portion, if any, of the Available Basket Amount on the date of such election that the Borrowers elect to apply to this Section 8.12(v); provided, however, that at the time of the making of any Restricted Payment pursuant to this clause (v) and after giving effect thereto, (1) the Total Funded Debt to EBITDA Ratio calculated on a Pro Forma Basis shall not exceed 3.00 to 1.00 for the most recent period of four consecutive fiscal quarters prior to such Restricted Payment for which financial statements are required to be delivered pursuant to Section 8.5, (2) no Default shall have occurred and is then continuing or would result therefrom and (3) the Borrowers are in compliance on a Pro Forma Basis with the covenants set forth in Section 8.23; and

(vi)        to pay fees and expenses incurred in respect of the Closing Date Acquisition and the related transactions.

Section 8.13.         ERISA. Each of the Parent and each Borrower shall, and shall cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to have a Material Adverse Effect on or result in the imposition of a Lien against any of its Property. Each of the Parent and each Borrower shall, and shall cause each Subsidiary to, promptly notify the Administrative Agent and each Lender of: (a) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan, (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (c) its intention to terminate or withdraw from any Plan, and (d) the occurrence of any event with respect to any Plan which would result in the incurrence by the Parent, any Borrower or any Subsidiary of any material liability, fine or penalty, or any material increase in the contingent liability of the Parent, any Borrower or any Subsidiary with respect to any post-retirement Welfare Plan benefit.

Section 8.14.         Compliance with Laws. Each of the Parent and each Borrower shall, and shall cause each Subsidiary to, comply in all material respects with the requirements of all federal, state, and local laws, rules, regulations, ordinances and orders applicable to or pertaining to its Property or business operations, except where (a) such requirements are being contested in good faith by appropriate proceedings diligently conducted, or (b) any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property, other than Permitted Liens.

Section 8.15.         Compliance with OFAC Sanctions Programs. (a) Except as could reasonably be expected to not have a Material Adverse Effect, each of the Parent and each Borrower shall at all times materially comply with the requirements of all OFAC Sanctions Programs applicable to the Parent and any Borrower and shall cause each of its Subsidiaries to comply with the requirements of all OFAC Sanctions Programs applicable to such Subsidiary.

(b)          Each of the Parent and each Borrower shall provide the Administrative Agent, the L/C Issuer, and the Lenders any material information regarding the Parent, the Borrowers, their Affiliates, and their respective Subsidiaries necessary for the Administrative Agent, the L/C Issuer, and the Lenders to comply with all applicable OFAC Sanctions Programs; subject however, in the case of Affiliates, to the Borrowers’ ability to provide information applicable to them.

(c)          If any Borrower obtains actual knowledge or receives any written notice that the Parent, any Borrower, any Affiliate or any Subsidiary is named on the then current OFAC SDN List (such occurrence, an “OFAC Event”), such Borrower shall promptly (i) give written notice to the Administrative Agent, the L/C Issuer, and the Lenders of such OFAC Event, and (ii) comply with all applicable laws with respect to such OFAC Event (regardless of whether the party included on the OFAC SDN List is located within the jurisdiction of the United States of America), including the OFAC Sanctions Programs, and such Borrower hereby authorizes and consents to the Administrative Agent, the L/C Issuer, and the Lenders taking any and all steps the Administrative Agent, the L/C Issuer, or the Lenders deem necessary, in their sole but reasonable discretion, to avoid violation of all applicable laws with respect to any such OFAC Event, including the requirements of the OFAC Sanctions Programs (including the freezing and/or blocking of assets and reporting such action to OFAC).

Section 8.16.         Burdensome Contracts With Affiliates. Except for (a) transactions among the Parent, any Borrower and any Guarantor, (b) the Intercompany Agreements and (c) transactions permitted under Sections 8.9, 8.10 and 8.12, none of the Parent or any Borrower shall, nor shall it permit any Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates (other than with Wholly-owned Subsidiaries) on terms and conditions which are less favorable to any Borrower or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.

Section 8.17.         No Changes in Fiscal Year. The fiscal year of the Parent, the Borrowers and their respective Subsidiaries ends on December 31 of each year; and the Parent and the Borrowers shall not, nor shall it permit any Subsidiary to, change its fiscal year from its present basis without the prior written consent of the Administrative Agent. Notwithstanding the foregoing, the parties hereto hereby acknowledge and agree that the fiscal year of one or more of the Glutino Subsidiaries ends on March 31 of each year and that the Borrowers shall be permitted to take such action as may be required so that any such fiscal year ends on December 31 of each year.

Section 8.18.         Formation of Subsidiaries. Promptly upon the formation or acquisition of any Subsidiary, the Borrower Representative shall provide the Administrative Agent and the Lenders notice thereof and timely comply, to the extent applicable, with the requirements of Section 4 hereof (at which time Schedule 6.2 shall be deemed amended to include reference to such Subsidiary).

Section 8.19.         Change in the Nature of Business. (a) None of the Parent or any Borrower shall, nor shall it permit any Subsidiary to, engage in any business or activity if as a result the general nature of the business of the Parent, any Borrower or any Subsidiary would be changed from the Eligible Line of Business.

(b)          The Parent shall not engage in any business activities other than (i) ownership of the equity interests of the Borrowers and its other Subsidiaries, (ii) activities incidental to maintenance of its corporate existence, equityholder ownership and ownership of the Borrowers and their respective Subsidiaries, (iii) performance of its obligations, if any, under the Intercompany Agreements, (iv) participating in tax, accounting and other administrative activities as the parent of a consolidated group of companies, including the Borrowers, (v) the performance or obligations under the Loan Documents, (vi) the payment of dividends and distributions to the extent permitted under Section 8.12 hereunder, (vii) issuance of common equity interests, (viii) issuance of preferred stock (A) in connection with a rights plan provided such preferred stock does not contain requirements for the payment in cash, of dividends or other cash distributions on a date earlier than 180 days after the maturity of the Loans and contains covenants no more restrictive in any respect than the covenants afforded the Administrative Agent and the Lenders hereunder, or (B) on terms and conditions reasonably acceptable to Administrative Agent, (ix) Permitted Acquisitions, (x) formation of Subsidiaries (provided that, to the extent required by Section 4.1 hereof, such Subsidiary agrees to execute a joinder agreement, substantially in the form of Exhibit F, agreeing to be bound by the terms of this Agreement), and (xi) activities incidental to the business activities described in (i) through (x) above.

Section 8.20.         Use of Proceeds. The Borrowers shall use the credit extended under this Agreement solely for the purposes set forth in, or otherwise permitted by, Section 6.4 hereof.

Section 8.21.         No Restrictions. Except as provided herein, neither the Parent nor any Borrower shall, nor shall it permit any Subsidiary to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Borrower or any Subsidiary to: (a) pay dividends or make any other distribution on any Subsidiary’s capital stock or other equity interests owned by the Borrowers or any other Subsidiary, (b) pay any indebtedness owed to the Parent, the Borrowers or any other Subsidiary, (c) make loans or advances to the Parent, any Borrower or any other Subsidiary, (d) transfer any of its Property to the Parent, any Borrower or any other Subsidiary, or (e) guarantee the Obligations, Hedging Liability, and Bank Product Obligations and/or grant Liens on its assets to the Administrative Agent as required by the Loan Documents; provided that the foregoing clauses (a) through (e) shall not apply to: (i) customary provisions in leases and other contracts restricting the assignment thereof, (ii) restrictions and conditions that are applicable solely to Foreign Subsidiaries and (iii) customary provisions in indebtedness of the type permitted by Section 8.7(b), Capital Lease Obligations, industrial revenue bonds or operating leases that impose encumbrances or restrictions on the property so acquired or covered thereby, restrictions on cash or other deposits or net worth required by customers under contracts entered into in the ordinary course of business and joint venture agreements or other similar arrangements if such provisions apply only to the Person (and the equity interests in such Person) that is the subject thereof.

Section 8.22.         Hedge Agreements. Not later than the date 90 days following the first date on which the LIBOR Index Rate for a one-month Interest Period equals or exceeds 1.25% for 20 of the last 30 consecutive Business Days, the Administrative Agent shall have received evidence that the Borrowers have entered into interest rate hedging agreements on a principal amount of the Term Loan reasonably acceptable to the Lenders (but not less than 50% of the Term Loans outstanding at such time) through the use of one or more interest rate swaps, interest rate caps, interest rate collars or other recognized interest rate hedging arrangements, with the foregoing to effectively limit the amount of interest that the Borrowers must pay on notional amounts of not less than such portion of the Term Loan to not more than a rate reasonably acceptable to the Lenders for a period of the lesser of (a) two (2) years or (b) six (6) months prior to maturity of the Loans, such hedging arrangements to be with the Lenders, their respective Affiliates or other parties reasonably acceptable to the Administrative Agent; provided, however, that if (i) the Total Funded Debt to EBITDA Ratio calculated on a Pro Forma Basis is less than 3.25 to 1.0 as of the end of the most recently completed two consecutive fiscal quarters for which the financial statements and Compliance Certificate required to be delivered under Section 8.5 hereof have been received by the Administrative Agent, and (ii) no Default or Event of Default has occurred and is continuing, the Borrowers shall not be required to enter into any such agreements.

Section 8.23.         Financial Covenants. (a) Total Funded Debt to EBITDA Ratio. As of the last day of each fiscal quarter of the Parent ending during the relevant period set forth below, the Parent and each Borrower shall not permit the Total Funded Debt to EBITDA Ratio calculated on a Pro Forma Basis to be greater than the corresponding ratio set forth opposite such period:

From and including the fiscal quarter ending:	To and including the fiscal quarter ending:	Total Funded Debt to EBITDA Ratio shall not be greater than:

9/30/12	03/31/13	5.00 to 1.0

06/30/13	09/30/13	4.75 to 1.0

12/31/13	03/31/14	4.50 to 1.0

06/30/14	09/30/14	4.25 to 1.0

12/31/14	09/30/15	4.00 to 1.0

12/31/15	and as of the last day of each fiscal quarter ending thereafter	3.50 to 1.0

(b)          Interest Coverage Ratio. As of the last day of each fiscal quarter of the Parent ending during the relevant period set forth below, the Parent and each Borrower shall not permit the Interest Coverage Ratio calculated on a Pro Forma Basis to be less than the corresponding ratio set forth opposite such period:

From and including the fiscal quarter ending:	To and including the fiscal quarter ending	Interest Coverage Ratio shall not be less than:

9/30/12	03/31/13	2.75 to 1.0

06/30/13	06/30/13	2.85 to 1.0

09/30/13	03/31/14	3.00 to 1.0

06/30/14	and as of the last day of each fiscal quarter ending thereafter	3.25 to 1.0

(c)          Capital Expenditures. Neither the Parent nor any Borrower shall, nor shall it permit any of their respective Subsidiaries to, incur Capital Expenditures in an amount in excess of $12,000,000 (the “Maximum Cap Ex Amount”) in the aggregate during any fiscal year; provided that if the Parent, the Borrowers and the Subsidiaries expend less than the Maximum Cap Ex Amount in any fiscal year the Maximum Cap Ex Amount for the next succeeding fiscal year of the Parent, the Borrowers and the Subsidiaries (but only the next succeeding fiscal year) shall be increased by (i) the excess of the Maximum Cap Ex Amount for the preceding fiscal year over the amount actually expended by the Parent, the Borrowers and their respective Subsidiaries during such preceding fiscal year (the “Carry Forward Amount”) and (ii) the Available Basket Amount. Any Capital Expenditures made during any fiscal year shall be deemed to be made first from amounts that are not Carry Forward Amounts from a prior fiscal year and only when such amounts are used in full shall any Carry Forward Amounts be used. For the avoidance of doubt, any Capital Expenditures made or otherwise incurred by the Target prior to the date hereof during the fiscal year ending on December 31, 2012 shall not be counted against the Maximum Cap Ex Amount or otherwise be deemed to reduce or utilize the Maximum Cap Ex Amount for such fiscal year.

Section 8.24.         Amendment, Etc. of Intercompany Agreements. Neither the Parent nor any Borrower shall, nor shall it permit any Subsidiary to (a) amend, modify or change in any manner any term or condition of any Intercompany Agreement or give any consent, waiver or approval thereunder or (b) waive any default under or any breach of any term or condition of any Intercompany Agreement, except in each case as could not reasonably be expected to be material and adverse to the Lenders; provided, however, that any Person that becomes a Subsidiary after the date hereof may become a party to the Intercompany Agreements, or agreements of same or similar effect upon the terms and conditions contained in such Intercompany Agreements on the date hereof.

Section 8.25.         Material Contracts. Each of the Parent and each Borrower shall, and shall cause each Subsidiary to, perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in accordance with its terms in full force and effect, enforce each such Material Contract in accordance with its terms, except to the extent that failure to do so could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and cause each of its Subsidiaries to do so.

Section 8.26.         Maintenance of Ratings. The Borrowers shall at all times use commercially reasonable efforts to maintain (i) public ratings for the Loans and Commitments from each of Standard & Poor’s Ratings Service (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), and (ii) a public corporate family rating in respect of the Parent and its Subsidiaries from each of S&P and Moody’s, respectively.

Section 8.27.         Immaterial Subsidiaries. To the extent necessary for the consolidated total assets of the Borrowers and the Guarantors as of the last day of any fiscal quarter of the Parent (determined on a consolidated basis of the Parent and its Subsidiaries) to be equal to or greater than ninety seven and one-half percent (97.5%) of the consolidated total assets of the Parent and its Subsidiaries as of the last day of such fiscal quarter (excluding intercompany notes and accounts receivable, and investments in Subsidiaries), one or more Domestic Subsidiaries (beginning with the Domestic Subsidiary then having the greatest total assets and continuing with the Domestic Subsidiary then having the next greatest total assets and so on) that would otherwise be Immaterial Subsidiaries shall be deemed to be Material Subsidiaries and shall become a Guarantor hereunder. To the extent necessary for the aggregate EBITDA of the Borrowers and the Guarantors as of the last day of any fiscal quarter for the four consecutive fiscal quarters ending on that date (determined on a consolidated basis with their respective Subsidiaries) to be equal to or greater than ninety seven and one-half percent (97.5%) of the EBITDA of the Parent and its Subsidiaries for such four consecutive fiscal quarters (excluding intercompany revenue, and dividends and other distributions from Subsidiaries), one or more Domestic Subsidiaries (beginning with the Domestic Subsidiary then having the greatest EBITDA and continuing with the Domestic Subsidiary then having the next greatest EBITDA and so on) that would otherwise be Immaterial Subsidiaries shall be deemed to be Material Subsidiaries and shall become a Guarantor hereunder.

Section 8.28.         Intellectual Property Issues. Not later than sixty (60) days following the Closing Date, the Administrative Agent shall have received satisfactory evidence that Udi has notified Ehud Baron in accordance with the terms of the Udi’s License Agreement to cease all use of the name “Udi’s” as a mark or trade name or component of a mark or trade name, and Udi shall use commercially reasonable efforts to cause Ehud Baron to comply with such notice.

Section 8.29.         Control Agreements. To the extent requested by the Administrative Agent, not later than ninety (90) days following the Closing Date, the Administrative Agent shall have shall have received a control agreement, in form and substance to its reasonably satisfaction, with respect to each deposit account and securities account (other than any Exempted Account) of any Borrower or Guarantor.

Section 9.          Events of Default and Remedies.

Section 9.1.          Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder:

(a)          default in the payment when due of all or any part of the principal of any Loan (whether at the stated maturity thereof or at any other time provided for in this Agreement) or of any Reimbursement Obligation, or default for a period of five (5) Business Days in the payment when due of any interest, fee or other Obligation payable hereunder or under any other Loan Document;

(b)          default in the observance or performance of any covenant set forth in Sections 8.1, 8.7, 8.8, 8.9, 8.10, 8.11, 8.12, 8.17, 8.19, 8.20, 8.21, 8.23, 8.24, 8.25, 8.27 or 8.28 (except, with respect to Section 8.25, solely to the extent such default is set forth in clause (c)(iii) of this Section 9.1) hereof or of any provision in any Loan Document dealing with the use, disposition or remittance of the proceeds of Collateral or requiring the maintenance of insurance thereon;

 (c)          (i) default in the observation or performance of the covenant set forth in Section 8.5 hereof which is not remedied within five (5) days after such failure, (ii) default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within 30 days after the earlier of (x) the date on which such failure shall first become known to any Authorized Representative of any Borrower or (y) written notice thereof is given to the Borrower Representative by the Administrative Agent or (iii) default in the observation or performance by any Borrower of any Material Contract which results in a breach of Section 8.25 hereof resulting solely from such Borrower’s failure to perform and observe all of the terms and provisions of any Material Contract which is not remedied within the earlier of (x) 30 days or (y) the date on which such default gives rise to the ability of the non-defaulting party thereunder to terminate the applicable Material Contract;

(d)          any representation or warranty made herein or in any other Loan Document or in any certificate furnished to the Administrative Agent or the Lenders pursuant hereto or thereto or in connection with any transaction contemplated hereby or thereby proves untrue in any material respect as of the date of the issuance or making or deemed making thereof;

(e)          (i) any event occurs or condition exists (other than those described in subsections (a) through (d) above) which is specified as an event of default under any of the other Loan Documents, after giving effect to any applicable notice and cure period provided therein, (ii) any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, (iii) any of the Collateral Documents shall for any reason fail to create a valid and perfected first priority Lien in favor of the Administrative Agent in any significant portion of the Collateral purported to be covered thereby except as expressly permitted by the terms thereof or except to the extent arising solely as a result of the Administrative Agent failing to maintain possession of any Collateral and/or file UCC financing statements and in each case not involving any act or omission of any Borrower or Guarantor, or (iv) the Parent, any Borrower or any Subsidiary takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder;

(f)          default shall occur under any Indebtedness issued, assumed or guaranteed by the Parent, any Borrower or any Subsidiary aggregating in excess of $10,000,000, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness (whether or not such maturity is in fact accelerated), or any such Indebtedness shall not be paid when due, subject to any applicable grace period (whether by demand, lapse of time, acceleration or otherwise);

(g)          (i) any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against the Parent, any Borrower or any Subsidiary, or against any of its Property, in an aggregate amount in excess of $10,000,000 (except to the extent fully covered by insurance pursuant to which the insurer has accepted liability therefor in writing), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, such judgments, writs or warrants remain undischarged, unvacated, unbonded or unstayed for a period of 30 consecutive days;

(h)          the Parent, any Borrower or any Subsidiary, or any member of its Controlled Group, shall fail to pay when due, after the expiration of any grace period, an amount or amounts aggregating in excess of $10,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $10,000,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by the Parent, any Borrower or any Subsidiary, or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Parent, any Borrower or any Subsidiary, or any member of its Controlled Group, to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;

(i)          any Change of Control shall occur;

(j)          the Parent, any Borrower or any Subsidiary shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 9.1(k) hereof; or

(k)          a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for the Parent, any Borrower or any Subsidiary, or any substantial part of any of its Property, or a proceeding described in Section 9.1(j)(v) shall be instituted against the Parent, any Borrower or any Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days.

Section 9.2.          Non-Bankruptcy Defaults. When any Event of Default (other than those described in subsection (j) or (k) of Section 9.1 hereof with respect to any Borrower) has occurred and is continuing, the Administrative Agent shall, by written notice to the Borrower Representative: (a) if so directed by the Required Lenders, terminate the remaining Commitments and all other obligations of the Lenders hereunder on the date stated in such notice (which may be the date thereof); (b) if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind; and (c) if so directed by the Required Lenders, demand that the Borrowers immediately pay to the Administrative Agent the full amount then available for drawing under each or any Letter of Credit, and the Borrowers agree to immediately make such payment and acknowledge and agree that the Lenders would not have an adequate remedy at law for failure by the Borrowers to honor any such demand and that the Administrative Agent, for the benefit of the Lenders, shall have the right to require the Borrowers to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit. The Administrative Agent, after giving notice to the Borrower Representative pursuant to Section 9.1(c) or this Section 9.2, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.

Section 9.3.          Bankruptcy Defaults. When any Event of Default described in subsections (j) or (k) of Section 9.1 hereof with respect to any Borrower has occurred and is continuing, then all outstanding Loans shall immediately become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind, the obligation of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately terminate and the Borrowers shall immediately pay to the Administrative Agent the full amount then available for drawing under all outstanding Letters of Credit, the Borrowers acknowledging and agreeing that the Lenders would not have an adequate remedy at law for failure by the Borrowers to honor any such demand and that the Lenders, and the Administrative Agent on their behalf, shall have the right to require the Borrowers to specifically perform such undertaking whether or not any draws or other demands for payment have been made under any of the Letters of Credit.

Section 9.4.          Collateral for Undrawn Letters of Credit. (a) If the prepayment of the amount available for drawing under any or all outstanding Letters of Credit is required under Section 1.15, Section 9.2 or Section 9.3 above or a deposit to the Collateral Account is otherwise required pursuant to Section 1.9(b), the Borrowers shall forthwith pay the amount required to be so prepaid, to be held by the Administrative Agent as provided in subsection (b) below.

(b)          All amounts prepaid pursuant to subsection (a) above shall be held by the Administrative Agent in one or more separate collateral accounts (each such account, and the credit balances, properties, and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the “Collateral Account”) as security for, and for application by the Administrative Agent (to the extent available) to, the reimbursement of any payment under any Letter of Credit then or thereafter made by the L/C Issuer, and to the payment of the unpaid balance of all other Obligations (and to all Hedging Liability and Bank Product Obligations). The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of the Administrative Agent for the benefit of the Administrative Agent, the Lenders, and the L/C Issuer. If and when requested by the Borrower Representative, the Administrative Agent shall invest funds held in the Collateral Account from time to time in direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining maturity of one year or less, provided that the Administrative Agent is irrevocably authorized to sell investments held in the Collateral Account when and as required to make payments out of the Collateral Account for application to amounts due and owing from the Borrowers to the L/C Issuer, the Administrative Agent or the Lenders. Pursuant to Section 1.9(b) hereof, at the request of the Borrowers the Administrative Agent shall release to the Borrower amounts held in the Collateral Account so long as at the time of the release and after giving effect thereto no Default or Event of Default exists. If the Borrower shall have made payment of all obligations referred to in subsection (a) above required under Section 9.2 or 9.3 hereof, so long as no Letters of Credit, Commitments, Loans or other Obligations, Hedging Liability, or Bank Product Obligations remain outstanding, at the request of the Borrowers the Administrative Agent shall release to the Borrowers any remaining amounts held in the Collateral Account.

(c)          At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any L/C Issuer (with a copy to the Administrative Agent) the Borrowers shall Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 1.15(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(i)          Grant of Security Interest. The Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to the Administrative Agent, for the benefit of the L/C Issuers, and agree to maintain, a first priority security interest in all such Cash Collateral as security for such Defaulting Lender’s obligation to fund participations in respect of L/C Obligations, to be applied pursuant to clause (ii) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrowers shall, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(ii)         Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 9.4 or Section 1.15 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iii)        Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any L/C Issuer’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 9.4(c) following (A) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (B) the determination by the Administrative Agent and the L/C Issuer that there exists excess Cash Collateral; provided that, subject to Section 1.15 the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.

Section 9.5.          Notice of Default. The Administrative Agent shall give notice to the Borrower Representative under Section 9.1(c) hereof promptly upon being requested to do so by the Required Lenders and shall thereupon notify all the Lenders thereof.

Section 10.         Change in Circumstances.

Section 10.1.          Change of Law. Notwithstanding any other provisions of this Agreement or any other Loan Document, if at any time any Change in Law makes it unlawful for any Lender to make or continue to maintain any Eurocurrency Loans or to perform its obligations as contemplated hereby, such Lender shall promptly give notice thereof to the Borrowers and such Lender’s obligations to make or maintain Eurocurrency Loans under this Agreement shall be suspended until it is no longer unlawful for such Lender to make or maintain Eurocurrency Loans. Upon receipt of such notice from any Lender, (i) any affected Eurocurrency Loan denominated in U.S. Dollars then held by such Lender shall be immediately and automatically converted to a Base Rate Loan, and (ii) any affected Eurocurrency Loan denominated in an Alternative Currency then held by such Lender shall be prepaid on demand, together with all interest accrued thereon and all other amounts then due and payable in respect of such Eurocurrency Loan to such Lender under this Agreement; provided, however, subject to all of the terms and conditions of this Agreement, the Borrowers may then elect to borrow the principal amount of such affected Eurocurrency Loans from such Lender by means of Base Rate Loans from such Lender, which Base Rate Loans shall not be made ratably by the Lenders but only from such affected Lender.

Section 10.2.          Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR. If on or prior to the first day of any Interest Period for any Borrowing of Eurocurrency Loans:

(a)          the Administrative Agent determines that deposits in U.S. Dollars or the applicable Alternative Currency (in the applicable amounts) are not being offered to it in the interbank eurocurrency market for such Interest Period, or that by reason of circumstances affecting the interbank eurocurrency market adequate and reasonable means do not exist for ascertaining the applicable LIBOR, or

(b)          the Required Lenders advise the Administrative Agent that (i) LIBOR as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Eurocurrency Loans for such Interest Period or (ii) that the making or funding of Eurocurrency Loans become impracticable, then the Administrative Agent shall forthwith give notice thereof to the Borrower Representative and the Lenders, whereupon until the Administrative Agent notifies the Borrower Representative that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders to make Eurocurrency Loans shall be suspended.

Section 10.3.          Increased Cost and Reduced Return. (a) If any Change in Law shall:

(i)          subject any Lender (or its Lending Office) or the L/C Issuer to any Tax (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (C) Connection Income Taxes) with respect to its Eurocurrency Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligations owed to it or its obligation to make Eurocurrency Loans, issue a Letter of Credit, or to participate therein, or change the basis of taxation of payments to any Lender (or its Lending Office) or the L/C Issuer of the principal of or interest on its Eurocurrency Loans, Letter(s) of Credit, or participations therein or any other amounts due under this Agreement or any other Loan Document in respect of its Eurocurrency Loans, Letter(s) of Credit, any participation therein, any Reimbursement Obligations owed to it, or its obligation to make Eurocurrency Loans, or issue a Letter of Credit, or acquire participations therein (except for changes in the basis or rate of (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes); or

(ii)         impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Eurocurrency Loans any such requirement included in an applicable Eurocurrency Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Lending Office) or the L/C Issuer or shall impose on any Lender (or its Lending Office) or the L/C Issuer or on the interbank market any other condition affecting its Eurocurrency Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligation owed to it, or its obligation to make Eurocurrency Loans, or to issue a Letter of Credit, or to participate therein;

and the result of any of the foregoing is to increase the actual cost to such Lender (or its Lending Office) or the L/C Issuer of making or maintaining any Eurocurrency Loan, issuing or maintaining a Letter of Credit, or participating therein, or to reduce the amount of any sum received or receivable by such Lender (or its Lending Office) or the L/C Issuer under this Agreement or under any other Loan Document with respect thereto, by an amount deemed by such Lender or L/C Issuer to be material, then, within 30 Business Days after written demand by such Lender or L/C Issuer (with a copy to the Administrative Agent) setting forth in reasonable detail the calculation and explanation for such demand, the Borrowers shall be obligated to pay to such Lender or L/C Issuer such additional amount or amounts as will compensate such Lender or L/C Issuer for such increased cost or reduction.

(b)          If any Lender or L/C Issuer determines that any Change in Law affecting such Lender or L/C Issuer or any lending office of such Lender or such Lender’s or L/C Issuer’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital or on the capital of such Lender’s or L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Loans held by, such Lender, or the Letters of Credit issued by any L/C Issuer, to a level below that which such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or L/C Issuer’s policies and the policies of such Lender’s or L/C Issuer’s holding company with respect to capital adequacy), then from time to time, within 30 Business Days after written demand by such Lender or L/C Issuer (with a copy to the Administrative Agent) setting forth in reasonable detail the calculation and explanation for such demand, the Borrowers shall pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company for any such reduction suffered.

(c)          A certificate or written demand of a Lender or L/C Issuer claiming compensation under this Section 10.3 and setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder and the reason therefor shall be conclusive if reasonably determined.

(d)          Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to this Section 10.3 shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or L/C Issuer pursuant to this Section 10.3 for any increased costs incurred or reductions suffered more than three (3) months prior to the date that such Lender or L/C Issuer, as the case may be, notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the three-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 10.4.          Lending Offices. Each Lender may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof (each a “Lending Office”) for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Borrower Representative and the Administrative Agent. To the extent reasonably possible, a Lender shall designate an alternative branch or funding office with respect to its Eurocurrency Loans to reduce any liability of the Borrowers to such Lender under Section 10.3 or Section 13.1 hereof or to avoid the unavailability of Eurocurrency Loans under Section 10.2 hereof, so long as such designation is not otherwise disadvantageous to the Lender.

Section 10.5.          Discretion of Lender as to Manner of Funding. Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder with respect to Eurocurrency Loans shall be made as if each Lender had actually funded and maintained each Eurocurrency Loan through the purchase of deposits in the interbank eurocurrency market having a maturity corresponding to such Loan’s Interest Period, and bearing an interest rate equal to LIBOR for such Interest Period.

Section 11.         The Administrative Agent.

Section 11.1.          Appointment and Authorization of Administrative Agent. Each Lender and the L/C Issuer hereby appoints Bank of Montreal as the Administrative Agent under the Loan Documents and hereby authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto. The Lenders and L/C Issuer expressly agree that the Administrative Agent is not acting as a fiduciary of the Lenders or the L/C Issuer in respect of the Loan Documents, the Borrowers or otherwise, and nothing herein or in any of the other Loan Documents shall result in any duties or obligations on the Administrative Agent or any of the Lenders or L/C Issuer except as expressly set forth herein.

Section 11.2.          Administrative Agent and its Affiliates. The Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise or refrain from exercising such rights and power as though it were not the Administrative Agent, and the Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrowers or any Affiliate of the Borrowers as if it were not the Administrative Agent under the Loan Documents. The term “Lender” as used herein and in all other Loan Documents, unless the context otherwise clearly requires, includes the Administrative Agent in its individual capacity as a Lender (if applicable).

Section 11.3.          Action by Administrative Agent. If the Administrative Agent receives from the Borrowers a written notice of an Event of Default pursuant to Section 8.5 hereof, the Administrative Agent shall promptly give each of the Lenders and L/C Issuer written notice thereof. The obligations of the Administrative Agent under the Loan Documents are only those expressly set forth therein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action hereunder with respect to any Default or Event of Default, except as expressly provided in Sections 9.2 and 9.5. Upon the occurrence of an Event of Default, the Administrative Agent shall take such action to enforce its Lien on the Collateral and to preserve and protect the Collateral as may be directed by the Required Lenders. Unless and until the Required Lenders give such direction, the Administrative Agent may (but shall not be obligated to) take or refrain from taking such actions as it deems appropriate and in the best interest of all the Lenders and L/C Issuer. In no event, however, shall the Administrative Agent be required to take any action in violation of applicable law or of any provision of any Loan Document, and the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall be entitled to assume that no Default or Event of Default exists unless notified in writing to the contrary by a Lender, the L/C Issuer, or the Borrowers. In all cases in which the Loan Documents do not require the Administrative Agent to take specific action, the Administrative Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder. Any instructions of the Required Lenders, or of any other group of Lenders called for under the specific provisions of the Loan Documents, shall be binding upon all the Lenders and the holders of the Obligations.

Section 11.4.          Consultation with Experts. The Administrative Agent may consult with legal counsel, independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 11.5.          Liability of Administrative Agent; Credit Decision. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection with the Loan Documents: (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify: (i) any statement, warranty or representation made in connection with this Agreement, any other Loan Document or any Credit Event; (ii) the performance or observance of any of the covenants or agreements of the Borrowers or any Subsidiary contained herein or in any other Loan Document; (iii) the satisfaction of any condition specified in Section 7 hereof, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectability hereof or of any other Loan Document or of any other documents or writing furnished in connection with any Loan Document or of any Collateral; and the Administrative Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence. The Administrative Agent may execute any of its duties under any of the Loan Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, the L/C Issuer, the Borrowers, or any other Person for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties. In particular and without limiting any of the foregoing, the Administrative Agent shall have no responsibility for confirming the accuracy of any compliance certificate or other document or instrument received by it under the Loan Documents. The Administrative Agent may treat the payee of any Obligation as the holder thereof until written notice of transfer shall have been filed with the Administrative Agent signed by such payee in form satisfactory to the Administrative Agent. Each Lender and L/C Issuer acknowledges that it has independently and without reliance on the Administrative Agent or any other Lender or L/C Issuer, and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to the Borrowers in the manner set forth in the Loan Documents. It shall be the responsibility of each Lender and L/C Issuer to keep itself informed as to the creditworthiness of the Borrowers and their respective Subsidiaries, and the Administrative Agent shall have no liability to any Lender or L/C Issuer with respect thereto.

Section 11.6.          Indemnity. The Lenders shall ratably, in accordance with their respective Percentages, indemnify and hold the Administrative Agent, and its directors, officers, employees, agents, and representatives harmless from and against any liabilities, losses, costs or expenses suffered or incurred by it in its capacity as Administrative Agent under any Loan Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Borrowers and except to the extent that any event giving rise to a claim was caused by the gross negligence, bad faith, or willful misconduct of the Administrative Agent, its directors, officers, employees, agents, or representatives. The obligations of the Lenders under this Section 11.6 shall survive termination of this Agreement. The Administrative Agent shall be entitled to offset amounts received for the account of a Lender under this Agreement against unpaid amounts due from such Lender to the Administrative Agent, any L/C Issuer, or Swing Line Lender hereunder (whether as fundings of participations, indemnities or otherwise, and with any amounts offset for the benefit of the Administrative Agent to be held by it for its own account and with any amounts offset for the benefit of a L/C Issuer or Swing Line Lender to be remitted by the Administrative Agent to of for the account of such L/C Issuer or Swing Line Lender, as applicable), but shall not be entitled to offset against amounts owed to the Administrative Agent, any L/C Issuer or Swing Line Lender by any Lender arising outside of this Agreement and the other Loan Documents.

Section 11.7.          Resignation of Administrative Agent and Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders, the L/C Issuer, and the Borrowers. Upon any such resignation of the Administrative Agent, the Required Lenders shall have the right, with the consent (unless an Event of Default has occurred and is continuing at the time of such resignation) of the Borrowers (not to be unreasonably withheld), to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation then the retiring Administrative Agent may on behalf of the Lenders, with the consent (unless an Event of Default has occurred and is continuing at the time of such resignation) of the Borrowers (not to be unreasonably withheld), appoint a successor Administrative Agent, which may be any Lender hereunder. In addition, the Borrowers may, at their election and in their sole discretion, by notice in writing to the Administrative Agent, the Lenders and the L/C Issuer, remove the Administrative Agent and appoint a successor, which shall be a Lender hereunder, so long as such successor is reasonably acceptable to the Required Lenders. Upon the acceptance of its appointment as the Administrative Agent hereunder, any such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring or removed Administrative Agent under the Loan Documents, and the retiring or removed Administrative Agent shall be discharged from its duties and obligations thereunder. After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 11 and all protective provisions of the other Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent, but no successor Administrative Agent shall in any event be liable or responsible for any actions of its predecessor. If the Administrative Agent resigns or is removed and no successor is appointed, the rights and obligations of such Administrative Agent shall be automatically assumed by the Required Lenders and (i) the Borrowers shall be directed to make all payments due each Lender and L/C Issuer hereunder directly to such Lender or L/C Issuer and (ii) the Administrative Agent’s rights in the Collateral Documents shall be assigned without representation, recourse or warranty to the Lenders and L/C Issuer as their interests may appear.

Section 11.8.          L/C Issuer and Swing Line Lender. The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Swing Line Lender shall act on behalf of the Lenders with respect to the Swing Loans made hereunder. The L/C Issuer and the Swing Line Lender shall each have all of the benefits and immunities (i) provided to the Administrative Agent in this Section 11 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the Applications pertaining to such Letters of Credit or by the Swing Line Lender in connection with Swing Loans made or to be made hereunder as fully as if the term “Administrative Agent”, as used in this Section 11, included the L/C Issuer and the Swing Line Lender with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to such L/C Issuer or Swing Line Lender, as applicable.

Section 11.9.          Hedging Liability and Bank Product Obligations Arrangements. By virtue of a Lender’s execution of this Agreement or an assignment agreement pursuant to Section 13.13 hereof, as the case may be, any Affiliate of such Lender with whom the Borrowers or any Guarantor has entered into an agreement creating Hedging Liability or Bank Product Obligations shall be deemed a Lender party hereto for purposes of any reference in a Loan Document to the parties for whom the Administrative Agent is acting, it being understood and agreed that the rights and benefits of such Affiliate under the Loan Documents consist exclusively of such Affiliate’s right to share in payments and collections out of the Collateral and the Guaranties as more fully set forth in Section 3.1 hereof. In connection with any such distribution of payments and collections, or any request for the release of the Guaranties and the Administrative Agent’s Liens in connection with the termination of the Commitments and the payment in full of the Obligations, the Administrative Agent shall be entitled to assume no amounts are due to any Lender or its Affiliate with respect to Hedging Liability or Bank Product Obligations unless such Lender has notified the Administrative Agent in writing of the amount of any such liability owed to it or its Affiliate prior to such distribution or payment or release of Guaranties and Liens.

Section 11.10.         Designation of Additional Agents. The Administrative Agent shall, with the consent of the Borrowers, have the continuing right, for purposes hereof, at any time and from time to time to designate one or more of the Lenders (and/or its or their Affiliates) as “syndication agents,” “documentation agents,” “book runners,” “lead arrangers,” “arrangers,” or other designations for purposes hereto, but such designation shall have no substantive effect, and such Lenders and their Affiliates shall have no additional powers, duties or responsibilities as a result thereof.

Section 11.11.         Authorization to Release or Subordinate or Limit Liens. The Administrative Agent is hereby irrevocably authorized by each of the Lenders and the L/C Issuer to (a) release any Lien covering any Collateral that is sold, transferred, or otherwise disposed of in accordance with the terms and conditions of this Agreement and the relevant Collateral Documents (including a sale, transfer, or disposition permitted by the terms of Section 8.10 hereof or which has otherwise been consented to in accordance with Section 13.14 hereof), (b) release or subordinate any Lien (i) on Collateral consisting of fixed or capital assets financed with indebtedness or under a Capital Lease to the extent such indebtedness or Capitalized Lease Obligation, and the Lien securing the same, are permitted by Sections 8.7(b) and 8.8(d) hereof and (ii) arising out of any Hedging Agreement to the extent such Hedging Agreement, and the Lien securing the same, are permitted by Sections 8.7(c) and 8.8(r) hereof, (c) reduce or limit the amount of the indebtedness secured by any particular item of Collateral to an amount not less than the estimated value thereof to the extent necessary to reduce mortgage registry, filing and similar tax, and (d) release Liens on the Collateral following termination or expiration of the Commitments and payment in full in cash of the Obligations and, if then due, Hedging Liability and Bank Product Obligations.

Section 11.12.         Authorization to Enter into, and Enforcement of, the Collateral Documents Possession of Collateral. The Administrative Agent is hereby irrevocably authorized by each of the Lenders and the L/C Issuer to execute and deliver the Collateral Documents on behalf of each of the Lenders and their Affiliates and the L/C Issuer and to take such action and exercise such powers under the Collateral Documents as the Administrative Agent considers appropriate, provided the Administrative Agent shall not amend the Collateral Documents unless such amendment is agreed to in writing by the Required Lenders. Each Lender and L/C Issuer acknowledges and agrees that it will be bound by the terms and conditions of the Collateral Documents upon the execution and delivery thereof by the Administrative Agent. The Lenders and L/C Issuer(s) hereby irrevocably authorize (and each of their Affiliates holding any Bank Product Obligations and Hedging Liability entitled to the benefits of the Collateral shall be deemed to authorize) the Administrative Agent, based upon the instruction of the Required Lenders, to credit bid and purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted by the Administrative Agent (or any security trustee therefore) under the provisions of the Uniform Commercial Code, including pursuant to Sections 9-610 or 9-620 of the Uniform Commercial Code, at any sale thereof conducted under the provisions of the United States Bankruptcy Code, including Section 363 of the United States Bankruptcy Code, or at any sale or foreclosure conducted by the Administrative Agent or any security trustee therefore (whether by judicial action or otherwise) in accordance with applicable law. Except as otherwise specifically provided for herein, no Lender (or its Affiliates) or L/C Issuer, other than the Administrative Agent, shall have the right to institute any suit, action or proceeding in equity or at law for the foreclosure or other realization upon any Collateral or for the execution of any trust or power in respect of the Collateral or for the appointment of a receiver or for the enforcement of any other remedy under the Collateral Documents; it being understood and intended that no one or more of the Lenders (or their Affiliates) or L/C Issuer shall have any right in any manner whatsoever to affect, disturb or prejudice the Lien of the Administrative Agent (or any security trustee therefor) under the Collateral Documents by its or their action or to enforce any right thereunder, and that all proceedings at law or in equity shall be instituted, had, and maintained by the Administrative Agent (or its security trustee) in the manner provided for in the relevant Collateral Documents for the benefit of the Lenders, the L/C Issuer, and their Affiliates. Each Lender and L/C Issuer is hereby appointed agent for the purpose of perfecting the Administrative Agent’s security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code or other applicable law can be perfected only by possession. Should any Lender or L/C Issuer (other than the Administrative Agent) obtain possession of any Collateral, such Lender or L/C Issuer shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or in accordance with the Administrative Agent’s instructions.

Section 11.13.         Authorization of Administrative Agent to File Proofs of Claim. In case of the pendency of any proceeding under any debtor relief law described in subsection (j) or (k) of Section 9.1 or any other judicial proceeding relative to the Borrowers or any Guarantor, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders, the L/C Issuer(s) and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer(s) and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer(s) and the Administrative Agent under including, but not limited to, Sections 1.12, 2.1, 10.3, and 13.16 hereof) allowed in such judicial proceeding; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer(s), to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.1 and 13.16 hereof. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or L/C Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender or L/C Issuer in any such proceeding.

Section 11.14.         Form. At such time that the Administrative Agent becomes a party to this Agreement, the Administrative Agent agrees to provide to the Borrower Representative a U.S. branch withholding certificate on Internal Revenue Service Form W-8 as provided in Section 1.1441-1(e)(3)(v) of the United States Treasury Regulations evidencing its agreement with the Borrowers to be treated as a U.S. person pursuant to Section 1.1441-1(b)(2)(iv) of the United States Treasury Regulations.

Section 12.         The Guaranties.

Section 12.1.          The Guaranties. To induce the Lenders and L/C Issuer to provide the credits described herein and in consideration of benefits expected to accrue to the Borrowers by reason of the Commitments and for other good and valuable consideration, receipt of which is hereby acknowledged, the Parent and each wholly-owned Domestic Subsidiary party hereto (other than the Borrowers but including any wholly-owned Domestic Subsidiary executing an Additional Guarantor Supplement in the form attached hereto as Exhibit F or such other form acceptable to the Administrative Agent) hereby unconditionally and irrevocably guaranties jointly and severally, as a primary obligor and not merely as a surety, to the Administrative Agent, the Lenders, and the L/C Issuer and their Affiliates, the due and punctual payment of all present and future Obligations, Hedging Liability, and Bank Product Obligations, including, but not limited to, the due and punctual payment of principal of and interest on the Loans, the Reimbursement Obligations, and the due and punctual payment of all other Obligations now or hereafter owed by the Borrowers under the Loan Documents and the due and punctual payment of all Hedging Liability and Bank Product Obligations, in each case as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, according to the terms hereof and thereof (including all interest, costs, fees, and charges after the entry of an order for relief against any Borrower or such other obligor in a case under the United States Bankruptcy Code or any similar proceeding, whether or not such interest, costs, fees and charges would be an allowed claim against the Borrowers or any such obligor in any such proceeding). In case of failure by any Borrower or other obligor punctually to pay any Obligations, Hedging Liability, or Bank Product Obligations guaranteed hereby, each Guarantor hereby unconditionally agrees to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, and as if such payment were made by such Borrower or such obligor. Each Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection.

Section 12.2.          Guarantee Unconditional. The obligations of each Guarantor under this Section 12 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged, or otherwise affected by:

(a)          any extension, renewal, settlement, compromise, waiver, or release in respect of any obligation of the Borrowers or other obligor or of any other guarantor under this Agreement or any other Loan Document or by operation of law or otherwise;

(b)          any modification or amendment of or supplement to this Agreement or any other Loan Document or any agreement relating to Hedging Liability or Bank Product Obligations;

(c)          any change in the corporate existence, structure, or ownership of, or any insolvency, bankruptcy, reorganization, or other similar proceeding affecting, the Borrowers or other obligor, any other guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of the Borrowers or other obligor or of any other guarantor contained in any Loan Document;

(d)          the existence of any claim, set-off, or other rights which the Borrowers or other obligor or any other guarantor may have at any time against the Administrative Agent, any Lender, the L/C Issuer or any other Person, whether or not arising in connection herewith;

(e)          any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against the Borrowers or other obligor, any other guarantor, or any other Person or Property;

(f)          any application of any sums by whomsoever paid or howsoever realized to any obligation of the Borrowers or other obligor, regardless of what obligations of the Borrowers or other obligor remain unpaid;

(g)          any invalidity or unenforceability relating to or against the Borrowers or other obligor or any other guarantor for any reason of this Agreement or of any other Loan Document or any agreement relating to Hedging Liability or Bank Product Obligations or any provision of applicable law or regulation purporting to prohibit the payment by the Borrowers or other obligor or any other guarantor of the principal of or interest on any Loan or any Reimbursement Obligation or any other amount payable under the Loan Documents or any agreement relating to Hedging Liability or Bank Product Obligations;

(h)          any other act or omission to act or delay of any kind by the Administrative Agent, any Lender, the L/C Issuer, or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of any Guarantor under this Section 12; or

(i)          the perfection or priority of any security interest in the Collateral or any release of Collateral.

Section 12.3.          Discharge; Reinstatement; Release.

(a)          Discharge upon Payment in Full; Reinstatement in Certain Circumstances. Except as set forth in clause (b) below, each Guarantor’s obligations under this Section 12 shall remain in full force and effect until the Commitments are terminated, all Letters of Credit have expired, and the principal of and interest on the Loans and all other amounts payable by the Borrowers and the Guarantors under this Agreement and all other Loan Documents and, if then outstanding and unpaid, all Hedging Liability and Bank Product Obligations shall have been paid in full. If at any time any payment of the principal of or interest on any Loan or any Reimbursement Obligation or any other amount payable by any Borrower or other obligor or any Guarantor under the Loan Documents or any agreement relating to Hedging Liability or Bank Product Obligations is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrowers or other obligor or of any guarantor, or otherwise, each Guarantor’s obligations under this Section 12 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

(b)          Release. Each of the Lenders and the L/C Issuers irrevocably authorize the Administrative Agent to release any Guarantor from its obligations under this Section 12 if such Guarantor ceases to be a Material Subsidiary or becomes an Excluded Subsidiary as a result of a transaction or designation permitted hereunder, in which case the Administrative Agent will (and each Lender and L/C Issuer irrevocably authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the applicable Guarantor such documents as such Guarantor may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 12.3(b).

Section 12.4.          Subrogation. Each Guarantor agrees it will not exercise any rights which it may acquire by way of subrogation by any payment made hereunder, or otherwise, until all the Obligations, Hedging Liability, and Bank Product Obligations shall have been paid in full subsequent to the termination of all the Commitments and expiration of all Letters of Credit. If any amount shall be paid to a Guarantor on account of such subrogation rights at any time prior to the later of (x) the payment in full of the Obligations, Hedging Liability, and Bank Product Obligations and all other amounts payable by the Borrowers hereunder and the other Loan Documents and (y) the termination of the Commitments and expiration of all Letters of Credit, such amount shall be held in trust for the benefit of the Administrative Agent, the Lenders, and the L/C Issuer (and their Affiliates) and shall forthwith be paid to the Administrative Agent for the benefit of the Lenders and L/C Issuer (and their Affiliates) or be credited and applied upon the Obligations, Hedging Liability, and Bank Product Obligations, whether matured or unmatured, in accordance with the terms of this Agreement.

Section 12.5.          Waivers. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest, and any notice not provided for herein, as well as any requirement that at any time any action be taken by the Administrative Agent, any Lender, the L/C Issuer, or any other Person against any Borrower or other obligor, another guarantor, or any other Person.

Section 12.6.          Limit on Recovery. Notwithstanding any other provision hereof, the obligations of each Guarantor under this Section 12 shall be limited to the maximum amount as will result in such obligations not constituting a fraudulent transfer or conveyance for purposes of any applicable law, including without limitation, any Debtor Relief Law to the extent applicable to such obligations.

Section 12.7.          Stay of Acceleration. If acceleration of the time for payment of any amount payable by any Borrower or other obligor under this Agreement or any other Loan Document, or under any agreement relating to Hedging Liability or Bank Product Obligations, is stayed upon the insolvency, bankruptcy or reorganization of any Borrower or such obligor, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Loan Documents, or under any agreement relating to Hedging Liability or Bank Product Obligations, shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Administrative Agent made at the request of the Required Lenders.

Section 12.8.          Benefit to Guarantors. The Borrowers and the Guarantors are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of the Borrowers have a direct impact on the success of each Guarantor. Each Guarantor will derive substantial direct and indirect benefit from the extensions of credit hereunder.

Section 12.9.          Guarantor Covenants. Each Guarantor that is a Subsidiary of a Borrower shall take such action as the Borrowers are required by this Agreement to cause such Guarantor to take, and shall refrain from taking such action as the Borrowers are required by this Agreement to prohibit such Guarantor from taking.

Section 13.         Miscellaneous.

Section 13.1.          Withholding Taxes. (a) Payments Free of Withholding. Except as otherwise required by law and subject to Section 13.1(b) hereof, each payment by the Borrowers and the Guarantors under this Agreement or the other Loan Documents shall be made without withholding for or on account of any present or future Taxes. If any such withholding is so required, the Borrowers or such Guarantor shall make the withholding, pay the amount withheld to the appropriate governmental authority before penalties attach thereto or interest accrues thereon, and, with respect to Indemnified Taxes, forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by each Lender, the L/C Issuer, and the Administrative Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount which that Lender, L/C Issuer, or the Administrative Agent (as the case may be) would have received had such withholding for or on account of Indemnified Taxes not been made. If the Administrative Agent, the L/C Issuer, or any Lender pays any amount in respect of any Indemnified Taxes, the Borrowers or such Guarantor shall reimburse the Administrative Agent, the L/C Issuer or such Lender for that payment within 15 Business Days after demand in the currency in which such payment was made. If the Borrowers or such Guarantor pays any Taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Lender, the L/C Issuer or Administrative Agent on whose account such withholding was made (with a copy to the Administrative Agent if not the recipient of the original) on or before the thirtieth day after payment.

(b)          U.S. Withholding Tax Exemptions. Each Lender or L/C Issuer that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower Representative and the Administrative Agent on or before the date the initial Credit Event is made hereunder or, if later, the date such financial institution becomes a Lender or L/C Issuer hereunder, two duly completed and signed original copies of (i) either Form W-8 BEN (relating to such Lender or L/C Issuer and entitling it to a complete exemption from withholding under the Code on all amounts to be received by such Lender or L/C Issuer, including fees, pursuant to the Loan Documents and the Obligations) or Form W-8 ECI (relating to all amounts to be received by such Lender or L/C Issuer, including fees, pursuant to the Loan Documents and the Obligations) of the United States Internal Revenue Service or (ii) solely if such Lender is claiming exemption from United States withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, and a certificate representing that such Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of any Borrower and is not a controlled foreign corporation related to any Borrower (within the meaning of Section 864(d)(4) of the Code). Thereafter and from time to time, each Lender and L/C Issuer shall submit to the Borrower Representative and the Administrative Agent such additional duly completed and signed copies of one or the other of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) and such other certificates (A) as may be (i) requested by the Borrowers in a written notice, directly or through the Administrative Agent, to such Lender or L/C Issuer or (ii) required under then-current United States law or regulations to avoid or reduce United States withholding taxes on payments in respect of all amounts to be received by such Lender or L/C Issuer, including fees, pursuant to the Loan Documents or the Obligations, or (B) upon expiration, inaccuracy or invalidity of any form or certificate previously delivered by such Lender or L/C Issuer. Each Lender or L/C Issuer that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower Representative and the Administrative Agent on or before the date the initial Credit Event is made hereunder or, if later, the date such financial institution becomes a Lender or L/C Issuer hereunder (and in each case from time to time thereafter upon expiration, inaccuracy or invalidity of any form or certificate previously delivered by such Lender or L/C Issuer or upon request by the Borrowers in a written notice), two duly completed and signed original copies of Internal Revenue Service Form W-9 certifying that such Lender or L/C Issuer is exempt from United States federal backup withholding. The parties hereto agree that the term “Lender” as used in this Section 13.1(b), in Section 13.1(c), in Section 13.1(d) and in Section 13.1(f) shall include the Administrative Agent.

(c)          Inability of Lender to Submit Forms. If any Lender or L/C Issuer, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof, is legally unable to submit to the Borrower Representative or the Administrative Agent any form or certificate that such Lender or L/C Issuer is obligated to submit pursuant to subsection (b) of this Section 13.1, such Lender or L/C Issuer shall promptly notify the Borrower Representative and Administrative Agent of such fact and the Lender or L/C Issuer shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable.

(d)          Compliance with FATCA. If a payment made to a Lender or L/C Issuer under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender or L/C Issuer were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or L/C Issuer shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender or L/C Issuer, as the case may be, has complied with such Lender’s and L/C’s Issuer’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(e)          Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrowers or Guarantors have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers or any Guarantor to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.12 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (e).

(f)          Treatment of Certain Refunds. If any Lender or L/C Issuer determines, in its sole discretion exercised in good faith, that it has received a refund in respect of any taxes as to which indemnification or additional amounts have been paid to it by the Borrowers or a Guarantor pursuant to this Section 13.1, it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 13.1 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of such Lender or L/C Issuer and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Borrower or such Guarantor, upon the request of such Lender or L/C Issuer, agrees to promptly repay the amount paid over with respect to such refund (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender or L/C Issuer in the event such Lender or L/C Issuer is required to repay such refund to the relevant Governmental Authority. Nothing contained in this Section 13.1(f) shall interfere with the right of a Lender or L/C Issuer to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or L/C Issuer to claim any tax refund or to make available its tax returns or disclose any information relating to its tax affairs or any computations in respect thereof or any other confidential information or require any Lender or L/C Issuer to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

Section 13.2.          Other Taxes. The Borrowers hereby jointly and severally agree to pay on demand, and indemnify and hold the Administrative Agent, the Lenders, and the L/C Issuer harmless from, any Other Taxes payable in respect of this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

Section 13.3.          No Waiver, Cumulative Remedies. No delay or failure on the part of the Administrative Agent, the L/C Issuer, or any Lender, or on the part of the holder or holders of any of the Obligations, in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Administrative Agent, the L/C Issuer, the Lenders, and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

Section 13.4.          Non-Business Days. If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

Section 13.5.          Documentary Taxes. The Borrowers hereby jointly and severally agree to pay within 15 Business Days after demand any documentary, stamp or similar taxes payable in respect of this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

Section 13.6.          Survival of Representations. All representations and warranties made in this Agreement or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect solely with respect to the date as of which they were made as long as any credit is in use or available hereunder.

Section 13.7.          Survival of Indemnities. All indemnities and other provisions relative to reimbursement to the Lenders and L/C Issuer of amounts sufficient to protect the yield of the Lenders and L/C Issuer with respect to the Loans and Letters of Credit, including, but not limited to, Sections 1.12, 10.3, and 13.16 hereof, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Obligations.

Section 13.8.          Sharing of Set-Off. Each Lender agrees with each other Lender party hereto that if such Lender shall receive and retain any payment, whether by set-off or application of deposit balances or otherwise, on any of the Loans or Reimbursement Obligations in excess of its ratable share of payments on all such Obligations then outstanding to the Lenders, then such Lender shall purchase for cash at face value, but without recourse, ratably from each of the other Lenders such amount of the Loans or Reimbursement Obligations, or participations therein, held by each such other Lenders (or interest therein) as shall be necessary to cause such Lender to share such excess payment ratably with all the other Lenders; provided, however, that (i) if any such purchase is made by any Lender, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest, and (ii) the provisions of this Section 13.8 shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans, Term Loans or Swing Loans to any assignee or participant, other than to the Parent, any Borrower or any Affiliates thereof (as to which the provisions of this Section 13.8 shall apply). For purposes of this Section 13.8, amounts owed to or recovered by the L/C Issuer in connection with Reimbursement Obligations in which Lenders have been required to fund their participation shall be treated as amounts owed to or recovered by the L/C Issuer as a Lender hereunder.

Section 13.9.          Notices. Except as otherwise specified herein, all notices hereunder and under the other Loan Documents shall be in writing (including, without limitation, notice by telecopy) and shall be given to the relevant party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereafter specify by notice to the Administrative Agent and the Borrowers given by courier, by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices under the Loan Documents to any Lender shall be addressed to its address or telecopier number set forth on its Administrative Questionnaire; and notices under the Loans Documents to the Borrowers, any Guarantor, the Administrative Agent or L/C Issuer shall be addressed to its respective address or telecopier number set forth below:

to the Borrower Representative, any
Borrower or any Guarantor:

Smart Balance, Inc.

115 West Century Road, Suite 260

Paramus, New Jersey 07652-1432

Attention:   Chief Financial Officer

Telephone: (201) 568-9300

Telecopy:   (201) 568-6374

to the Administrative Agent and L/C Issuer: Bank of Montreal 115 South LaSalle Street Chicago, Illinois 60603 Attention: Phil Langheim Telephone: (312) 461-7746 Telecopy: (312) 293-4327

with a copy to (which copy shall not constitute notice for any purpose of this Agreement or any other Loan Document):

Fried, Frank, Harris, Shriver & Jacobson LLP 801 17th Street, NW Washington, D.C. 20006 Attention: Gus M. Atiyah, Esq. Telephone: (202) 639-7340 Telecopy: (202) 639-7003

Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section 13.9 or in the relevant Administrative Questionnaire and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, 5 days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses specified in this Section 13.9 or in the relevant Administrative Questionnaire; provided that any notice given pursuant to Section 1 hereof shall be effective only upon receipt. As may be agreed to among the Borrowers, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person from time to time by such person. Communications delivered by e-mail shall be deemed to have been given upon receipt.

Section 13.10.         Counterparts; Integration; Effectiveness.

(a)          Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 7.2, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (e.g., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement. For purposes of determining compliance with the conditions specified in Section 7.2 hereof, each Lender and L/C Issuer that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender or L/C Issuer unless the Administrative Agent shall have received notice from such Lender or L/C Issuer prior to the Closing Date specifying its objection thereto.

(b)          Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronics Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 13.11.         Successors and Assigns. This Agreement shall be binding upon the Borrowers and the Guarantors and their successors and assigns, and shall inure to the benefit of the Administrative Agent, the L/C Issuer, and each of the Lenders, and the benefit of their respective successors and assigns, including any subsequent holder of any of the Obligations. The Borrowers and the Guarantors may not assign any of their rights or obligations under any Loan Document without the written consent of all of the Lenders and, with respect to any Letter of Credit or the Application therefor, the L/C Issuer (and any purported assignment without such consent shall be void).

Section 13.12.         Participants. Each Lender shall have the right at its own cost to grant participations (to be evidenced by one or more agreements or certificates of participation) in the Loans made and Reimbursement Obligations and/or Commitments held by such Lender at any time and from time to time to one or more other Persons (other than the Parent, the Borrower and their Subsidiaries); provided that no such participation shall relieve any Lender of any of its obligations under this Agreement, and, provided, further that no such participant shall have any rights under this Agreement except as provided in this Section 13.12, and the Administrative Agent shall have no obligation or responsibility to such participant. Any agreement pursuant to which such participation is granted shall provide that the granting Lender shall retain the sole right and responsibility to enforce the obligations of the Borrowers under this Agreement and the other Loan Documents including, without limitation, the right to approve any amendment, modification or waiver of any provision of the Loan Documents, except that such agreement may provide that such Lender will not agree to any modification, amendment or waiver of the Loan Documents that would reduce the amount of or postpone any fixed date for payment of any Obligation in which such participant has an interest. Any party to which such a participation has been granted shall have the benefits of Section 1.12 and Section 10.3 hereof (but to the same extent as the Lender from which it purchases its participation is entitled to such benefits). Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant's interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

Section 13.13.         Assignments. (a) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)          Minimum Amounts. (A) In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans and participation interest in L/C Obligations at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and (B) in any case not described in subsection (a)(i)(A) of this Section 13.13, the aggregate amount of the Commitment (which for this purpose includes Loans and participation interest in L/C Obligations outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans and participation interest in L/C Obligations of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Effective Date” is specified in the Assignment and Acceptance, as of the Effective Date) shall not be less than $1,000,000, in the case of any assignment in respect of the Revolving Credit, or $1,000,000, in the case of any assignment in respect of any Term Loan, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower Representative otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii)         Proportionate Amounts.         Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Credits on a non-pro rata basis.

(iii)        Required Consents.         No consent shall be required for any assignment except to the extent required by Section 13.13(a)(i)(B) and, in addition:

(a)          the consent of the Borrower Representative (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund or (z) such assignment is made in connection with the primary syndication of the Commitments and Loans by the Lead Arrangers on or prior to the earlier of the date (i) on which a Successful Syndication (as defined in the Fee Letter) has been achieved and (ii) that is ninety (90) days after the Closing Date; provided that the Borrower Representative shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(b)          the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) the Revolving Credit if such assignment is to a Person that is not a Lender with a Commitment in respect of such facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) the Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund;

(c)          the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(d)          the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Swing Loans (whether or not then outstanding).

(iv)        Assignment and Acceptance. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)         No Assignment to the Borrowers or the Parent. No such assignment shall be made to the Parent, any Borrower or any of their respective Affiliates or Subsidiaries or to any Defaulting Lender.

(vi)        No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 13.13(b) hereof, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 13.7 and 13.16 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.13 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.12 hereof.

(b)          Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in Chicago, Illinois, a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(c)          Any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or grant to a Federal Reserve Bank or central bank, and this Section 13.13 shall not apply to any such pledge or grant of a security interest; provided that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or secured party for such Lender as a party hereto; provided further, however, the right of any such pledgee or grantee (other than any Federal Reserve Bank or central bank ) to further transfer all or any portion of the rights pledged or granted to it, whether by means of foreclosure or otherwise, shall be at all times subject to the terms of this Agreement.

(d)          Notwithstanding anything to the contrary herein, if at any time the Swing Line Lender assigns all of its Revolving Credit Commitments and Revolving Loans pursuant to subsection (a) above, the Swing Line Lender may terminate the Swing Line. In the event of such termination of the Swing Line, the Borrowers shall be entitled to appoint another Lender to act as the successor Swing Line Lender hereunder (with such Lender’s consent); provided, however, that the failure of the Borrowers to appoint a successor shall not affect the resignation of the Swing Line Lender. If the Swing Line Lender terminates the Swing Line, it shall retain all of the rights of the Swing Line Lender provided hereunder with respect to Swing Loans made by it and outstanding as of the effective date of such termination, including the right to require Lenders to make Revolving Loans or fund participations in outstanding Swing Loans pursuant to Section 1.7 hereof.

Section 13.14.         Amendments. Any provision of this Agreement or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrowers, (b) the Required Lenders (except as set forth in clauses (i) and (iii) below, which shall only require the consent of the Lenders identified therein), and (c) if the rights or duties of the Administrative Agent, the L/C Issuer or Swing Line Lender are directly adversely affected thereby, the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable; provided that:

(i)          no amendment or waiver pursuant to this Section 13.14 shall (A) increase any Commitment of any Lender without the consent of such Lender (except with respect to any such increase pursuant to Section 1.16 hereof), it being understood and agreed that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default shall not constitute an increase in the Commitment of any Lender, (B) reduce the amount of, postpone the date for or waive any scheduled payment (whether at maturity or otherwise) of any principal of or the rate of interest specified herein or the amount of interest payable in cash specified herein on any Loan on any Loan or of any Reimbursement Obligation or of any fee payable or other amounts hereunder without the consent of the Lender to which such payment is owing or which has committed to make such Loan or Letter of Credit (or participate therein) hereunder (it being understood and agreed that the amendment or waiver of the financial covenants or financial definitions or waiver of any Default or Event of Default or default rate of interest or of any mandatory prepayment requirement set forth in Section 1.9(b) hereof shall in no event constitute a reduction of the amount of, or postponement of, any scheduled payment of principal, interest, or fees), or (C) extend the stated expiration date of any Letter of Credit beyond the Revolving Credit Termination Date without the consent of each Lender affected thereby, it being understood and agreed that if the Borrowers Cash Collateralize any Letter of Credit in the Minimum Collateral Amount, no Lender consent is required to extend the expiration date of such Letter of Credit;

(ii)         no amendment or waiver pursuant to this Section 13.14 shall, unless signed by each Lender, change the definition of Required Lenders, change the provisions of this Section 13.14, amend the priority or ratable sharing set forth in Section 3.1 hereof, release all or substantially all of the Guarantors or all or substantially all of the Collateral or subordinate any Lien thereon (except as otherwise provided for in the Loan Documents), or affect the number of Lenders required to take any action hereunder or under any other Loan Document;

(iii)        no amendment or waiver pursuant to this Section 13.14 shall, unless signed by the applicable Lender, extend the Revolving Credit Termination Date with respect to such Lender’s Revolving Credit Commitment;

(iv)        the Administrative Agent, the Borrowers and the Guarantors, shall be permitted to amend any provision of any Loan Document (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Administrative Agent and the Borrowers shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any such provision and have provided notice thereof to the Lenders;

(v)         any provision of this Agreement may be amended by an agreement in writing entered into by the Borrowers, the Guarantors, the Required Lenders and the Administrative Agent (and, if their rights or obligations are affected thereby, the L/C Issuer and the Swing Line Lender) if (A) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment, and (B) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement;

(vi)        this Agreement may be amended (or amended and restated) with the written consent of the Borrowers, the Guarantors, and the Required Lenders (A) to increase the Commitments of the Lenders consenting thereto, (B) to add one or more additional borrowing tranches to this Agreement and to provide for the ratable sharing of the benefits of this Agreement and the other Loan Documents with the other then outstanding Obligations in respect of the extensions of credit from time to time outstanding under such additional borrowing tranche(s) and the accrued interest and fees in respect thereof and (C) to include appropriately the lenders under such additional borrowing tranches in any determination of Required Lenders and/or the determination of the requisite Lenders under any other provision of this Agreement corresponding to the consent rights of the other Lenders thereunder;

Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, the Incremental Term Loans or any increases in the Revolving Credit Commitments, shall be effective when executed by the Borrowers and each Lender making an Incremental Term Loan or Lender making an increase to the Revolving Credit Commitments pursuant to Section 1.16 or the Borrowers and such Lender, as the case may be.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Section 13.15.         Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 13.16.         Costs and Expenses; Indemnification. (a) Each Borrower agrees to pay all reasonable and documented costs and expenses of the Administrative Agent in connection with the preparation, negotiation, syndication, and administration of the Loan Documents, including, without limitation, the reasonable fees and disbursements of a single counsel to the Administrative Agent, in connection with the preparation and execution of the Loan Documents, and any amendment, waiver or consent related thereto, whether or not the transactions contemplated herein are consummated, together with any fees and charges suffered or incurred by the Administrative Agent in connection with “Phase I” environmental reports required pursuant to Section 4.4 hereof, fixed asset appraisals, title insurance policies, collateral filing fees and lien searches. Each Borrower agrees to pay to the Administrative Agent, the L/C Issuer and each Lender, and any other holder of any Obligations outstanding hereunder (each such Person being called a “Holder”), all costs and expenses reasonably incurred or paid by any such Holder, including reasonable attorneys’ fees and disbursements and court costs, in connection with any Default or Event of Default hereunder or in connection with the enforcement of any of the Loan Documents (including all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving any Borrower or any Guarantor as a debtor thereunder). Each Borrower further agrees to indemnify the Administrative Agent, the L/C Issuer, each Lender, and any security trustee therefor, and their respective directors, officers, employees, agents, financial advisors, and consultants (each such Person being called an “Indemnitee”) against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all fees and disbursements of a single counsel and applicable local counsel for all Indemnitees (unless there is, in the reasonable judgment of the Administrative Agent, a conflict of interest, in which case each such party with such conflict of interest shall be entitled to retain separate principal counsel and local counsel in each appropriate jurisdiction) and all expenses of litigation or preparation therefor, whether or not the Indemnitee is a party thereto, or any settlement arrangement arising from or relating to any such litigation) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Loan or Letter of Credit, other than those which arise from the gross negligence, bad faith or willful misconduct of the party claiming indemnification. Each Borrower, upon demand by the Administrative Agent, the L/C Issuer or a Lender at any time, shall reimburse the Administrative Agent, the L/C Issuer or such Lender for any legal or other expenses (including, without limitation, all fees and disbursements of a single counsel for all such Indemnitees) incurred in connection with investigating or defending against any of the foregoing (including any settlement costs relating to the foregoing) except if the same is directly due to the gross negligence, bad faith or willful misconduct of the party to be indemnified. To the extent permitted by applicable law, neither any Borrower nor any Guarantor shall assert, and each such Person hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or the other Loan Documents or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. The obligations of the Borrowers under this Section 13.16 shall survive the termination of this Agreement. Notwithstanding the foregoing, this Section 13.16 shall not apply with respect to Taxes, which shall be governed solely by Section 13.1.

(b)          Each Borrower unconditionally agrees to forever indemnify, defend and hold harmless each Indemnitee for any damages, costs, loss or expense, including without limitation, response, remedial or removal costs and all reasonable fees and disbursements of counsel for any such Indemnitee, arising out of any of the following: (i) any presence, release, threatened release or disposal of any hazardous or toxic substance or petroleum by any Borrower or any Subsidiary or otherwise occurring on its real property (whether owned or leased), (ii) the violation of any environmental law, whether federal, state, or local, and any regulations promulgated thereunder, by any Borrower or any Subsidiary, (iii) any claim for personal injury or property damage resulting from the operations of any Borrower or any Subsidiary or otherwise occurring on or with respect to its real property (whether owned or leased), and (iv) the inaccuracy or breach of any environmental representation, warranty or covenant by any Borrower or any Subsidiary made herein or in any other Loan Document evidencing or securing any Obligations or setting forth terms and conditions applicable thereto or otherwise relating thereto, except for damages (x) arising from the willful misconduct, bad faith or gross negligence of the relevant Indemnitee or (y) resulting solely from acts or omissions by Persons other than any Borrower or any Subsidiary with respect to the applicable real property after the applicable Borrower or Subsidiary has terminated the applicable lease or the Administrative Agent sells the respective real property pursuant to a foreclosure or has accepted a deed in lieu of foreclosure. This indemnification shall survive the payment and satisfaction of all Obligations and the termination of this Agreement, and shall remain in force beyond the expiration of any applicable statute of limitations and payment or satisfaction in full of any single claim under this indemnification. This indemnification shall be binding upon the successors and assigns of the Borrowers and shall inure to the benefit of each Indemnitee and its successors and assigns.

Section 13.17.         Set-off. In addition to any rights now or hereafter granted under the Loan Documents or applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Lender, the L/C Issuer, each subsequent holder of any Obligation, and each of their respective affiliates, is hereby authorized by each Borrower and each Guarantor at any time or from time to time, to set-off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, and in whatever currency denominated, but not including trust accounts) and any other indebtedness at any time held or owing by that Lender, L/C Issuer, subsequent holder, or affiliate, to or for the credit or the account of any Borrower or such Guarantor, whether or not matured, against and on account of the Obligations of any Borrower or such Guarantor to that Lender, L/C Issuer, or subsequent holder under the Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Loan Documents, irrespective of whether or not (a) that Lender, L/C Issuer, or subsequent holder shall have made any demand hereunder or (b) the principal of or the interest on the Loans and other amounts due hereunder shall have become due and payable pursuant to Section 9 and although said obligations and liabilities, or any of them, may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 1.15 hereof and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuer, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

Section 13.18.         Entire Agreement. The Loan Documents, together with the Commitment Letter dated as of May 31, 2012, among the Borrowers, Bank of Montreal and Citigroup Global Markets Inc., constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.

Section 13.19.         Severability of Provisions. Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.

Section 13.20.         Excess Interest. Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”). If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section 13.20 shall govern and control, (b) neither the Borrowers nor any Guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Administrative Agent or any Lender may have received hereunder shall, at the option of the Administrative Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable law), (ii) refunded to the Borrowers, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither any Borrower nor any Guarantor or endorser shall have any action against the Administrative Agent or any Lender for any damages whatsoever arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any of the Borrowers’ Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Borrowers’ Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on the Borrowers’ Obligations had the rate of interest not been limited to the Maximum Rate during such period.

Section 13.21.         Construction. The parties acknowledge and agree that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents. The provisions of this Agreement relating to Subsidiaries shall only apply during such times as the Borrowers have one or more Subsidiaries. Nothing contained herein shall be deemed or construed to permit any act or omission which is prohibited by the terms of any Collateral Document, the covenants and agreements contained herein being in addition to and not in substitution for the covenants and agreements contained in the Collateral Documents.

Section 13.22.         Lender’s and L/C Issuer’s Obligations Several. The obligations of the Lenders and L/C Issuer hereunder are several and not joint. Nothing contained in this Agreement and no action taken by the Lenders or L/C Issuer pursuant hereto shall be deemed to constitute the Lenders and L/C Issuer a partnership, association, joint venture or other entity.

Section 13.23.         Governing Law; Jurisdiction; Consent to Service of Process. (a) This agreement, the Notes and the other Loan Documents (except as otherwise specified therein), and the rights and duties of the parties hereto, shall be construed and determined in accordance with the laws of the State of New York (including Section 5-1401 and Section 5-1402 of the General Obligations law of the State of New York) without regard to conflicts of law principles that would require application of the laws of another jurisdiction.

(b)          Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each party hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by applicable Legal Requirements, in such federal court. Each party hereto hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements. Nothing in this Agreement or any other Loan Document or otherwise shall affect any right that the Administrative Agent, the L/C Issuer or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any Guarantor or its respective properties in the courts of any jurisdiction.

(c)          Each Borrower and each Guarantor hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Legal Requirements, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 13.23(b). Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable Legal Requirements, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)          Each party to this Agreement irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopy or e-mail) in Section 13.9. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Legal Requirements.

Section 13.24.         Waiver of Jury Trial. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable Legal Requirements, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to any Loan Document or the transactions contemplated thereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 13.24.

Section 13.25.         USA Patriot Act. Each Lender and L/C Issuer that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Borrower that pursuant to the requirements of the Act, it is required to obtain, verify, and record information that identifies such Borrower, which information includes the name and address of the Borrowers and other information that will allow such Lender or L/C Issuer to identify the Borrowers in accordance with the Act.

Section 13.26.          Confidentiality. Each of the Administrative Agent, the Lenders, and the L/C Issuer severally agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors to the extent any such Person has a need to know such Information (it being understood that the Persons to whom such disclosure is made will first be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) including in connection with pledges and assignments permitted under Section 13.13(c) hereof, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 13.26, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower or any Subsidiary and its obligations, (g) with the prior written consent of the Borrower Representative, (h) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 13.26 or (B) becomes available to the Administrative Agent, any Lender or the L/C Issuer on a non-confidential basis from a source other than a Borrower or any Subsidiary or any of their directors, officers, employees or agents, including accountants, legal counsel and other advisors, (i) to rating agencies if requested or required by such agencies in connection with a rating relating to the Loans or Commitments hereunder (it being understood that, prior to any such disclosure to any rating agency, such rating agency shall undertake, pursuant to an agreement substantially similar to this Section 13.26, to preserve the confidentiality of the Information), or (j) to entities which compile and publish information about the syndicated loan market, provided that only basic information about the pricing and structure of the transaction evidenced hereby may be disclosed pursuant to this subsection (j). For purposes of this Section 13.26, “Information” means all information received from the Parent, the Borrowers or any of the Subsidiaries or from any other Person on behalf of the Parent, the Borrowers or any Subsidiary relating to the Parent, the Borrowers or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a non-confidential basis prior to disclosure by the Parent, the Borrowers or any of its Subsidiaries or from any other Person on behalf of the Parent, the Borrowers or any of the Subsidiaries.

Section 13.27.         Currency. Each reference in this Agreement to U.S. Dollars or to an Alternative Currency (the “relevant currency”) is of the essence. To the fullest extent permitted by law, the obligation of the Borrowers and each Guarantor in respect of any amount due in the relevant currency under this Agreement shall, notwithstanding any payment in any other currency (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in the relevant currency that the Person entitled to receive such payment may, in accordance with normal banking procedures, purchase with the sum paid in such other currency (after any premium and costs of exchange) on the Business Day immediately following the day on which such Person receives such payment. If the amount of the relevant currency so purchased is less than the sum originally due to such Person in the relevant currency, the Borrowers or relevant Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Person against such loss, and if the amount of the specified currency so purchased exceeds the sum of (a) the amount originally due to the relevant Person in the specified currency plus (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Person under Section 13.8 hereof, such Person agrees to remit such excess to the Borrowers.

Section 13.28.         Joint and Several. Each of the Borrowers (each a “Borrower Loan Party”) hereby acknowledges and agrees that each reference to “Borrower” in this Agreement shall be deemed a reference to each Borrower Loan Party collectively and each Borrower Loan Party hereby acknowledge and agree that it has joint and several liability on the Loans, Notes, Reimbursement Obligations and on all obligations owed by the Borrowers under this Agreement and that such liability is absolute and unconditional and shall not in any manner be affected or impaired by any of acts or omissions whatsoever by the Lenders, and without limiting the generality of the foregoing, each Borrower Loan Party’s joint and several liability on the Loans, Notes, Reimbursement Obligations and under this Agreement shall not be impaired by any acceptance by the Lenders of any other security for or guarantors upon the Loans, Notes, Reimbursement Obligations or any obligations under this Agreement or by any failure, neglect or omission on the Lenders’ part to resort to any one or all of the Borrower Loan Parties for payment of the Loans, Notes, Reimbursement Obligations or the obligations under this Agreement or to realize upon or protect any collateral security therefor. Each Borrower Loan Party’s joint and several liability on the Loans, Notes, Reimbursement Obligations and under this Agreement shall not in any manner be impaired or affected by who receives or uses the proceeds of the Loans, Reimbursement Obligations or for what purposes such proceeds are used, and each Borrower Loan Party waives notice of borrowing requests issued by, and loans made to, other Borrower Loan Parties. Such joint and several liability of each Borrower shall also not be impaired or affected by (and each Lender, without notice to anyone, is hereby authorized to make from time to time) any sale, pledge, surrender, compromise, settlement, release, renewal, extension, indulgence, alteration, substitution, exchange, change in, modification or disposition of any collateral security for the Loans, Notes, Reimbursement Obligations or the obligations under this Agreement or of any guaranty thereof. In order to enforce payment of the Loans, Notes, Reimbursement Obligations and the Borrower Loan Parties’ obligations under this Agreement, foreclose or otherwise realize on any collateral security therefor, and to exercise the rights granted to the Administrative Agent hereunder and thereunder and under applicable law, the Administrative Agent shall be under no obligation at any time to first resort to any collateral security, property, liens or any other rights or remedies whatsoever, and the Lenders shall have the right to enforce the Loans, Notes, Reimbursement Obligations and the Borrower Loan Parties’ obligations under this Agreement irrespective of whether or not other proceedings or steps are pending seeking resort to or realization upon or from any of the foregoing. By its acceptance below, each Borrower Loan Party hereby expressly waives and surrenders any defense to its joint and several liability on the Loans, Notes or Reimbursement Obligations under this Agreement based upon any of the foregoing. In furtherance thereof, each Borrower Loan Party agrees that wherever in this Agreement it is provided that a Borrower Loan Party is liable for a payment such obligation is the joint and several obligation of each Borrower Loan Party.

Section 13.29.         Information Regarding Borrowers and Guarantors. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, each of the Borrowers and the Guarantors may change its (i) corporate name, (ii) jurisdiction of incorporation or organization, (iii) organizational identification number and/or (iv) its principal place of business, in each case, in accordance with the terms of the Security Agreement.

[Signature Pages to Follow]

This Credit Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

“Borrower”

GFA Brands, Inc.

By	/s/ Christine Sacco
Name: Christine Sacco
Title: Chief Financial Officer

Glutino USA, Inc.

By	/s/ Christine Sacco
Name: Christine Sacco
Title: Chief Financial Officer

UHF Acquisition Corp.

By	/s/ Christine Sacco
Name: Christine Sacco
Title: Chief Financial Officer

Udi’s Healthy Foods, LLC

By	/s/ Christine Sacco
Name: Christine Sacco
Title: Chief Financial Officer

“Guarantors”

Smart Balance, Inc.

By	/s/ Christine Sacco
Name: Christine Sacco
Title: Chief Financial Officer

[Signature Page to Credit Agreement]

SB Glutino, L.P.

By:	Smart Balance, Inc., its general partner

By	/s/ Christine Sacco
Name: Christine Sacco
Title: Chief Financial Officer

[Signature Page to Credit Agreement]

“L/C Issuer, Administrative Agent and Swing Line Lender ”

Bank of Montreal, as L/C Issuer,
Administrative Agent and Swing Line Lender

By	/s/ Philip Langheim
Name: Philip Langheim
Title: Managing Director

[Signature Page to Credit Agreement]

“Lenders”

Bank of Montreal, as a Lender

By	/s/ Philip Langheim
Name: Philip Langheim
Title: Managing Director

[Signature Page to Credit Agreement]

Citibank, N.A., as a Lender

By	/s/ Kevin Johns
Name: Kevin Johns
Title: Vice President

[Signature Page to Credit Agreement]

ING Capital LLC, as a Lender

By	/s/ William B. Redmond
Name: William B. Redmond
Title: Managing Director

[Signature Page to Credit Agreement]

Solar Senior Capital Ltd., as a Lender

By	/s/ David Mait
Name: David Mait
Title: Authorized Signatory

[Signature Page to Credit Agreement]

Suns SPV LLC, as a Lender

By	/s/ David Mait
Name: David Mait
Title: Authorized Signatory

[Signature Page to Credit Agreement]

Churchill Financial Cayman Ltd., as a Lender

By: Churchill Financial LLC, as its Collateral Manager

By	/s/ David Montague
Name: David Montague
Title: Vice President

[Signature Page to Credit Agreement]

Farm Credit Services of America, PCA, as a Lender

By	/s/ Curt A. Brown
Name: Curt A Brown
Title: Vice President

[Signature Page to Credit Agreement]

United FCS, PCA d/b/a FCS Commercial Finance Group, as a Lender

By	/s/ Warren Shoen
Name: Warren Shoen
Title: Senior Vice President

[Signature Page to Credit Agreement]

Exhibit A

Notice of Payment Request

[Date]

[Name of Lender]

[Address]

Attention:

Reference is made to that certain Credit Agreement, dated as of July 2, 2012, among GFA Brands, Inc., Glutino USA, Inc., UHF Acquisition Corp., Udi’s Healthy Foods, LLC, the Guarantors party thereto, the Lenders party thereto, and Bank of Montreal, as Administrative Agent (as extended, renewed, amended or restated from time to time, the “Credit Agreement”). Capitalized terms used herein and not defined herein have the meanings assigned to them in the Credit Agreement. [The Borrowers have failed to pay its Reimbursement Obligation in the amount of $____________. Your Revolver Percentage of the unpaid Reimbursement Obligation is $_____________] or [__________________________ has been required to return a payment by the Borrowers of a Reimbursement Obligation in the amount of $_______________. Your Revolver Percentage of the returned Reimbursement Obligation is $_______________.]

Very truly yours,

,
as L/C Issuer

By
Name
Title

Exhibit B

Notice of Borrowing

Date:____________, ____

To:	Bank of Montreal, as Administrative Agent for the Lenders parties to that certain Credit Agreement dated as of July 2, 2012 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), among GFA Brands, Inc., Glutino USA, Inc., UHF Acquisition Corp., Udi’s Healthy Foods, LLC, the Guarantors party thereto, certain Lenders which are signatories thereto, and Bank of Montreal, as Administrative Agent

Ladies and Gentlemen:

The undersigned, _________________ (the “Borrower”), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 1.6 of the Credit Agreement, of the Borrowing specified below:

1.          The Business Day of the proposed Borrowing is ___________, ____.1

2.          The aggregate amount of the proposed Borrowing is $______________.

3.          The Borrowing is being advanced under the [Revolving] [Term] Credit.

4.          The Borrowing is to be comprised of $___________ of [Base Rate] [Eurocurrency] Loans.

[5.          The duration of the Interest Period for the Eurocurrency Loans included in the Borrowing shall be ____________ months.]2

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

(a)          the representations and warranties of the Borrowers contained in Section 6 of the Credit Agreement are true and correct in all material respects as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date); and

(b)          no Default or Event of Default exists or would result from such proposed Borrowing.

[1]	Notice must be delivered by 11 am Chicago time (i) 4 Business days prior to the funding date for Eurocurrency Loans denominated in an Alternative Currency, (ii) 3 Business Days prior to the funding date for Eurocurrency Loans denominated in U.S. Dollars, and (iii) on the funding date for Base Rate Loans.

[2]	Select 1, 2, 3 or 6 months, or if available to all Lenders, 9 or 12 months.

By
Name
Title

Exhibit C

Notice of Continuation/Conversion

Date: ____________, ____

To:	Bank of Montreal, as Administrative Agent for the Lenders parties to that certain Credit Agreement dated as of July 2, 2012 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”) among GFA Brands, Inc., Glutino USA, Inc., UHF Acquisition Corp., Udi’s Healthy Foods, LLC, the Guarantors party thereto, certain Lenders which are signatories thereto, and Bank of Montreal, as Administrative Agent

Ladies and Gentlemen:

The undersigned, _________________ (the “Borrower”), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 1.6 of the Credit Agreement, of the [conversion] [continuation] of the Loans specified herein, that:

1.          The conversion/continuation Date is __________, ____.3

2.          The aggregate amount of the [Revolving] [Term] Loans to be [converted] [continued] is $______________.

3.          The Loans are to be [converted into] [continued as] [Eurocurrency] [Base Rate] Loans.

4.          [If applicable:] The duration of the Interest Period for the [Revolving] [Term] Loans included in the [conversion] [continuation] shall be _________ months.4

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the proposed conversion/continuation date, before and after giving effect thereto and to the application of the proceeds therefrom:

(a)          the representations and warranties of the Borrowers contained in Section 6 of the Credit Agreement are true and correct in all material respects as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date); provided, however, that this condition shall not apply to the conversion of an outstanding Eurocurrency Loan to a Base Rate Loan; and

[3]	Notice of a continuation of a Eurocurrency Loan denominated in U.S. Dollars or a conversion of a Base Rate Loan into a Eurocurrency Loan must be delivered by 10 am Chicago time 3 Business Days prior to the continuation/conversion date. Notice of a continuation of a Eurocurrency Loan denominated in an Alternative Currency must be delivered by 12 noon Chicago time 4 Business Days prior to the continuation date.

[4]	Specify 1, 2, 3 or 6 months, or if available to all Lenders, 9 or 12 months, as applicable

(b)          no Default or Event of Default exists, or would result from such proposed [conversion] [continuation].

By
Name
Title

Exhibit D-1

Term Note

____________, _______

For Value Received, the undersigned, GFA Brands, Inc., a Delaware corporation, Glutino USA, Inc., a Delaware corporation, UHF Acquisition Corp., a Delaware Corporation, and Udi’s Healthy Foods, LLC, a Colorado limited liability company (the “Borrowers”), hereby promise to pay to _________________________ (the “Lender”) or its registered assigns at the principal office of the Administrative Agent in Chicago, Illinois (or such other location as the Administrative Agent may designate to the Borrowers), in immediately available funds, the principal sum of the aggregate unpaid principal amount of all Term Loans made or maintained by the Lender to the Borrowers pursuant to the Credit Agreement, in installments in the amounts called for by Section 1.8(a) of the Credit Agreement, commencing on September 30, 2012, together with interest on the principal amount of such Term Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

This Note is one of the Term Notes referred to in the Credit Agreement dated as of July 2, 2012, among the Borrowers, the Guarantors party thereto, the Lenders and L/C Issuer parties thereto, and Bank of Montreal, as Administrative Agent (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement.

This Note, and the rights and duties of the parties hereto, shall be construed and determined in accordance with the laws of the State of New York (including Section 5-1401 and Section 5-1402 of the General Obligations law of the State of New York) without regard to conflicts of law principles that would require application of the laws of another jurisdiction.

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

GFA Brands, Inc.

By
Name
Title

Glutino USA, Inc.

By
Name
Title

UHF Acquisition Corp.

By
Name
Title

Udi’s Healthy Foods, LLC

By
Name
Title

Exhibit D-2

Revolving Note

____________, ______

For Value Received, the undersigned, GFA Brands, Inc., a Delaware corporation, Glutino USA, Inc., a Delaware corporation, UHF Acquisition Corp., a Delaware Corporation and Udi’s Healthy Foods, LLC, a Colorado limited liability company (the “Borrowers”), hereby promise to pay to ____________________ (the “Lender”) or its registered assigns on the Revolving Credit Termination Date of the hereinafter defined Credit Agreement, at the principal office of the Administrative Agent, in Chicago, Illinois (or such other location as the Administrative Agent may designate to the Borrowers) and in the case of Eurocurrency Loans denominated in an Alternative Currency, at such office as the Administrative Agent has previously notified the Borrowers in the currency of such Loan in accordance with Section 3.1 of the Credit Agreement, in each case, in immediately available funds, the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrowers pursuant to the Credit Agreement, together with interest on the principal amount of each Revolving Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

This Note is one of the Revolving Notes referred to in the Credit Agreement dated as of July 2, 2012, among the Borrowers, the Guarantors party thereto, the Lenders and L/C Issuer parties thereto, and Bank of Montreal, as Administrative Agent (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement.

This Note, and the rights and duties of the parties hereto, shall be construed and determined in accordance with the laws of the State of New York (including Section 5-1401 and Section 5-1402 of the General Obligations law of the State of New York) without regard to conflicts of law principles that would require application of the laws of another jurisdiction.

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

GFA Brands, Inc.

By
Name
Title

Glutino USA, Inc.

By
Name
Title

UHF Acquisition Corp.

By
Name
Title

Udi’s Healthy Foods, LLC

By
Name
Title

Exhibit D-3

Swing Note

U.S. $_____________	____________, ___

For Value Received, the undersigned, GFA Brands, Inc., a Delaware corporation, Glutino USA, Inc., a Delaware corporation, UHF Acquisition Corp., a Delaware Corporation and Udi’s Healthy Foods, LLC, a Colorado limited liability company (the “Borrowers”), hereby promises to pay to ___________________ (the “Lender”) or its registered assigns on the Revolving Credit Termination Date of the hereinafter defined Credit Agreement, at the principal office of the Administrative Agent in Chicago, Illinois (or such other location as the Administrative Agent may designate to the Borrower), in immediately available funds, the principal sum of _______________________________ Dollars ($____________) or, if less, the aggregate unpaid principal amount of all Swing Loans made by the Lender to the Borrowers pursuant to the Credit Agreement, together with interest on the principal amount of each Swing Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

This Note is the Swing Note referred to in the Credit Agreement dated as of July 2, 2012, among the Borrowers, the Guarantors party thereto, the Lenders and L/C Issuer party thereto, and Bank of Montreal, as Administrative Agent (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement.

This Note, and the rights and duties of the parties hereto, shall be construed and determined in accordance with the laws of the State of New York (including Section 5-1401 and Section 5-1402 of the General Obligations law of the State of New York) without regard to conflicts of law principles that would require application of the laws of another jurisdiction.

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

GFA Brands, Inc.

By
Name
Title

Glutino USA, Inc.

By
Name
Title

UHF Acquisition Corp.

By
Name
Title

Udi’s Healthy Foods, LLC

By
Name
Title

Exhibit E

GFA Brands, Inc.

Compliance Certificate

To:	Bank of Montreal, as Administrative Agent under, and the Lenders and L/C Issuer parties to, the Credit Agreement described below

This Compliance Certificate is furnished to the Administrative Agent, the L/C Issuer, and the Lenders pursuant to that certain Credit Agreement dated as of July 2, 2012, among GFA Brands, Inc., Glutino USA, Inc., UHF Acquisition Corp., Udi’s Healthy Foods, LLC, the Guarantors party thereto, certain Lenders which are signatories thereto, and Bank of Montreal, as Administrative Agent (as extended, renewed, amended or restated from time to time, the “Credit Agreement”). Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

The Undersigned hereby certifies that:

1.          I am the duly elected ____________ of GFA Brands, Inc.;

2.          I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Parent, the Borrowers and their respective Subsidiaries during the accounting period covered by the attached financial statements;

3.          The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth below;

4.          The financial statements required by Section 8.5[(a)][(b)] of the Credit Agreement and being furnished to you concurrently with this Compliance Certificate are true, correct and complete in all material respects as of the date and for the periods covered thereby, provided that with respect to any quarterly statements delivered, such statements are subject to normal year-end audit adjustments and the absence of required footnote disclosures; and

5.          The Schedule I hereto sets forth financial data and computations evidencing the Borrowers’ compliance with certain covenants of the Credit Agreement, all of which data and computations are, to the best of my knowledge, true, complete and correct and have been made in accordance with the relevant Sections of the Credit Agreement.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrowers have taken, are taking, or propose to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ______ day of __________________ 20___.

GFA Brands, Inc.

By
Name
Title

Schedule I

to Compliance Certificate

GFA Brands, Inc.

Glutino USA, Inc.

UHF Acquisition Corp.

Udi’s Healthy Foods, LLC

Compliance Calculations

for Credit Agreement

dated as of July 2, 2012

Calculations as of _____________, _______

A. Total Funded Debt/EBITDA Ratio (Section 8.23(a))

1. Total Funded Debt	$	___________

2. Available Cash		___________

3. Line A1 minus A2		___________

4. Net Income for past 4 quarters		___________

5. Interest Expense for past 4 quarters		___________

6. Taxes for past 4 quarters		___________

7. Depreciation of fixed assets and amortization of intangible assets for past 4 quarters		___________

8. Non-cash equity compensation (including, without limitation, dividend equivalent rights with respect to stock options, restricted stock units, phantom stock or similar compensation-based plans or arrangements) for past 4 quarters		___________

9. Non-cash warrant expenses for past 4 quarters		___________

10. Write off or amortization of deferred financing costs for past 4 quarters		___________

11. Net after tax extraordinary gains or losses or income or expense or charge reducing (or increasing) Net Income with respect to such period or any other non-recurring expenses, losses and charges reducing Net Income (in the case of such non-recurring expenses, losses and charges) do not represent a cash item		___________

12. Fees and expenses incurred in respect of the execution and delivery of the Credit Agreement, the Closing Date Acquisition and the related transactions		___________

13. In connection with the Closing Date Acquisition and any future Permitted Acquisitions any net after tax extraordinary, nonrecurring or unusual gains or losses or income or expense or charge (less all fees and expenses relating thereto), whether cash or non-cash, including, bonuses payable, any “change of control” payments, and expenses in connection with the exercise of stock options by certain holders of options in the Target and/or the Acquired Business that is the subject of such Permitted Acquisition	___________

14. Costs incurred in connection with implementing synergies as part of the Closing Date Acquisition, provided that no more than $3,000,000 in the aggregate may be added back during the term of the Credit Agreement and all such costs and expenses shall have been incurred on or prior to the last day of the Parent’s fiscal quarter ending December 31, 2014	___________

15. Non-cash purchase accounting charges incurred during past 4 quarters	___________

16. Non-cash losses arising from mark-to-market adjustments of hedging transactions permitted under the Credit Agreement during past 4 quarters	___________

17. Integration or reorganization expenses (including, without limitation, severance, relocation, plant consolidation and related items) arising directly or indirectly from the Glutino Acquisition or the Closing Date Acquisition in an aggregate amount not to exceed $6,000,000; provided, however, such integration or reorganization expenses must be incurred and paid on or prior to December 31, 2015	___________

18. Any fees and expenses related to the Glutino Acquisition to the extent not directly or indirectly paid by the Borrowers or any Guarantor after the date of the Glutino Acquisition, provided that (A) no amounts shall be added back in any fiscal quarter of the Parent after its fiscal quarter ending on or about September 30, 2012, and (B) it being understood and agreed that the aggregate amount added back shall be without duplication of the specified EBITDA amounts	___________

19. Settlements or damage awards with respect to any class-action lawsuit in an amount not to exceed $500,000 during any period and $2,000,000 in the aggregate during the term of the Credit Agreement	___________

20. Any write-off of any capitalized fees and expenses with respect to enforcing the rights of the Parent or its Subsidiaries under any patent or patent application	___________

21. Cumulative effect of changes in accounting principles as required by GAAP during past 4 quarters	___________

22. Long-term incentive compensation for employees of the Target or any of its Subsidiaries (to the extent not paid by any Borrower or Guarantor after the Closing Date)	___________

23. To the extent incurred during past 4 quarters, all costs and expenses in connection with the entering into of the hedging arrangements required by Section 8.22 of the Credit Agreement	___________

24. Cost savings and synergies projected by the Parent in good faith to be realized as part of the Closing Date Acquisition provided that (A) such projected cost savings and synergies are reflected in the Initial Projections, (B) no amounts shall be added back pursuant to this clause in any fiscal quarter of the Parent after its fiscal quarter ending on or about December 31, 2014, and (C) it being understood and agreed that the aggregate amount added back shall be equal to $3,000,000 net of the amount of actual salary and benefits cost savings realized from head count reductions from and after the Closing Date	___________

25. Sum of Lines A4, A5, A6, A7, A8, A9, A10, A11, A12, A13, A14, A15, A16, A17, A18, A19, A20, A21, A22, A23 and A24	___________

26. Non-cash gains arising from mark-to-market adjustments of hedging transactions during past 4 quarters	___________

27. Line A25 minus Line A26 (“EBITDA”)[5]	___________

[5]	For the purposes of calculating the financial maintenance covenants set forth in Section 8.23 of the Credit Agreement as of the end of each fiscal quarter of the Parent for the four fiscal quarter period then ended, (A) the “EBITDA” for the Parent and its Subsidiaries for the fiscal quarters ending September 30, 2011, December 31, 2011 and March 31, 2012 shall for all purposes of the Credit Agreement be deemed to be $12,681,000, $13,571,000 and $14,564,000, respectively and (B) the “EBITDA” for the Target and its Subsidiaries for (x) the calendar months ending April 30, 2012 and May 31, 2012 shall for all purposes of the Credit Agreement be deemed to be $1,419,000 and $1,143,000, respectively and (y) the calendar month ending June 30, 2012 (and any stub period thereafter through and including the Closing Date) shall for all purposes of the Credit Agreement be calculated based on the actual reported numbers for the Target and its Subsidiaries for such calendar month with adjustments consistent with the adjustments to the Target’s and its Subsidiaries “EBITDA” results for the previous 11-month period prior to such calendar month that have already been included in the Credit Agreement for purposes of compliance with the applicable financial covenants and financial tests (which adjustments shall include, but not be limited to, management fees, “change of control” bonuses and expenses incurred in respect of the execution and delivery of the Credit Agreement, the Closing Date Acquisition and the related transactions)

28. Ratio of Line A3 to A27		____:1.0

29. Line A28 ratio must not exceed		____:1.0

30. The Borrowers are in compliance (circle yes or no)		yes/no

B. Interest Coverage Ratio (Section 8.23(b))

1. EBITDA (Line A27 above)	$	___________

2. Interest Expense paid in cash for past 4 quarters[6]	$	___________

3. Ratio of Line B1 to Line B2		____:1.0

4. Line B3 ratio must not be less than		___:1.0

5. The Borrowers are in compliance (circle yes or no)		yes/no

C. Capital Expenditures (Section 8.23(c))

1. Year-to-date Capital Expenditures	$	___________

2. Carry Forward Amount, if permitted	$	___________

3. Sum of Line C1 and C2	$	___________

4. Maximum permitted amount	$	___________

5. Line C3 must be less than	$	___________

6. The Borrowers are in compliance (circle yes or no)		yes/no

[6]	For purposes hereof, Interest Expense for the first four fiscal quarters ending after the Closing Date, shall be deemed to equal the product of (x) the respective amounts described therein for the period from and including the Closing Date and (y) a fraction, the numerator of which is 365 and the denominator of which is the number of calendar days elapsed from and including the Closing Date to and including the last day of such fiscal quarter.

Exhibit F

Additional Guarantor Supplement

______________, ___

Bank of Montreal, as Administrative Agent for the Lenders and L/C Issuer parties to the Credit Agreement dated as of July 2, 2012, among GFA Brands, Inc., Glutino USA, Inc., UHF Acquisition Corp., Udi’s Healthy Foods, LLC, each as a Borrower, the Guarantors referred to therein, the Lenders and L/C Issuer parties thereto from time to time, and the Administrative Agent (as extended, renewed, amended or restated from time to time, the “Credit Agreement”)

Ladies and Gentlemen:

Reference is made to the Credit Agreement described above. Terms not defined herein which are defined in the Credit Agreement shall have for the purposes hereof the meaning provided therein.

The undersigned, [name of Subsidiary Guarantor], a [jurisdiction of incorporation or organization] hereby elects to be a “Guarantor” for all purposes of the Credit Agreement, effective from the date hereof. The undersigned confirms that the representations and warranties set forth in Section 6 of the Credit Agreement are true and correct as to the undersigned as of the date hereof and the undersigned shall comply with each of the covenants set forth in Section 8 of the Credit Agreement applicable to it.

Without limiting the generality of the foregoing, the undersigned hereby agrees to perform all the obligations of a Guarantor under, and to be bound in all respects by the terms of, the Credit Agreement, including without limitation Section 12 thereof, to the same extent and with the same force and effect as if the undersigned were a signatory party thereto.

The undersigned acknowledges that this Agreement shall be effective upon its execution and delivery by the undersigned to the Administrative Agent, and it shall not be necessary for the Administrative Agent, the L/C Issuer, or any Lender, or any of their Affiliates entitled to the benefits hereof, to execute this Agreement or any other acceptance hereof.

This Agreement, and the rights and duties of the parties hereto, shall be construed and determined in accordance with the laws of the State of New York (including Section 5-1401 and Section 5-1402 of the General Obligations law of the State of New York) without regard to conflicts of law principles that would require application of the laws of another jurisdiction.

Very truly yours,

[Name of Subsidiary Guarantor]

By
Name
Title

Exhibit G

Assignment and Acceptance

Dated _____________, _____

Reference is made to the Credit Agreement dated as of July 2, 2012 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”) among GFA Brands, Inc., Glutino USA, Inc., UHF Acquisition Corp., Udi’s Healthy Foods, LLC, the Guarantors party thereto, the Lenders and L/C Issuer parties thereto, and Bank of Montreal, as Administrative Agent (the “Administrative Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.

______________________________________________________ (the “Assignor”) and _________________________ (the “Assignee”) agree as follows:

1.          The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, the amount and specified percentage interest shown on Annex I hereto of the Assignor’s rights and obligations under the Credit Agreement as of the Effective Date (as defined below), including, without limitation, the Assignor’s Commitments as in effect on the Effective Date and the Loans, if any, owing to the Assignor on the Effective Date and the Assignor’s Revolver Percentage of any outstanding L/C Obligations.

2.          The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim, lien, or encumbrance of any kind; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or any Subsidiary or the performance or observance by the Borrowers or any Subsidiary of any of their respective obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.

3.          The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered to the Lenders pursuant to Section 8.5(a) thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; and (v) specifies as its lending office (and address for notices) the offices set forth on its Administrative Questionnaire.

4.          As consideration for the assignment and sale contemplated in Annex I hereof, the Assignee shall pay to the Assignor on the Effective Date in federal funds the amount agreed upon between them. It is understood that commitment and/or letter of credit fees accrued to the Effective Date with respect to the interest assigned hereby are for the account of the Assignor and such fees accruing from and including the Effective Date are for the account of the Assignee. Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and shall promptly pay the same to such other party.

5.          The effective date for this Assignment and Acceptance shall be ___________ (the “Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent and, if required, the Borrower. It is understood that commitment and/or letter of credit fees accrued to the Effective Date with respect to the interest assigned hereby are for the account of the Assignor and such fees accruing from and including the Effective Date are for the account of the Assignee. Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and shall promptly pay the same to such other party.

6.          Upon such acceptance and recording, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

7.          Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Effective Date directly between themselves.

8.          No assignment shall be made to the Parent, any Borrower or any of their respective Affiliates or Subsidiaries or to any Defaulting Lender.

9.          This Assignment and Acceptance, and the rights and duties of the parties hereto, shall be construed and determined in accordance with the laws of the State of New York (including Section 5-1401 and Section 5-1402 of the General Obligations law of the State of New York) without regard to conflicts of law principles that would require application of the laws of another jurisdiction.

[Assignor Lender]

By
Name
Title

[Assignee Lender]

By
Name
Title

Accepted and consented this

____ day of _____________

GFA Brands, Inc.		Glutino USA, Inc.

By		By
	Name		Name
	Title		Title

UHF Acquisition Corp.		Udi’s Healthy Foods, LLC

By		By
	Name		Name
	Title		Title

Accepted and consented to by the Administrative
Agent and L/C Issuer this ___ day of ________

Bank of Montreal,
as Administrative Agent and L/C Issuer

By
Name
Title

Annex I

to Assignment and Acceptance

The assignee hereby purchases and assumes from the assignor the following interest in and to all of the Assignor’s rights and obligations under the Credit Agreement as of the effective date.

Facility Assigned	Aggregate Commitment/Loans For All Lenders		Amount of Commitment/Loans Assigned		Percentage Assigned of Commitment/Loans

Revolving Credit	$	_____________	$	_____________	_____	%

Term Loan	$	_____________	$	_____________	_____	%

Exhibit H

Increase Request7

_______________, ____

To:	Bank of Montreal, as Administrative Agent under Credit Agreement described below

Ladies and Gentlemen:

The undersigned, GFA Brands, Inc., Glutino USA, Inc., UHF Acquisition Corp. and Udi’s Healthy Foods, LLC (the “Borrowers”), hereby refer to the Credit Agreement dated as of July 2, 2012, among the Borrowers, the Guarantors party thereto, the Lenders and L/C Issuer party thereto and you (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”) and requests that the Administrative Agent consent to a(n) [increase in the aggregate Revolving Credit Commitments][making of Incremental Term Loans] (the “Increase”), in accordance with Section 1.16 of the Credit Agreement, to be effected by [an increase in the Revolving Credit][the making of an Incremental Term Loan] of/by [name of existing Lender] [the addition of [name of new Lender] (the “New Lender”) as a Lender under the terms of the Credit Agreement]. Capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

After giving effect to such Increase, the [Revolving Credit Commitment][Incremental Term Loan] of the [Lender] [New Lender] shall be $_____________.8

[Include paragraphs 1-4 for a New Lender]

1.          The New Lender hereby confirms that it has received a copy of the Loan Documents and the exhibits related thereto, together with copies of the documents which were required to be delivered under the Credit Agreement as a condition to the making of the Loans and other extensions of credit thereunder. The New Lender acknowledges and agrees that it has made and will continue to make, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, its own credit analysis and decisions relating to the Credit Agreement. The New Lender further acknowledges and agrees that the Administrative Agent has not made any representations or warranties about the credit worthiness of the Borrowers or any other party to the Credit Agreement or any other Loan Document or with respect to the legality, validity, sufficiency or enforceability of the Credit Agreement or any other Loan Document or the value of any security therefor.

[7]	Request must be delivered at least five (5) Business Days prior to the desired effective date of the increase or the making of such term loan(s).

[8]	Increases must be in minimum amounts of $5,000,000.

2.          Except as otherwise provided in the Credit Agreement, effective as of the date of acceptance hereof by the Administrative Agent, the New Lender (i) shall be deemed automatically to have become a party to the Credit Agreement and have all the rights and obligations of a “Lender” under the Credit Agreement as if it were an original signatory thereto and (ii) agrees to be bound by the terms and conditions set forth in the Credit Agreement as if it were an original signatory thereto.

3.          The New Lender shall deliver to the Administrative Agent an Administrative Questionnaire.

4.          The New Lender has delivered, if appropriate, to the Borrowers and the Administrative Agent (or is delivering to the Borrowers and the Administrative Agent concurrently herewith) the tax documentation referred to in Section 13.1 of the Credit Agreement.

This Agreement, and the rights and duties of the parties hereto, shall be construed and determined in accordance with the laws of the State of New York (including Section 5-1401 and Section 5-1402 of the General Obligations law of the State of New York) without regard to conflicts of law principles that would require application of the laws of another jurisdiction.

The Increase shall be effective when the executed consent of the Administrative Agent is received or otherwise in accordance with Section 1.16 of the Credit Agreement, but not in any case prior to ___________________, ____. It shall be a condition to the effectiveness of the Increase that all expenses referred to in Section 1.16 of the Credit Agreement shall have been paid.

The Borrowers hereby certify that no Default or Event of Default has occurred and is continuing.

Please indicate the Administrative Agent’s consent to such Increase by signing the enclosed copy of this letter in the space provided below.

Very truly yours,

By
Name
Title

[New or Existing Lender increasing commitments or making incremental term loans]

By
Name
Title

The undersigned hereby consents on this __

day of __________________ to the

above-requested Increase

Bank of Montreal, as Administrative Agent

By
Name
Title

Exhibit I

Form of Solvency Certificate

The undersigned, the Chief Financial Officer of GFA Brands, Inc., a Delaware corporation, hereby certifies, in accordance with Section 7.2(p) of that certain Credit Agreement dated as of July 2, 2012, (the “Credit Agreement”), among the Borrowers, Target, the Parent, the Lenders party thereto, the Guarantors party thereto, and Bank of Montreal, as Administrative Agent as provided therein, as follows:

After giving effect to the Closing Date Acquisition, the Parent, the Borrowers, Target and their respective Subsidiaries are, on a consolidated basis, solvent, able to pay their debts as they become due, and have sufficient capital to carry or their business and all business in which they are about to engage.

Capitalized terms used herein but not defined shall have the meanings assigned to such terms in the Credit Agreement.

[Signature Page to Follow]

In Witness Whereof, the undersigned has caused this Solvency Certificate to be duly executed and delivered this ____ day of __________, 2012.

GFA Brands, Inc.

By
Name
	Title:	Chief Financial Officer

Exhibit J

Form of Trademark Collateral Agreement

Trademark Collateral Agreement

This _____ day of ___, 20__, ________, a ___________ (“Debtor”) with its principal place of business and mailing address at _____________, in consideration of ______ and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, grants to Bank of Montreal, a Canadian chartered bank, acting through its Chicago branch (“BMO”), with its mailing address at 115 South LaSalle Street, Chicago, Illinois, acting as administrative agent hereunder for the Secured Creditors as defined in the Security Agreement referred to below, and its successors and assigns (BMO acting as such administrative agent and any successor(s) or assign(s) to BMO acting in such capacity being hereinafter referred to as the “Agent”), for the benefit of the Secured Creditors a continuing security interest in, the following property:

(i)     Each trademark, trademark registration, and trademark application listed on Schedule A hereto, and all of the goodwill of the business connected with the use of, and symbolized by, each such trademark, trademark registration, and trademark application; and

(ii)     All proceeds of the foregoing, including without limitation any claim by Debtor against third parties for damages by reason of past, present or future infringement of any trademark, trademark registration, or trademark application listed on Schedule A hereto or by reason of injury to the goodwill associated with any such trademark, trademark registration, or trademark application, in each case together with the right to sue for and collect said damages;

to secure the payment and performance of all Secured Obligations of Debtor as set out in that certain Security Agreement Re: Intellectual Property bearing even date herewith between Debtor and Agent, as the same may be amended, modified, or restated from time to time (the “Security Agreement”).

Notwithstanding anything herein to the contrary, this Trademark Collateral Agreement shall not operate as a sale, transfer, conveyance or other assignment to Agent of any applications by Debtor for a trademark based on an intent to use the same if and so long as such application is pending without a Statement of Use having been filed and accepted (such pending applications which are based on intent to use being hereinafter referred to collectively as “Intent-To-Use Applications”), but rather, if and so long as Debtor’s Intent-To-Use Application is pending without a Statement of Use having been filed and accepted, then this Trademark Collateral Agreement shall operate only to create a security interest for collateral purposes in favor of Agent on such Intent-To-Use Application as collateral security for the Secured Obligations. When a Statement of Use is filed and accepted by the Trademark Office, then that application shall cease to be partly exempted from this Agreement.

Debtor does hereby further acknowledge and affirm that the rights and remedies of Agent with respect to the security interest in the trademarks, trademark registrations, and trademark applications made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein.

In Witness Whereof, Debtor has caused this Trademark Collateral Agreement to be duly executed as of the date and year last above written.

[Debtor]
By
Name
Title

Accepted and agreed to as of the date and year last above written.

Bank of Montreal
By
Name
Title

Schedule A

To Trademark Collateral Agreement

Registered Trademarks
And Trademark Applications

Exhibit K

Form of Patent Collateral Agreement

Patent Collateral Agreement

This ____ day of _____, 20__, ________, a ___________ (“Debtor”) with its principal place of business and mailing address at _____________, in consideration of ______ and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, grants to Bank of Montreal, a Canadian chartered bank, acting through its Chicago branch (“BMO”), with its mailing address at 115 South LaSalle Street, Chicago, Illinois, acting as administrative agent hereunder for the Secured Creditors as defined in the Security Agreement referred to below, and its successors and assigns (BMO acting as such administrative agent and any successor(s) or assign(s) to BMO acting in such capacity being hereinafter referred to as the “Agent”), for the benefit of the Secured Creditors a continuing security interest in, the following property:

(i)     Each patent and patent application listed on Schedule A hereto and all of the inventions described and claimed therein and any and all reissues, continuations, continuations-in-part or extensions thereof; and

(ii)     All proceeds of the foregoing, including without limitation any claim by Debtor against third parties for damages by reason of past, present or future infringement of any patent or patent application listed on Schedule A hereto, in each case together with the right to sue for and collect said damages;

to secure the payment and performance of all Secured Obligations of Debtor as set out in that certain Security Agreement Re: Intellectual Property bearing even date herewith between Debtor, certain affiliates of Debtor, and Agent, as the same may be amended, modified, or restated from time to time (the “Security Agreement”).

Debtor does hereby further acknowledge and affirm that the rights and remedies of Agent with respect to the security interest in the patents and patent applications made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein.

In Witness Whereof, Debtor has caused this Patent Collateral Agreement to be duly executed as of the date and year last above written.

[Debtor]
By
Name
Title

Accepted and agreed to as of the date and year last above written.

Bank of Montreal, as Agent
By
Name
Title

Schedule A

To Patent Collateral Agreement

U.S. Patents

Pending U.S. Patent Applications